Exhibit 10.1

EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT

This Eighth Amendment to Third Amended and Restated Loan Agreement, dated the 11th day of February, 2026, by and among Matthews International Corporation, a Pennsylvania corporation (the “US Borrower”), and Matthews Europe GmbH, a limited liability company organized under the laws of Germany (the “German Borrower”) (the US Borrower and the German Borrower are each a “Borrower” and, collectively, the “Borrowers”), and Citizens Bank, N.A., a national banking association, in its capacity as administrative agent for the Banks (as defined in the Loan Agreement (as hereinafter defined) (in such capacity, the “Agent”) (this “Amendment”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Third Amended and Restated Loan Agreement, dated March 27, 2020, by and among the US Borrower, the Banks party thereto, the Agent, PNC Bank, National Association, a national banking association, Truist Bank, a North Carolina banking corporation, JPMorgan Chase Bank, N.A., a national banking association, Wells Fargo Bank, N.A., a national banking association (the foregoing, each in its capacity as a syndication agent for the Banks, individually and collectively, the “Original Syndication Agent”), and Bank of America, N.A., a national banking association, in its capacity as documentation agent for the Banks (in such capacity, the “Original Documentation Agent”) (the Original Documentation Agent, together with all other documentation agents for the Banks, as applicable, individually and collectively, the “Documentation Agent”), as amended by that certain: (i) First Amendment to Third Amended and Restated Loan Agreement, dated March 30, 2021, by and among the Borrowers, the Banks party thereto, the Agent, TD Bank, N.A., a national banking association, and Bank of America, N.A., a national banking association, each in its capacity as syndication agent for the Banks (in such capacity and together with the Original Syndication Agent, individually and collectively, the “Syndication Agent”), and the Documentation Agent; (ii) Second Amendment to Third Amended and Restated Loan Agreement, dated December 27, 2021, by and among the Borrowers, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent; (iii) Third Amendment to Third Amended and Restated Loan Agreement, dated July 1, 2022, by and among the Borrowers, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent; (iv) Fourth Amendment to Third Amended and Restated Loan Agreement, dated March 17, 2023, by and among the Borrowers, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent; (v) Fifth Amendment to Third Amended and Restated Loan Agreement, dated January 31, 2024, by and among the Borrowers, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent; (vi) Sixth Amendment to Third Amended and Restated Loan Agreement, dated September 23, 2024, by and among the Borrowers, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent; and (vii) Seventh Amendment to Third Amended and Restated Loan Agreement, dated May 1, 2025, by and among the Borrowers, the Banks party thereto, the Agent, the Syndication Agent and the Documentation Agent (as may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”), the Banks agreed, among other things, to extend a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed Seven Hundred Fifty Million and 00/100 Dollars ($750,000,000.00); and

WHEREAS, the Borrowers desire to amend certain provisions of the Loan Agreement and the Agent shall permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement unless the context clearly indicates otherwise.

2. Effective as of the Effective Date (as defined below), the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached hereto as Annex A.

3. The provisions of Section 2 and 4 of this Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent (the date of such effectiveness, the “Effective Date”):

(a) this Amendment, duly executed by the Borrowers and the Majority Banks;

(b) payment of all arranger and/or upfront fees, as applicable, to each Bank and payment of all other fees and expenses owed to the Agent and its counsel in connection with this Amendment and the Loan Agreement;

(c) the documents listed in the Closing Agenda set forth on Exhibit 1 attached hereto and made a part hereof; and

(d) such other documents, deliverables and/or evidence reasonably required by the Agent in connection with the transactions contemplated hereby.

4. Pursuant to Section 5(a) of the Security Agreement, each of the Grantors (as defined therein) agreed, among other things, that except upon thirty (30) days’ prior written notice to the Agent and delivery to the Agent of all documents, certificates and information reasonably requested by the Agent to maintain the validity, perfection and priority of the Security Interests (as defined in the Security Agreement) of the Agent in the Collateral (as defined in the Security Agreement), the Grantors will not, change any Grantor’s legal name or any trade name used to identify it in the conduct of its business or in the ownership of its properties. The Borrowers have informed the Agent that each of SGK LLC, Schawk Holdings Inc., and Schawk Worldwide Holdings Inc., changed its legal name and failed to give thirty (30) days’ prior written notice to the Agent in accordance with Section 5(a) of the Security Agreement. and, as a result of the foregoing, Events of Default have occurred under Section 7.01(g) of the Loan Agreement

(collectively, the “Specified Defaults”). Notwithstanding the foregoing, the Borrowers have requested that the Agent and the Majority Banks waive the Specified Defaults. The Agent and the Majority Banks agree to waive the Specified Defaults. Except as expressly described in this Amendment, this waiver shall not constitute (a) a modification or an alteration of the terms, conditions or covenants of the Loan Documents or (b) a waiver, release or limitation upon the Agent and the Banks’ exercise of any of their rights and remedies thereunder, which are hereby expressly reserved. This waiver shall not relieve or release any Loan Party in any way from any of such Loan Party’s respective duties, obligations, covenants or agreements under the Loan Documents or from the consequences of any Event of Default thereunder, except as expressly described above. This waiver shall not obligate the Agent or any Bank, or be construed to require the Agent or any Bank, to waive any other Events of Default, whether now existing or which may occur after the date of this Amendment.

5. The US Borrower acknowledges and agrees that each and every document, instrument or agreement which secures payment of the US Borrower’s Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Security Agreements continue to secure prompt payment when due of each Borrower’s Indebtedness under the Loan Agreement

6. Each Borrower hereby reconfirms and reaffirms, as of the date hereof, all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Loan Agreement and the other Loan Documents, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement.

7. Each Borrower hereby represents and warrants to the Agent as of the date hereof that (i) such Borrower has the legal power and authority to execute and deliver this Amendment, (ii) the officers of such Borrower executing this Amendment have been duly authorized to execute and deliver the same and bind such Borrower with respect to the provisions hereof, (iii) the execution and delivery hereof by such Borrower and the performance and observance by such Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed herewith or therewith, do not violate or conflict with the organizational documents of such Borrower or any Law applicable to such Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against such Borrower, and (iv) this Amendment, the Loan Agreement and the documents executed or to be executed by such Borrower in connection herewith or therewith constitute valid and binding obligations of such Borrower in every respect, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

8. Each Borrower represents and warrants that as of the date hereof, except for the Specified Defaults, which are being waived pursuant to this Amendment, immediately prior to and after giving effect to the amendments set forth in this Amendment no Potential Default or Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this Amendment or the performance or observance of any provision hereof.

9. Each Borrower hereby voluntarily and knowingly forever releases, discharges, waives and relinquishes any and all claims, demands, causes of action of every kind and nature whatsoever, whether in law, in equity or before an administrative agency, whether known or unknown, direct or indirect, fixed or contingent, whether heretofore asserted or not, and whether arising based on a tort or breach of contractual or other duty, arising under or in connection with this Amendment, any other document executed in connection therewith or the transactions contemplated hereby or thereby based on the acts or omissions of the Agent, any Bank and any of their respective past and present officers, directors, managers, employees, partners, agents, shareholders, members, trustees, predecessors, successors, and assigns (the “Released Parties”) existing on or before the date hereof, that any such Borrower ever had, has or may have against the Released Parties.

10. This Amendment shall not constitute a novation of the Loan Agreement or any of the Loan Documents. Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Banks or the Agent under the Loan Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document. Except as modified by this Amendment and Annex A attached hereto, each and every term, condition, obligation, covenant and agreement contained in the Loan Agreement or any other Loan Document is hereby ratified and reaffirmed in all respects and shall continue in full force and effect. Each Borrower reaffirms its Loan Document Obligations, including obligations (whether direct, as a guarantor or otherwise), liabilities and indebtedness, under the Loan Documents to which it is party and its grant and the validity of the Liens granted by it in the Collateral under the applicable Loan Documents, and all financing statements and all other recordings and filings previously made, recorded or filed are intended to and do secure all of its Loan Document Obligations and perfect all Liens granted by it in the Collateral, in each case to the extent provided in such Loan Documents, with all such Liens continuing in full force and effect after giving effect to this Amendment. This Amendment shall constitute a Loan Document for purposes of the Loan Agreement, and from and after the date hereof, all references to the Loan Agreement in any Loan Document and all references in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement shall, unless expressly provided otherwise, refer to the Loan Agreement as amended by this Amendment.

11. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Agent to accept electronic signature counterparts in any form or format and (y) Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Amendment or any document signed in connection with this Amendment and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

12. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to any conflict of law principles thereof. Each Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Amendment to be duly executed, as a document under seal, by their duly authorized officers on the day and year first above written.

BORROWERS:

Matthews International Corporation

By:	/s/ Daniel E. Stopar (SEAL)
Name: Daniel E. Stopar
Title: Chief Financial Officer and Treasurer

Matthews Europe GmbH

By:	/s/ Brandon Babe (SEAL)
Name: Brandon Babe
Title: President, Managing Director

[Bank Signature Pages Follow]

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

Citizens Bank, N.A., as Agent and for itself as a Bank

By:	/s/ A. Paul Dawley
Name: A. Paul Dawley
Title: Senior Vice President

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

JPMorgan Chase Bank, N.A., as a Bank

By:	/s/ Bam Fakorede
Name: Bam Fakorede
Title: Vice President

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

HSBC Bank USA, National Association, as a Bank

By:	/s/ Jillian Clemons
Name: Jillian Clemons
Title: SVP

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

TD Bank, N.A., as a Bank

By:	/s/ Steven Fahringer
Name: Steven Fahringer
Title: Director

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

First National Bank of Pennsylvania, as a Bank

By:	/s/ M. Claire Harshbarger
Name: M. Claire Harshbarger
Title: Vice President

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

Truist Bank, as a Bank

By:	/s/ Chris Hursey
Name: Chris Hursey
Title: Director

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

Wells Fargo Bank, N.A., as a Bank

By:	/s/ Kevin Valenta
Name: Kevin Valenta
Title: Executive Director

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

PNC Bank, National Association, as a Bank

By:	/s/ Scott Colcombe
Name: Scott Colcombe
Title: MD - SVP

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

Citibank, N.A., as a Bank

By:	/s/ Matthew Sullivan
Name: Matthew Sullivan
Title: Director

[SIGNATURE PAGE TO EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT]

M&T Bank, as a Bank

By:	/s/ Donna J. Emhart
Name: Donna J. Emhart
Title: Director

ANNEX A

[See attached]

~~CONFORMED COMPOSITE THROUGH THE SEVENTH~~ANNEX A TO EIGHTH AMENDMENT ~~(LEGAL WORK PRODUCT AND NOT TO BE RELIED UPON)~~

THIRD AMENDED AND RESTATED

LOAN AGREEMENT

by and among

MATTHEWS INTERNATIONAL CORPORATION

and

THE BANKS PARTY HERETO,

CITIZENS BANK, N.A., as Administrative Agent,

CITIZENS BANK, N. A., Joint Lead Arranger and Joint Bookrunner

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner

TRUIST SECURITIES, INC., as Joint Lead Arranger and Joint Bookrunner

JPMORGAN CHASE BANK, N.A., as Joint Lead Arranger and Joint Bookrunner

WELLS FARGO SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

TD BANK, N.A., as Joint Lead Arranger and Joint Bookrunner

BANK OF AMERICA, N.A., as Joint Lead Arranger and Joint Bookrunner

CITIBANK, N.A., as Documentation Agent

M&T BANK, as Documentation Agent

and

PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent

TRUIST BANK, as Co-Syndication Agent

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent

WELLS FARGO BANK, N.A., as Co-Syndication Agent

TD BANK, N.A., as Co-Syndication Agent

BANK OF AMERICA, N.A., as Co-Syndication Agent

Dated March 27, 2020

3.08	Taxes	78
3.09	Contracts	78
3.10	Litigation	78
3.11	Laws	79
3.12	ERISA	79
3.13	Patents, Licenses, Franchises	79
3.14	Environmental Matters	79
3.15	Use of Proceeds	80
3.16	Margin Stock	80
3.17	No Event of Default; Compliance with Agreements	81
3.18	No Material Adverse Change	81
3.19	Labor Controversies	81
3.20	Solvency	81
3.21	Subsidiaries	81
3.22	Governmental Regulation	81
3.23	Accurate and Complete Disclosure; Continuing Representations and Warranties	82
3.24	Anti-Money-Laundering/International Trade Law Compliance	82
3.25	Anti-Terrorism Laws	82
3.26	Anti-Corruption Laws and Sanctions	83
3.27	Affected Financial Institutions	83
3.28	Security Interests	83

ARTICLE IV CONDITIONS OF LENDING		84

4.01	Representations and Warranties; Events of Default and Potential Defaults	84
4.02	Loan Documents	84
4.03	Other Documents and Conditions	84
4.04	Details, Proceedings and Documents	86
4.05	Fees and Expenses	86

ARTICLE V AFFIRMATIVE COVENANTS		86

5.01	Reporting and Information Requirements	86
5.02	Preservation of Existence and Franchises	89
5.03	Insurance	89
5.04	Maintenance of Properties	90
5.05	Payment of Liabilities	90
5.06	Financial Accounting Practices	91
5.07	Compliance with Laws	91
5.08	Pension Plans	91
5.09	Continuation of and Change in Business	91
5.10	Use of Proceeds	92
5.11	Lien Searches	92
5.12	Further Assurances	92
5.13	Amendment to Schedules and Representations and Warranties	93
5.14	Financial Covenants	93
5.15	Subsidiary Guaranty Agreements and Pledge Agreements	94
5.16	Anti-Money-Laundering/International Trade Law Compliance	95
5.17	Anti-Terrorism Laws	95

ARTICLE VI NEGATIVE COVENANTS		95
6.01	Liens	95
6.02	Restrictions on Non-Loan Party Subsidiaries	97
6.03	Self-Dealing	97
6.04	Disposition of Assets	98
6.05	Margin Stock	99
6.06	Partnerships; Mergers or Consolidation; Acquisitions	99
6.07	Double Negative Pledge	100
6.08	Dividends and Distributions	100

ARTICLE VII DEFAULTS		101

7.01	Events of Default	101
7.02	Consequences of an Event of Default	104
7.03	Set-Off	104
7.04	Equalization	105
7.05	Other Remedies	105
7.06	Application of Proceeds	105
7.07	Collateral Sharing	106
7.08	Notice of Sale	107

ARTICLE VIII THE AGENT; THE SYNDICATION AGENT; ASSIGNMENTS; PARTICIPATIONS		107

8.01	Appointment and Authorization; No Liability	107
8.02	Employees and Agents	108
8.03	No Representations; Each Bank’s Independent Investigation	108
8.04	Payments to Banks	109
8.05	Note Holders	110
8.06	Documents	110
8.07	Agents and Affiliates	110
8.08	Indemnification of Agents	110
8.09	Successor Agent; Documentation or Syndication Agent	110
8.10	Knowledge of Default	111
8.11	Action by Agent	111
8.12	Notification of Potential Defaults and Events of Defaults	111
8.13	Declaration of Invalidation	112
8.14	Pro Rata Portion, Pari Passu and Equal	112
8.15	Cooperation	112
8.16	Obligations Several	113
8.17	Bank Assignments/Participations	113
8.18	Replacement of a Bank	116

ARTICLE IX MISCELLANEOUS		117

9.01	Business Days	117
9.02	Amendments and Waivers	117
9.03	No Implied Waiver: Cumulative Remedies	119
9.04	Notices	119
9.05	Expenses; Taxes; Attorney’s Fees	120
9.06	Severability	120
9.07	Governing Law: Consent to Jurisdiction	121

9.08	Prior Understandings	121
9.09	Duration; Survival	121
9.10	Counterparts	121
9.11	Successors and Assigns	121
9.12	No Third Party Beneficiaries	121
9.13	Exhibits	122
9.14	Headings	122
9.15	Limitation of Liability	122
9.16	Indemnities	122
9.17	Certifications from Bank and Participants	122
9.18	Confidentiality	125
9.19	Judgment Currency	126
9.20	Contractual Recognition of Bail-In	126
9.21	Certain ERISA Matters	127
9.22	Acknowledgment Regarding any Supported QFCs	128
9.23	WAIVER OF TRIAL BY JURY	130
9.24	No Advisory or Fiduciary Responsibility	131
9.25	Amendment and Restatement	131

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Third Amended and Restated Loan Agreement, dated the 27th day of March, 2020, by and among Matthews International Corporation, a Pennsylvania corporation (the “US Borrower”), the Banks (as hereinafter defined), Citizens Bank, N.A., a national banking association, in its capacity as administrative agent for the Banks (in such capacity, the “Agent”), PNC Bank, National Association, a national banking association, Truist Bank, a North Carolina banking corporation, JPMorgan Chase Bank, N.A., a national banking association ~~and~~, Wells Fargo Bank, N.A., a national banking association, TD Bank, N.A., a national banking association, and Bank of America, N.A., a national banking association, each in its capacity as syndication agent for the Banks (in such capacity, individually and collectively, the “Syndication Agent”), and Citibank, N.A., a national banking association, and M&T Bank, each in its capacity as a documentation agent for the Banks (in such capacity, individually and collectively, the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Second Amended and Restated Loan Agreement, dated April 26, 2016, by and among the US Borrower, the financial institutions listed on the signature pages thereof and their respective successors and the Agent (as amended, modified or supplemented from time to time, the “Existing Loan Agreement”), the Banks extended: (i) a revolving credit facility to the US Borrower in an aggregate principal amount not to exceed Nine Hundred Million and 00/100 Dollars ($900,000,000.00); and (ii) a term loan facility in an aggregate original principal amount equal to Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00);

WHEREAS, the US Borrower has requested that the Agent and the Banks ~~amend and restate the Existing Loan Agreement pursuant to the terms and subject to the conditions set forth herein in order to, inter alia,~~ extend credit to the Borrower pursuant to a: (i) revolving credit facility in an aggregate principal amount not to exceed Seven Hundred ~~Fifty~~ Million and 00/100 Dollars ($~~750,000,000.00~~700,000,000.00 ), the proceeds of which will be used: (a) for general corporate and working capital purposes; and (b) for Permitted Acquisitions; and (ii) term loan facility in an aggregate principal amount equal to ~~Thirty-Five~~One Hundred Fifty Million and 00/100 Dollars ($~~35,000,000.00~~150,000,000.00), the proceeds of which will be used by the US Borrower to reimburse expenditures made by the US Borrower to refinance certain existing indebtedness; and

WHEREAS, the Banks are willing to extend such credit to the Borrower pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.01 Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

~~“2017 Note Offering” means the unsecured 5.250% Senior Notes Due 2025 issued by the US Borrower pursuant to that certain Indenture, dated as of December 6, 2017, and guaranteed by certain Subsidiaries of the US Borrower, as the same may be amended.~~

~~“2024 Note Offering” shall mean the senior secured second lien notes due 2027 to be issued by the US Borrower pursuant to that certain Indenture, to be dated as of September, 2024, and guaranteed by certain Subsidiaries of the US Borrower, as the same may be amended, modified, supplemented, restated or replaced (including by a new indenture in connection with a refinancing) in accordance with the terms and provisions of the 2024 Note Intercreditor Agreement.~~

~~“2024 Note Intercreditor Agreement” shall mean that certain Intercreditor Agreement, among the Agent and Truist Bank, solely in its capacity as trustee and collateral agent under the 2024 Note Offering, and the other parties thereto from time to time, to be executed and delivered concurrent with the effective date of the 2024 Note Offering, substantially in the form of Exhibit “H” attached hereto and made a part of, as the same may be amended, modified, supplemented, restated or replaced in accordance with the terms thereof.~~

“Acquisition” shall mean any transaction or series of related transactions (including, without limitation, any Division) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person, or (c) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

“Additional Increase” and/or “Additional Increases” shall mean that as set forth in Section 2.21 hereof.

“Additional Increase Amendment” shall mean that as set forth in Section 2.21 hereof.

“Additional Revolving Credit Increase” shall mean that as set forth in Section 2.21 hereof.

“Adjusted Eurocurrency Rate” shall mean, as to any Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the Eurocurrency Rate for such currency for such Interest Period divided by (b) one minus the applicable Eurocurrency Reserve Requirements. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

Notwithstanding the foregoing, if the Adjusted Eurocurrency Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement and the other Loan Documents.

“Adjusted Term SOFR” shall mean, as to any Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to Term SOFR plus the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be equal to the Floor for purposes of this Agreement and the other Loan Documents.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily by offset of any deposit or other Indebtedness or otherwise) received by any Bank in respect of the Indebtedness evidenced by the Notes, if such payment results in that Bank having less than its Pro Rata Share of the Indebtedness to the Banks pursuant to this Agreement than was the case immediately before such payment.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person hereto, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning set forth in the Preamble hereof and shall include its successors and assigns.

“Agreement” shall mean this Third Amended and Restated Loan Agreement, as amended, restated, modified or supplemented from time to time.

“Anti-Corruption Laws” shall mean all Laws of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Base Rate Margin” shall mean that as set forth in Section 2.03(a)(ii) hereof.

“Applicable Commitment Fee Percentage” shall mean that as set forth in Section 2.05(i) hereof.

“Applicable L/C Fee Percentage” shall mean that as set forth in Section 2.07 hereof.

“Applicable Margin” shall mean the Applicable Term SOFR/Eurocurrency/RFR Margin or the Applicable Base Rate Margin, as the case may be.

“Applicable Rate” shall mean, as of the date of determination, (a) the Base Rate plus the Applicable Base Rate Margin, (b) Adjusted Term SOFR, the Adjusted Eurocurrency Rate, BBR Screen Rate, Term CORRA or Daily Simple SONIA, as the case may be, plus, in each case, the Applicable Term SOFR/Eurocurrency/RFR Margin, or (c) the Swing Line Rate, as the case may be.

“Applicable Term SOFR/Eurocurrency/RFR Margin” shall mean that as set forth in Section 2.03(a)(ii) hereof.

“Applicant Foreign Borrower” has the meaning specified in Section 2.22.

“Assignment Agreement” shall mean that as set forth in Section 8.17(iv) hereof.

“Auditor” shall mean that as set forth in Section 5.01(a) hereof.

“Aurora Casket” shall mean Aurora Casket Company, LLC, an Indiana limited liability company.

“Aurora Casket Guaranty” shall mean the Guaranty and Suretyship Agreement, dated August 24, 2015, executed and delivered by Aurora Casket to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

“Australian Dollars” shall mean the official currency of Australia.

“Authorized Foreign Entity” shall mean an entity formed under and governed by the laws of Canada, Germany or any other member state of the European Union (other than France), Switzerland, the United Kingdom or any other foreign jurisdiction acceptable to the Agent and each of the Banks (as such Agent and each such Bank shall notify the US Borrower in writing reasonably promptly following receipt of the request for such additional foreign jurisdiction), to be joined to the Agreement and the other Loan Documents as a Borrower in accordance with the terms and provisions hereof.

“Authorized Representative” shall mean each Person designated from time to time, as appropriate, in writing by the Borrower to the Agent for the purposes of giving notices of borrowing, conversion or renewal of Loans, which designation shall continue in force and effect until terminated in writing by the Borrower to the Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.03(d)(iv).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of any Affected Financial Institution, or in relation to any other state by any authority in respect of an institution in that state.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” or “Banks” shall mean, singularly or collectively as the context may require, the financial institutions listed on the signature pages hereof and their respective successors and Eligible Assignees.

“Bank of America” shall mean Bank of America, N.A., a national banking association.

“Bank-Provided Hedge” shall mean a Hedging Agreement which is provided by any Person that was a Bank or an Affiliate of a Bank at the time of the making such agreement (it being understood that notwithstanding the foregoing, solely with respect to any Bank party hereto on the Sixth Amendment Closing Date or an Affiliate of any Bank party hereto on the Sixth Amendment Closing Date, any Hedging Agreement provided by such Person to any Loan Party that was entered into prior to the Sixth Amendment Closing Date shall be considered a Bank-Provided Hedge hereunder) and meets the following requirements: such Hedging Agreement (i) is documented in a standard Master Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Bank-Provided Hedge shall be “Loan Document Obligations” hereunder, guaranteed Indebtedness under the Guaranty Agreements and secured Indebtedness under the Security Agreements. Notwithstanding the foregoing provisions in this definition, Bank-Provided Hedge shall not include Excluded Swap Obligations and any such Excluded Swap Obligations shall not be “Loan Document Obligations” hereunder and guaranteed Indebtedness under the Guaranty Agreements.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Prime Rate for such day, (b) the Federal Funds Rate for such day plus 0.50% and (c) the Daily SOFR Rate plus 1.00%. Notwithstanding the foregoing, if the Base Rate as determined under any method set forth herein would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement and the other Loan Documents. If the Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily SOFR Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, respectively.

“Base Rate Loan” shall mean any Loan that bears interest with reference to the Base Rate and which shall only be denominated in Dollars.

“BBR Screen Rate” means the rate per annum equal to the Australian Bank Bill Swap Bid Rate (the “BBSW”) or the successor thereto as approved by the Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum at approximately 10:00 a.m., Sydney, Australia time, three (3) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period.

“BBSW” shall have the meaning specified in the definition of “BBR Screen Rate”.

“BBSW Loan” shall mean a Loan that bears interest at a rate based on the BBR Screen Rate.

“Benchmark” shall mean, initially, the relevant Screen Rate; provided that if any applicable Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such applicable Screen Rate or the relevant then-current Benchmark, then “Benchmark” shall mean the applicable relevant Benchmark Replacement to the extent that such relevant Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.03(d). Any reference to any applicable “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(i) with respect to the Term SOFR Reference Rate, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (y) the alternate benchmark rate that has been selected by the Agent and the US Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (z) the related Benchmark Replacement Adjustment; and

(ii) with respect to any Benchmark other than the Term SOFR Reference Rate (or any successor Benchmark with respect thereto), the sum of: (y) the alternate benchmark rate that has been selected by the Agent and the US Borrower giving due consideration to (A) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the applicable Screen Rate for syndicated credit facilities denominated in the applicable currency and (z) the Benchmark Replacement Adjustment, provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (i) or (ii) above would be less than the Floor, such Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the relevant then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the US Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Date” shall mean, with respect to any currency, a date and time determined by Agent, which date shall be no later than the earliest to occur of the following events with respect to the relevant then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the relevant then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the applicable regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the applicable regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any relevant Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the relevant then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.03 and (b) ending at the time that a Benchmark Replacement has replaced the relevant then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.03.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” shall mean, singularly or collectively, as the context may require, the US Borrower and each Foreign Borrower.

“Blocked Person” shall have the meaning assigned to such term in Section 3.25(b) hereof.

“British Pounds Sterling” shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Pittsburgh, Pennsylvania and (i) with respect to advances or payments of Revolving Credit Loans or drawings or reimbursements of Letters of Credit or any other matters relating to Revolving Credit Loans or Letters of Credit denominated in Euros, means a Target Day and (ii) with respect to advances or payments of Revolving Credit Loans or drawings or reimbursements of Letters of Credit or any other matters relating to Revolving Credit Loans or Letters of Credit denominated in any other Optional Currency, such day also shall be a day on which (a) dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (b) all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

“Canadian Dollars” shall mean the official currency of Canada.

“Capital Lease” shall mean any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a debt or a component of debt on the balance sheet of the lessee.

“Capitalized Lease Obligation” shall mean, with respect to each Capital Lease, the amount of debt or component of debt reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP, statement of financial accounting standards Financial Accounting Standards Board – Accounting Standard Codification 842 (as in effect on the Closing Date), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto, it being understood that, to the extent required under GAAP, Capitalized Lease Obligation shall not include obligations related to operating leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or the Banks, as collateral for Letters of Credit Outstanding or obligations of the Banks to fund participations in respect of Letters of Credit Outstanding, cash or deposit account balances or, if each of the Agent and the Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuing Bank. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposits or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and not subject to setoff rights in favor of such bank.

“Change of Control” shall mean (i) any Person or group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, has become the owner of, directly or indirectly, beneficially or of record, shares representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the US Borrower, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the US Borrower on the first day of such period, together with individuals elected or nominated as directors by not less than a majority of the individuals who were directors of the US Borrower on the first (1st) day of such period, shall cease to consist of at least a majority of the total number of directors of the US Borrower (it being understood that a “Change of Control” shall not occur as a result of the election, appointment or confirmation of any individual whose initial nomination for, or assumption of office as, a member of the board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group).

“Citibank” shall mean Citibank, N.A., a national banking association.

“Citizens” shall mean Citizens Bank, N.A., a national banking association.

“Closing” shall mean the closing of the transactions provided for in this Agreement on the Closing Date.

“Closing Date” shall mean March 27, 2020, or such other date upon which the parties may agree.

“Code” shall mean the Internal Revenue Code of 1986 as amended, along with the rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” or “collateral” shall, in each case, mean “Collateral” as such term is defined under the terms and provisions of the applicable Security Agreement.

“Commercial Letter of Credit” shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by the Borrower in the ordinary course of its business.

“Commitment” shall mean, with respect to each Bank, the amount set forth on Schedule 1 attached hereto and made a part hereof as the amount of each Bank’s commitment to make Revolving Credit Loans (and, in the case of the Swing Line Lender, Swing Line Loans), Term Loans and participate in the issuance of Letters of Credit, as such amount may be modified from time to time pursuant to Section 8.17(A) hereof. Schedule 1 shall be amended from time to time to reflect modifications pursuant to Section 8.17(A) and any other changes to the Commitment of the Banks.

“Commitment Percentage” shall mean, with respect to each Bank, the percentage set forth on Schedule 1 attached hereto and made a part hereof as such Bank’s percentage of the aggregate Commitments (excluding the amount of the Swing Line Loan Facility) of all of the Banks, as such percentage may be changed from time to time in accordance with the terms and conditions of this Agreement. Schedule 1 shall be amended from time to time to reflect any changes to the Commitment Percentages.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, (g) U.S. Securities and Exchange Commission, (h) United Nations Security Council, (i) European Union, (j) any European Union member state, (k) His Majesty’s Treasury of the United Kingdom, (l) Hong Kong Monetary Authority, or (m) other applicable sanctions authority.

“Computation Date” shall mean that as set forth in Section 2.17.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes.

“Conforming Changes” shall mean, with respect to either the use or administration of the relevant Benchmark, or any applicable Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Base Rate,” the definition of “Business Day, “ the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day, “ timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12, and other technical, administrative or operational matters) that the Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” shall mean the resulting consolidation of the financial statements of the US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements provided to the Agent and the Banks prior to the Closing Date.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from any Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

~~“Consolidated” shall mean the resulting consolidation of the financial statements of the US Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements provided to the Agent and the Banks prior to the Closing Date.~~

“Copyright” shall mean “Copyright” as such term is defined under the terms and provisions of the applicable Security Agreement.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” shall mean the Borrower, its Affiliates and Subsidiaries, all guarantors, pledgors of collateral, and all brokers or other agents of the Borrower acting in any capacity in connection with this Agreement and the other Loan Documents.

“Daily Simple SOFR” shall mean, for any day, a rate per annum equal to the greater of (a) the sum of (i) SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion plus (ii) the Daily Simple SOFR Adjustment, and (b) the Floor.

“Daily Simple SOFR Adjustment” shall mean 0.10000%.

“Daily Simple SONIA” shall mean, for any calendar day (an “RFR Rate Day), a rate per annum equal to Spread Adjusted SONIA for the day (such day “i”) that is five Business Days prior to (A) if such RFR Rate Day is a Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website. If by 5:00 P.M. (London time) on the second Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than ten consecutive RFR Rate Days (in which case it will be deemed to have become “impractical” for all Banks to determine interest rates based on SONIA). Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to Borrower.

Notwithstanding the foregoing, if Daily Simple SONIA as determined under any method above would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement and the other Loan Documents.

“Daily Simple SONIA Loan” shall mean any Loan that bears interest with reference to Daily Simple SONIA.

“Daily SOFR Rate” shall mean, for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).

“Defaulting Bank” shall mean any Bank that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof or such Bank notifies the Agent and the US Borrower in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (c) has failed at any time to comply with the provisions of Section 7.04 with respect to purchasing participations from the other Banks, whereby such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its Pro Rata Share of such payments due and payable to all of the Banks.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Distributions” shall mean, for the period of determination, (a) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of the Borrower and (b) all purchases, redemptions or other acquisitions by the Borrower of any shares of any class of capital stock of the Borrower, in each case determined and Consolidated for the US Borrower and its Subsidiaries in accordance with GAAP.

“Documentation Agent” shall have the meaning set forth in the Preamble hereof and shall include its successors and assigns.

“Dollar, Dollars, U.S. Dollars, United States Dollars” and the symbol “$” shall mean the official currency of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of any state of the United States.

“DTTP Filing” means a HM Revenue & Customs’ Form DTTP2, duly completed and filed by the UK Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Bank either (i) in writing to the UK Borrower and the Agent on the First Amendment Closing Date, or (ii) if such Bank is not a party to this Agreement on the First Amendment Closing Date, to the UK Borrower and the Agent in the Assignment Agreement of such Bank or such other documentation contemplated hereby pursuant to which such Bank shall have become a party hereto.

“EBIT” shall mean, for the period of determination and without duplication, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income Taxes included in Net Income plus, (iv) in each case to the extent deducted in determining Net Income, (~~iv~~a) all other non-cash expenses or losses included in Net Income (excluding depreciation, depletion and amortization), (~~v~~b) losses from asset dispositions (for all transactions greater than Five Million and 00/100 Dollars ($5,000,000.00)), (~~vi~~c ) other extraordinary charges, non-recurring losses and/or non-recurring expenses (including, without limitation, the costs incurred to achieve synergies), (~~vii~~d) non-cash losses from discontinued operations, (~~viii~~e) pro forma “run rate” cost savings, operating expense reductions and cost synergies related to any applicable Permitted Acquisition that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within eighteen (18) months after any applicable Permitted Acquisition, net of the amount of any actual cost savings, operating expense reductions and cost synergies realized prior to or during the period of determination (“Net Savings”); provided, however, the aggregate amount of such Net Savings shall not exceed fifteen percent (15%) of EBITDA for the applicable period of determination and (~~ix~~f) transaction fees and costs incurred and paid in connection with any debt or equity issuance to the extent such fees and costs are not or will not be reflected in Interest Expense, plus, (v) up to fifty percent (50%) of the amount of any cash dividend(s) or distribution(s) paid to the US Borrower during any applicable period of determination with respect to the Propelis Joint Venture (excluding any such dividend(s) or distribution(s) to the extent the proceeds are intended to be used to pay tax liability); provided, however, the addback provided for under this clause (iv)(g) shall not exceed an amount equal to the US Borrower’s proportionate share of the aggregate “EBITDA” of the Propelis Joint Venture (as determined and evidenced, in form and substance acceptable to the Agent) and shall not include any proceeds thereof used to repay or prepay any Loans, minus, (vi) in each case to the extent added in determining Net Income, (~~x~~a) non-cash gains or credits to income, (~~xi~~b) gains from asset dispositions (for all transactions greater than Five Million and 00/100 Dollars ($5,000,000.00)), (~~xii~~c ) non-cash gains from discontinued operations and (~~xiii~~d) other extraordinary, non-recurring income, in each case determined and Consolidated for the US Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (~~a~~y) in the case of such a disposition, exclude for the period of determination, EBIT attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (~~b~~z) in the case of such an acquisition, include for the period of determination the EBIT attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

“EBITDA” shall mean, for the period of determination, (i) EBIT, plus (ii) depreciation, depletion and amortization, in each case determined and Consolidated for the US Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, depreciation, depletion and amortization attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the depreciation, depletion and amortization attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of an EEA Financial Institution.

“Eighth Amendment ” shall mean the Eighth Amendment to Third Amended and Restated Loan Agreement, dated the Eighth Amendment Closing Date, entered into among the Borrowers, the Banks party thereto, the Agent and the Syndication Agent.

“Eighth Amendment Closing Date” means February 11, 2026.

“Eligible Assignee” shall mean any commercial bank or non-bank financial institution organized under the United States of America or any state thereof including, without limitation, any insurance company, savings bank or savings and loan association, having total assets in excess of One Billion and 00/100 Dollars ($1,000,000,000.00), other than an Impacted Bank; provided, however, the foregoing shall not include any Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

“Equivalent Amount” shall mean, at any time, as determined in good faith by the Agent in accordance with its customary practices (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”):

(i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Agent’s spot selling rate (based on the market rates then prevailing and available to the Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Agent on the second (2nd) Business Day immediately preceding the event for which such calculation is made.

“Equivalent Currency” shall mean that as set forth in the definition of Equivalent Amount.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” shall mean a Person which is under common control with the US Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of the US Borrower.

“EU Bail-In Legislation Schedule” shall mean the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EURIBOR” shall having the meaning specified in the definition of “Eurocurrency Rate”.

“EURIBOR Screen Rate” shall having the meaning specified in the definition of “Eurocurrency Rate”.

“Euro” shall mean the European common currency pursuant to the European Monetary Union.

“Eurocurrency Rate” shall mean, for any Interest Period with respect to a borrowing denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Agent from time to time; in each case, the “EURIBOR Screen Rate”) at approximately 11:00 a.m. (Brussels time) three (3) Business Days prior to the commencement of such Interest Period and (ii) the Floor.

“Eurocurrency Liabilities” shall mean that as set forth in the definition of Eurocurrency Reserve Requirements.

“Eurocurrency Rate Loan” shall mean a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Requirements” shall mean, for any day of any Interest Period for a Eurocurrency Rate Loan, the percentage (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) as determined in good faith by the Agent in accordance with its customary procedures (which determination shall be conclusive absent manifest error) as representing the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) (i) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount and for a maturity equal to such Eurocurrency Rate Loan and such Interest Period; and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Eurocurrency Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans to which a Eurocurrency applies. The Adjusted Eurocurrency Rate shall be adjusted automatically as of the effective date of each change in the Eurocurrency Reserve Requirements.

“Event of Default” shall mean any of the Events of Default described in Section 7.01 of this Agreement.

“Excess Amount” shall mean that as set forth in Section 2.01(d) hereof.

“Excess Interest” shall mean that as set forth in Section 2.03(d) hereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Excluded Swap Obligations” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), and franchise Taxes, in each case, (a) imposed by the United States of America or by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or conducts business, or in which its principal office is located, or in the case of any Bank, in which its applicable Office is located or (b) that are Other Connection Taxes, (ii) any branch profits Taxes imposed by the United

States or any similar Taxes imposed by any other jurisdiction, (iii) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Bank acquires such interest in such Loan or Commitment or (b) such Bank changes its Office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Office, (iv) Taxes attributable to such Recipient’s failure to comply with Section 9.17, (v) any U.S. federal withholding Taxes imposed under FATCA, (vi) any UK Excluded Withholding Taxes, and (vii) UK stamp duty or stamp duty reserve tax imposed on or with respect to any assignment or transfer by a Bank, in each case other than to the extent any such stamp duty or stamp duty reserve tax is imposed as a result of the failure of the UK Borrower or any other Loan Party to comply with applicable law.

“Existing Letters of Credit” shall mean that as set forth in Section 2.06 hereof.

“Existing Restrictive Agreement” shall mean that as set forth in Section 6.02.

“Expiry Date” shall mean the earliest of: (i) January 31, 2029; or (ii) ~~the date which is ninety (90) days prior to the maturity date of any of (x) the 2017 Note Offering, (y) the 2024 Note Offering or (z) any future indebtedness to refinance any of the foregoing, in any event, unless all obligations thereunder have been paid in full; or (iii)~~ such earlier date on which the Commitments shall have been terminated pursuant to this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal to the weighted average of the rates on overnight federal funds transactions on such day (or if there is no trading in such funds on such day on the previous trading day) as such rate is computed and announced on the next Business Day following such trading day by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “federal funds effective rate” as of the date of this Agreement; provided, however, if such Federal Reserve Bank (or its successor) does not announce such rate for any day, the Federal Funds Rate for such day shall be the Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Rate as determined under any method above would be less than the Floor, such Federal Funds Rate shall be deemed to be equal to the Floor for purposes of this Agreement and the other Loan Documents.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fifth Amendment” shall mean the Fifth Amendment to Third Amended and Restated Loan Agreement, dated as of January 31, 2024, entered into among the Borrowers, the Banks party thereto, the Agent and the Syndication Agent.

“Fifth Amendment Effective Date” shall mean the date all of the conditions precedent in the Fifth Amendment are satisfied.

“First Amendment Closing Date” means March 30, 2021.

“Fiscal Quarter(s)” shall mean the period(s) of October 1 through December 31, January 1 through March 31, April 1 through June 30, and July 1 through September 30 of each calendar year.

“Floor” shall mean 0.00% per annum.

“Foreign Borrower” means, the German Borrower, the UK Borrower and each other Foreign Subsidiary that is, or may from time to time become party to this Agreement pursuant to Section 2.22.

“Foreign Borrower Joinder Agreement” means a joinder agreement, in a form reasonably satisfactory to the Agent, executed and delivered by an Applicant Foreign Borrower, each then-existing Borrower, the Guarantors and the Agent.

“Foreign Borrower Sublimit” shall have the meaning set forth in Section 2.01(a).

“Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” shall mean a Domestic Subsidiary all or substantially all of the assets of which consist of equity interests in one or more Foreign Subsidiaries or a Domestic Subsidiary that is disregarded as an entity separate from its owner for U.S. federal Tax purposes and owns an equity interest in any Foreign Subsidiary.

“Form 10-K” shall mean that as set forth in Section 5.09 hereof.

“GAAP” shall mean generally accepted accounting principles as are in effect in the United States of America (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

“German Borrower” means Matthews Europe GmbH, a limited liability company organized under the laws of Germany.

“German Commercial Code” means the commercial code (Handelsgesetzbuch) of Germany, as amended or restated from time to time.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, Aurora Casket, Matthews Aurora, Milso, York Group, Schawk, Schawk Holdings, Schawk Worldwide, Matthews ~~Automation, Matthews~~ Marking and any other Person that executes and delivers a Guaranty Agreement to the Agent for the ratable benefit of the Banks on or after the Seventh Amendment Closing Date.

“Guaranty” shall mean any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” or “Guaranty Agreements” shall mean, singularly or collectively, as the context may require, the Aurora Casket Guaranty, the Matthews Aurora Guaranty, the Milso Guaranty, the York Group Guaranty, the Schawk Guaranty, the Schawk Holdings Guaranty, the Schawk Worldwide Guaranty, the Matthews ~~Automation Guaranty, the Matthews~~ Marking Guaranty and any other Guaranty and Suretyship Agreement executed and delivered to the Agent for the ratable benefit of the Banks on or after the Seventh Amendment Closing Date substantially in the form of Exhibit “F” attached hereto and made a part hereof.

“Hedging Agreements” shall mean a swap, cap, collar, adjustable strike cap, adjustable strike corridor agreements or any other similar hedging agreements or any other master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”) (including, without limitation, any such obligations or liabilities under any Master Agreement or any Swap Obligation) entered into by any of the Loan Parties in the ordinary course of business (and not for speculative purposes) in connection with foreign exchange, currency, commodity or interest rate transactions, whether arising after the Closing Date or prior to the Closing Date.

“Hedging Obligations” shall mean all liabilities and obligations of the Loan Parties under Hedging Agreements.

“Impacted Bank” means (a) a Defaulting Bank or (b) a Bank (i) as to which the Agent, any Issuing Bank, and/or the Swing Line Lender, has a good faith belief that such Bank has defaulted in fulfilling its obligations under one or more other syndicated credit facilities (unless such failure is the subject of a good faith dispute or unless such failure has been cured, in each case as evidenced, in form and substance satisfactory to the Agent, such Issuing Bank and/or the Swing Line Lender, by the applicable Bank), (ii) that has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, and/or (iii) as to which the Agent has a good faith belief that such Bank is subject to a Bail-In Action.

“Incentive Pricing Effective Date” shall mean that as set forth in Section 2.03(a)(ii) hereof.

“Incremental Term Loan” and/or “Incremental Term Loans” shall mean that as set forth in Section 2.21 hereof.

“Indebtedness” shall mean, as to any Person at any time, (i) all obligations for borrowed money, direct or indirect, incurred, assumed, or guaranteed (including, without limitation, the Loans, any Receivables Financing (only to the extent such amounts constitute indebtedness under GAAP), all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all reimbursement obligations (contingent or otherwise) under any letter of credit or, banker’s acceptance, (iv) all Indebtedness represented by obligations under a Capital Lease and the amount of such Indebtedness shall be the aggregate Capitalized Lease Obligations with respect to such Capital Lease, (v) all Hedging Obligations, all obligations under Treasury Management Agreements; (vi) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and (viii) any Guaranty in respect of indebtedness or obligations of the kinds referred to in clauses (i) through (vii) above.

“Indemnitees” shall mean that as set forth in Section 9.16 hereof.

“Indemnified Liabilities” shall mean that as set forth in Section 9.16 hereof.

“Indemnified Tax” or “Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Intellectual Property” shall mean, “Intellectual Property” (including, without limitation, any Copyright, Patent or Trademark included therein or contemplated thereby) as such term is defined under the terms and provisions of the applicable Security Agreement.

“Interest Coverage Ratio” shall mean, as of the date of determination, the ratio of (i) EBITDA to (ii) Interest Expense.

“Interest Expense” shall mean, for the period of determination and without duplication, (a) all interest accruing during such period on Indebtedness (excluding, for purposes of the calculation of Interest Expense, Indebtedness with respect to all obligations under Treasury Management Agreements and non-cash Interest Expense, including, without limitation, amortization of debt premiums, discounts and fees), including, without limitation, all interest and transaction fees and costs incurred and paid in connection with any debt or equity issuance required under GAAP to be capitalized during such period, minus (b) interest income, in each case determined and Consolidated for the US Borrower and its Subsidiaries in accordance with GAAP.

“Interest Period” shall mean, with respect to any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan, or Term CORRA Loan, the period commencing on the date such Loan is made as, renewed as or converted into a Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions below. The duration of each Interest Period for any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan shall be for any number of Months selected by the Borrower upon notice as set forth in Section 2.01(c), provided that:

(i) the Interest Period for any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan (including all or a portion of the Term Loan and/or any Revolving Credit Loan) shall be one (1), two (2), three (3), six (6) or twelve (12) Months or such other period as may be agreed upon by the Borrower and the Banks (provided that Interest Periods with a tenor of two (2) or twelve (12) Months shall not be available for Term SOFR Loans; Interest Periods of a tenor of two (2) Months shall not be available for Eurocurrency Rate Loans; Interest Periods with a tenor of two (2), six (6) or twelve (12) Months shall not be available for Term CORRA Loans, and Interest Periods with a tenor of twelve (12) Months shall not be available for BBSW Loans); except as otherwise permitted by the Agent in its sole reasonable discretion, the Borrower shall not be permitted to select Interest Periods to be in effect at any one time for Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans and Term CORRA Loans collectively which have expiration dates occurring on more than ten (10) different dates;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period;

(iii) if the Borrower renews any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to such Loan for the new Interest Period;

(iv) if the Borrower fails to so select the duration of any Interest Period, the duration of such Interest Period shall be one (1) Month; and

(v) the last day of any Interest Period shall not occur after the Expiry Date.

“Issuing Bank” shall mean Citizens, PNC, Truist Bank, JPM, Wells Fargo, TD Bank, and Bank of America, in each case, in its individual capacity as issuer of Letters of Credit hereunder, and any other Bank that Borrower, the Agent and such other Bank may agree from time to time may issue Letters of Credit hereunder.

“Joint Venture” shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest (other than, in the case of Foreign Subsidiaries, director’s qualifying shares and/or other shares required to be held by Persons other than a Loan Party or a Subsidiary under applicable law).

“JPM” shall mean JPMorgan Chase Bank, N.A., a national banking association.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lending Office” means, as to the Agent, any Issuing Bank or any Bank, the office or offices of such Person as such Person may from time to time notify the Borrower and the Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” or “Letters of Credit” shall mean, singularly or collectively as the context may require, the letters of credit issued in accordance with Section 2.06 hereof.

“Letter of Credit Commission” shall mean that as set forth in Section 2.07 hereof.

“Letter of Credit Expiration Date” shall mean the later to occur of (a) the Expiry Date, and (b) the date upon which there are no Letters of Credit Outstanding, which date shall in no event be later than one (1) year beyond the Expiry Date.

“Letter of Credit Face Amount” shall mean, for each Letter of Credit, the face amount of such Letter of Credit.

“Letter of Credit Related Documents” shall mean any agreements or instruments relating to a Letter of Credit.

“Letter of Credit Reserve” shall mean, at any time, an amount equal to (a) the Dollar Equivalent amount of the aggregate Letters of Credit Outstanding at such time plus, without duplication, (b) the aggregate Dollar Equivalent amount theretofore paid by the Issuing Bank under the Letters of Credit and not debited to the Borrower’s account or otherwise reimbursed by the Borrower.

“Letters of Credit Outstanding” shall mean, at any time, the maximum Dollar Equivalent amount available to be drawn at such time under all then outstanding Letters of Credit and any Dollar Equivalent amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing.

“Leverage Ratio” shall mean, as of the date of determination, the ratio of (i) Net Indebtedness to (ii) EBITDA.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement (other than escrow deposits) or lease intended as, or having the effect of, security for Indebtedness.

“Limited Condition Acquisition” means any Permitted Acquisition: (i) the consummation of which is not conditioned on the availability of, or on obtaining, third party financing; and (ii) with respect to which, the US Borrower has delivered written notice to the Agent both that such Permitted Acquisition is a Limited Condition Acquisition and that the US Borrower wishes to have the terms and provisions of Section 1.06 apply to such Permitted Acquisition.

“Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans, the Swing Line Loans, the Term Loans and any other credit to the Borrower extended by any Bank in accordance with Article II hereof as evidenced by the Notes, as the case may be.

“Loan Account” shall mean that as set forth in Section 2.15 hereof.

“Loan Document” or “Loan Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Notice of Waiver of Rights, (iv) the Guaranty Agreements, (v) the Security Agreements, (vi) the Letters of Credit, (vii) the Letter of Credit Related Documents, (viii) each Foreign Borrower Joinder Agreement, (ix) the 2024 Note Intercreditor Agreement, and (x) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement (excluding any Bank-Provided Hedge or Treasury Management Agreement), as any of them may be amended, modified, restated, replaced, extended or supplemented from time to time.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan, Letter of Credit, Bank-Provided Hedge (other than any Excluded Swap Obligation) and/or Treasury Management Agreement and all costs and expenses owing pursuant to Section 9.05, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Market Association” shall mean the Loan Market Association, registered in England and Wales as a company limited by guarantee with registered number 3284544. Registered office 5th Floor, 6 St Andrew Street, London, EC4A 3AE.

“Loan Party” or “Loan Parties” shall mean singularly or collectively, as the context may require, the Borrower and the Guarantors.

“M&T Bank” shall mean M&T Bank.

“Majority Banks” shall mean, (i) if there are no Loans (excluding Swing Line Loans) outstanding or Letters of Credit Outstanding, any group of Banks (excluding any Impacted Bank) whose Commitment Percentages aggregate at least more than fifty percent (50%) of the Total Commitment Amount or, (ii) if there are Loans (excluding Swing Line Loans) outstanding and/or Letters of Credit Outstanding, any group of Banks (excluding any Impacted Bank) if the sum of the Loans (excluding Swing Line Loans) outstanding and Letters of Credit Outstanding of such Bank (excluding any Impacted Bank) or Banks (excluding any Impacted Bank) aggregates at least more than fifty percent (50%) of the total principal amount of all of such Loans (excluding Swing Line Loans) and Letters of Credit Outstanding; provided, however, notwithstanding anything to the contrary, so long as there are three (3) or more Banks (excluding any Impacted Bank) party to this Agreement and without regard to the Commitment Percentages held by such respective Banks (excluding any Impacted Bank), in no event shall “Majority Banks” be comprised of less than three (3) Banks (excluding any Impacted Bank).

“Master Agreement” shall mean as defined in the definition of Hedging Agreement.

“Material Adverse Change” shall mean a material adverse change in the (a) business, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability (other than financial ability) of any Loan Party to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents to which it is a party; or (c) the legality, validity, or enforceability of the obligations of any Loan Party under this Agreement or any of the other Loan Documents.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability (other than financial ability) of any Loan Party to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents to which it is a party; or (c) the legality, validity, or enforceability of the obligations of any Loan Party under this Agreement or any of the other Loan Documents.

“Material Intellectual Property” shall mean “Material Intellectual Property” (including, without limitation, any Intellectual Property included therein or contemplated thereby) as such term is defined under the terms and provisions of the applicable Security Agreement.

“Material Subsidiary” means a Subsidiary of the US Borrower the EBITDA of which exceeds the greater of (i) Five Million and 00/100 Dollars ($5,000,000.00) or (ii) two and one-half of one percent (2.50%) of the Consolidated EBITDA of the US Borrower and its Subsidiaries for the fiscal year ending immediately prior to the event giving rise to such determination.

“Matthews Aurora” shall mean Matthews Aurora, LLC, a Delaware limited liability company.

“Matthews Aurora Guaranty” shall mean the Guaranty and Suretyship Agreement, dated August 24, 2015, executed and delivered by Matthews Aurora to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

~~“Matthews Automation” shall mean Matthews Automation Solutions, LLC, a Delaware limited liability company.~~

~~“Matthews Automation Guaranty” shall mean the Guaranty and Suretyship Agreement, dated May 1, 2025, executed and delivered by Matthews Automation to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.~~

“Matthews Marking” shall mean Matthews Marking Solutions, LLC, a Delaware limited liability company.

“Matthews Marking Guaranty” shall mean the Guaranty and Suretyship Agreement, dated May 1, 2025, executed and delivered by Matthews Marking to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

“Maximum Rate” shall mean that as set forth in Section 2.03(d) hereof.

“Measurement Quarter” shall mean that as set forth in Section 2.03(a)(ii) hereof.

“Milso” shall mean Milso Industries Corporation, a Delaware corporation.

“Milso Guaranty” shall mean the Guaranty and Suretyship Agreement, dated December 21, 2010, executed and delivered by Milso to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

“Month” shall mean with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Net Cash Proceeds” shall mean, in connection with any asset sale, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable or otherwise), net of reasonable and documented outside attorneys’ fees, outside accountants’ fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such asset sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such asset sale (other than any Lien pursuant to a Loan Document) and other customary fees and reasonable and documented out-of-pocket expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Income” shall mean, for the period of determination, net income (or loss), in each case determined and Consolidated for the US Borrower and its Subsidiaries in accordance with GAAP.

“Net Indebtedness” shall mean (a) Indebtedness (excluding, for purposes of the calculation of Net Indebtedness, Indebtedness with respect to all obligations under Treasury Management Agreements and Hedging Obligations not consisting of any mark to market adjustment requiring any actual cash payment or settlement) minus (b) (i) cash plus (ii) Cash Equivalents, in each case determined and Consolidated for the US Borrower and its Subsidiaries in accordance with GAAP.

“Net Savings” shall have the meaning given in the definition of EBIT.

“New UK LLP” shall mean MATW UK Holding LLP, a limited liability partnership formed in the United Kingdom.

“Note” or “Notes” shall mean, singularly or collectively as the context may require, the Revolving Credit Notes, the Swing Line Note, the Term Notes and any other note of the Borrower executed and delivered pursuant to this Agreement, as any such note may be amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

“Notice of Waiver of Rights” shall mean the Notice of Waiver of Rights Regarding Warrants of Attorney, Execution Rights and Waiver of Rights to Prior Notice and Judicial Hearing, dated of even date herewith, made by the Loan Parties to the Agent, as amended, modified or supplemented from time to time.

“Notices” shall mean that as set forth in Section 9.04 hereof.

“November 2025 Consent Letter” shall mean that certain consent letter, dated November 12, 2025, made by the Agent and the Majority Banks for the benefit of the applicable Borrowers.

“Office”, when used in connection with (i) Citizens or the Agent, shall mean its designated office located at ~~525 William Penn Place~~Four Gateway Center, 444 Liberty Avenue, Pittsburgh, Pennsylvania ~~15219~~15222, any Lending Office or such other office of Citizens or the Agent as Citizens or the Agent may designate in writing from time to time, or (ii) any other Bank, shall mean its designated office identified on Schedule 1 attached hereto and made a part hereof with respect to such Bank, any Lending Office or such other office of such Bank as such Bank may designate in writing from time to time.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Optional Currency” shall mean any of the following currencies: (i) Australian Dollars, (ii) British Pounds Sterling, (iii) Canadian Dollars, (iv) Euros, and (v) any other currency approved by Agent and all of the Banks pursuant to Section 2.17(d).

“Optional Currency Sublimit” shall have the meaning set forth in Section 2.01(a).

“Original Currency” shall mean that as set forth in Section 9.19(a).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or Affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” shall mean that as set forth in Section 9.19(a).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Excluded Taxes or any Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 8.18).

“Overnight Rate” shall mean for any day with respect to any Revolving Credit Loans in an Optional Currency, the rate of interest per annum as determined in good faith by the Agent in accordance with its customary practices at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

“Patent” shall mean “Patent” as such term is defined under the terms and provisions of the applicable Security Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Permitted Acquisitions” shall mean that as set forth in Section 6.06.

“Permitted Additional Indebtedness” shall mean unsecured notes and/guarantees thereon contemplated to be and/or actually issued by the Borrower and its Affiliates (i) the covenants, events of default, subsidiary guarantees and other material terms of which, taken as a whole, are on customary market terms or terms more favorable to the Borrower at the time of incurrence thereof as reasonably determined in good faith by a responsible officer of the Borrower, (ii) the obligors with respect to which are either (A) the Borrower and/or one or more Subsidiaries of the Borrower that are Loan Parties or (B) the Borrower and/or one or more Foreign Subsidiaries, and (iii) so long as both before and after giving effect to the incurrence of which, and the application of the proceeds therefrom, no Potential Default or Event of Default has occurred and is continuing.

“Permitted Amount” shall mean Fifty Million and 00/100 Dollars ($50,000,000.00).

“Permitted Liens” shall mean that as set forth in Section 6.01.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

“Plan” shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of the US Borrower or any Domestic Subsidiary or any ERISA Affiliate.

“PNC” shall mean PNC Bank, National Association, a national banking association.

“Potential Default” shall mean any event or condition which with notice or passage of time would constitute an Event of Default.

“Preference” shall mean that as set forth in Section 8.13 hereof.

“Prime Rate” shall mean that rate of interest per annum announced by the Agent from time to time as its prime rate, which may not represent the lowest rate charged by the Agent to other borrowers at any time or from time to time.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest in favor of the Agent, for the benefit of the Banks, under the Uniform Commercial Code in the Collateral which is subject only to Permitted Liens.

“Pro Rata Share” shall mean, with respect to each Bank, its Commitment Percentage.

“Prohibited Transaction” shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, or otherwise pursuant to a class exemption under guidance of the Department of Labor.

“Propelis JV Consent Letter” shall mean that certain consent letter, dated December 2, 2024, made by the Agent and the Majority Banks for the benefit of the applicable Borrowers.

“Propelis Joint Venture” shall mean that certain Joint Venture consented to pursuant to and under the terms and provisions of the Propelis JV Consent Letter.

“Property” shall mean all real property, both owned and leased, of any Loan Party or Domestic Subsidiary of a Loan Party.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing Indebtedness to any Loan Party or Subsidiary of any Loan Party or deferred payments by such Loan Party or such Subsidiary for the purchase of such tangible personal property.

“Receivables Financing” shall mean the factoring, sale and/or pledge, as the case may be, of accounts receivable of the Borrower or any Subsidiary of the Borrower for the benefit of (i) a Securitization Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and/or (ii) any other Person, and any assets related thereto (whether now existing or arising or acquired in the future) of the Borrower or any of its Subsidiaries, including all collateral securing such accounts receivable, all contracts and contract rights, lockbox deposit accounts and all guarantees or other obligations in respect of such accounts receivable and proceeds of such accounts receivable and other assets (including contract rights), and the equity interests of the Securitization Entity in each case which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization or factoring transactions involving accounts receivable in connection with a “receivables securitization,” “receivables purchase,” “factoring” or similar transaction, whether now or hereafter existing; provided however, the aggregate amount of such factoring, securitizations, purchases or transactions shall not exceed One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) at any time.

“Recipient” shall mean (i) the Agent, (ii) any Bank and (iii) the Issuing Bank, as applicable.

“Reference Currency” shall mean that as set forth in the definition of Equivalent Amount.

“Refunded Swing Line Loans” shall mean as set forth in Section 2.02(d) hereof.

“Register” shall mean that as set forth in Section 8.17(vii) hereof.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

“Relevant Governmental Body” means (a) with respect to Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, (b) with respect to British Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (d) with respect to a benchmark replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any other currency, (1) the central bank for the currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such benchmark replacement or (B) the administrator of such benchmark replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such benchmark replacement or (ii) the administrator of such benchmark replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days’ notice to the PBGC is waived under applicable regulations.

“Reporting Quarter” shall mean that as set forth in Section 2.03(a)(ii) hereof.

“Resolution Authority” shall mean the EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority, and any other body which has authority to exercise any Write-down and Conversion Powers.

“Restricted JV Subsidiary” shall mean a Joint Venture permitted under Section 6.06(iv) hereof which is deemed a Subsidiary of the US Borrower pursuant to the definition thereof set forth herein.

“Revolving Credit Facility Commitment” shall mean, initially, Seven Hundred ~~Fifty~~ Million and 00/100 Dollars ($~~750,000,000.00) or such greater~~ 700,000,000.00) (as such amount may be reduced in accordance with the applicable terms and provisions of Section 2.24 hereof) or such other amount as may be applicable from time to time in accordance with the terms and provisions of Section 2.21 hereof.

“Revolving Credit Loan” or “Revolving Credit Loans” shall mean, singularly or collectively, as the context may require, that as set forth in Section 2.01(a) hereof.

“Revolving Credit Note” or “Revolving Credit Notes” shall mean, singularly or collectively, as the context may require, the Revolving Credit Note or Revolving Credit Notes of the Borrower in the form of Exhibit “A” attached hereto and made a part hereof, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

“RFR Rate Day” shall have the meaning ascribed thereto in the definition of “Daily Simple SONIA”.

“Sanctioned Country” shall mean a country, region or territory that is subject to or target of a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean (a) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to or a target of, or specially designated under, any sanctions program maintained by any Compliance Authority or (b) any person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Compliance Authority.

“Schawk” shall mean ~~SGK~~MATW LLC, a Delaware limited liability company (f/k/a SGK LLC).

“Schawk Guaranty” shall mean the Guaranty and Suretyship Agreement, dated effective September 26, 2024, executed and delivered by Schawk to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

“Schawk Holdings” shall mean ~~Schawk~~MATW Holdings Inc., a Delaware corporation (f/k/a Schawk Holdings Inc.).

“Schawk Holdings Guaranty” shall mean the Guaranty and Suretyship Agreement, dated July 29, 2014, executed and delivered by Schawk Holdings to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

“Schawk Worldwide” shall mean ~~Schawk~~MATW Worldwide Holdings Inc., a Delaware corporation (f/k/a Schawk Worldwide Holdings Inc.).

“Schawk Worldwide Guaranty” shall mean the Guaranty and Suretyship Agreement, dated July 29, 2014, executed and delivered by Schawk Worldwide to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

“Screen Rate” means the EURIBOR Screen Rate, the Term SOFR Reference Rate, the BBR Screen Rate and the Term CORRA Reference Rate collectively and individually as the context may require, provided that, if any Screen Rate shall be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement and the other Loan Documents.

“Security Agreement” or “Security Agreements” shall mean, singularly or collectively, as the context may require, (i) the Second Amended and Restated Pledge and Security Agreement, executed and delivered by the US Borrower, Aurora Casket, Matthews Aurora, Milso, York Group, Schawk, Schawk Holdings, and Schawk Worldwide to the Agent for the ratable benefit of the Banks ~~concurrent with the effective date of the~~on September 27, 2024 ~~Note Offering~~ (as joined by Matthews ~~Automation and Matthews~~ Marking concurrent with the Seventh Amendment Closing Date), and (ii) any other Pledge and Security Agreement executed and delivered by any other applicable Loan Party to the Agent for the ratable benefit of the Banks on or after the Seventh Amendment Closing Date, substantially in the form of Exhibit “G” attached hereto and made a part hereof.

“Securitization Entity” shall mean any Subsidiary of the Borrower or any other corporation, trust or entity that is wholly owned (directly or indirectly) by the Borrower and controlled by the Borrower or its Subsidiaries and that is exclusively engaged in Receivables Financing transactions and activities relating directly thereto and that conducts no other operating business.

“Senior Indebtedness” shall mean Net Indebtedness less the sum of (i) any unsecured Indebtedness and (ii) any Indebtedness subordinated to the obligations under the Loan Documents pursuant to a subordination agreement or other similar agreement, in form and substance reasonably acceptable to the Agent.

“Senior Leverage Ratio” shall mean, as of the date of determination, the ratio of (i) Senior Indebtedness to (ii) EBITDA.

“Seventh Amendment Closing Date” shall mean May 1, 2025.

“Sixth Amendment Closing Date” shall mean September    23 , 2024.

“SOFR” shall mean a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of SONIA).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for SONIA identified as such by the SONIA Administrator from time to time.

“Specified Event of Default” shall mean the occurrence of an Event of Default under (i) Section 7.01(a), (ii) Section 7.01(b), (iii) Section 7.01(c) and/or (iv) Section 7.01(e) solely as a result of a default in the performance of any covenant contained in Section 5.14 of this Agreement.

“Specified L/C Sublimit” means, with respect to any Issuing Bank, the amount set forth opposite its name in the table below under the heading “Specified L/C Sublimit”:

Issuing Bank	Specified L/C Sublimit
Citizens	$17,000,000.00
Truist Bank	$13,000,000.00
PNC Bank	$9,000,000.00
JPM	$9,000,000.00
Wells Fargo	$9,000,000.00
Bank of America	$9,000,000.00
TD Bank	$9,000,000.00

“Spread Adjusted SONIA” shall mean, with respect to any Business Day, a rate per annum equal to the sum of (a) SONIA plus (b) 0.0326% (3.26 basis points).

“Standby Letters of Credit” shall mean Letters of Credit issued by the applicable Issuing Bank pursuant to this Agreement, the drawing under which does not require the delivery of bills of lading, airway bills or other similar types of documents of title, or which are customarily referred to as “standby letters of credit”.

“Subsidiary” or “Subsidiaries” of a Person shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is the sole manager or a managing member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” shall mean Citizens in its capacity as Swing Line Lender, or any Person serving as a successor Swing Line Lender hereunder.

“Swing Line Loan Facility” shall mean as set forth in Section 2.02(a) hereof.

“Swing Line Loans” shall mean the Loans made by the Swing Line Lender to the Borrower pursuant to Section 2.02 hereof.

“Swing Line Note” shall mean the Second Amended and Restated Swing Line Note, dated November 21, 2017, made by the Borrower to the Swing Line Lender in the form of Exhibit “C” attached hereto and made a part hereof, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

“Swing Line Rate” shall mean an interest rate per annum offered by the Swing Line Lender with respect to the Swing Line Loans, as determined in its sole discretion, but in any event not in excess of the rate applicable to Base Rate Loans at the time of determination.

“Syndication Agent” shall have the meaning set forth in the Preamble hereof and shall include its successors and assigns.

“Target Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body (not including for purposes of this definition, any group or body charged with setting financial accounting or regulatory capital rules or standards), including any interest, additions to tax or penalties applicable thereto.

“TD Bank” shall mean TD Bank, N.A., a national banking association.

“Temporary Leverage Increase Period” shall mean that as set forth in Section 5.14(a)(B)(ii)

“Temporary Senior Leverage Test Period” shall mean that as set forth in Section 5.14(a)(B)(ii).

“Term CORRA” shall mean, for any day, a rate per annum equal to the greater of (a) the sum of (i) the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day plus (ii) the Term CORRA Adjustment, and (b) the Floor.

“Term CORRA Adjustment” shall mean the applicable credit spread adjustment corresponding to the applicable Interest Period as set forth below:

Interest Period	Credit Spread Adjustment
1 Month	0.29547%
3 Months	0.32138%

“Term CORRA Administrator” shall mean Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Loan” shall mean a Loan that bears interest at a rate based on Term CORRA.

“Term CORRA Reference Rate” shall mean the forward-looking term rate based on CORRA.

“Term Loan Commitment” shall mean, as to any applicable Bank at any time, the amount initially set forth opposite its name on Schedule 1 in the column labeled “Term Loan Commitment”, as such Commitment is thereafter assigned or modified and “Term Loan Commitments” shall mean the aggregate Term Loan Commitments of all of the applicable Banks.

“Term Loan” or “Term Loans” shall mean singularly or collectively, as the context may require, that as set forth in Section 2.01A(a) hereof.

“Term Loan Maturity Date” shall mean ~~July 1~~January 31, ~~2021~~2029 , or such earlier date on which the Commitments shall have been terminated pursuant to this Agreement.

“Term Note” or “Term Notes” shall mean, singularly or collectively, as the context may require, the Term Note or Term Notes of the Borrower in the form of Exhibit “B” attached hereto and made a part hereof, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

“Term SOFR” shall mean a rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean 0.10000%.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Agent from time to time).

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

“Third Amendment Closing Date” means July 1, 2022.

“Total Commitment Amount” shall mean the obligation of the Banks hereunder to make Loans (other than Swing Line Loans) and to issue Letters of Credit up to the maximum aggregate principal Dollar Equivalent amount of Seven Hundred Eighty-Five Million and 00/100 Dollars ($785,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

“Trademark” shall mean “Trademark” as such term is defined under the terms and provisions of the applicable Security Agreement.

“Treasury Management Agreements” shall mean agreements or other arrangements under which any Person that was a Bank or Affiliate of any Bank at the time of making such agreements or other arrangements (it being understood that notwithstanding the foregoing, solely with respect to any Bank party hereto on the Sixth Amendment Closing Date or an Affiliate of any Bank party hereto on the Sixth Amendment Closing Date, any such agreement or other arrangement provided by such Person to any Loan Party that was entered into prior to the Sixth Amendment Closing Date shall be considered a Treasury Management Agreement hereunder) provides any of the following products or services to any of the Loan Parties, to any Domestic Subsidiary of a Loan Party or to any Foreign Subsidiary of a Loan Party: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) foreign currency exchange. The liabilities of the Loan Parties to the provider of any service or product under any applicable Treasury Management Agreement shall be “Indebtedness” hereunder and guaranteed Indebtedness under the Guaranty Agreements and secured Indebtedness under the Security Agreements.

“Truist Bank” shall mean Truist Bank, a North Carolina banking corporation.

“UK” and “United Kingdom” each means the United Kingdom of Great Britain and Northern Ireland.

“UK Borrower” means Schawk UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 03462552.

“UK Excluded Withholding Taxes” means any deduction or withholding for or on account of any UK Tax from a payment under any Loan Document Obligation where:

(a) the payment could have been made to the relevant Bank without any deduction or withholding if the Bank had been a UK Qualifying Bank, but on that date that Bank is not or has ceased to be a UK Qualifying Bank other than as a result of any change after the date it became a Bank under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(b) the relevant Bank is a UK Treaty Bank and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Bank without the UK Tax deduction had that Bank complied with its obligations under Section 2.22 hereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Qualifying Bank” means a Bank which is beneficially entitled to interest payable to that Bank in respect of any Loan or other Loan Document Obligation and is:

(a) a Bank:

(i) which is a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) making a Loan or any other advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that any Loan or any other advance under a Loan Document or would be within such charge as respects such payments apart from section 18A of the UK Corporation Tax Act 2009; or

(ii) in respect of a Loan or any other advance made under a Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) at the time that that Loan or other advance a Loan Document was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a UK Treaty Bank.

“UK Tax” means any Tax imposed under the laws of the UK or by any political subdivision, instrumentality or governmental agency in the UK having taxing authority.

“UK Treaty Bank” means a Bank which:

(a) is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Bank’s participation in the Loan or other Loan Document Obligation is effectively connected; and

(c) meets all other conditions in the relevant UK Treaty for full exemption from Tax imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that the following are satisfied:

(i) any condition which relates (expressly or by implication) to there not being a special relationship between the UK Borrower and a Bank or between both of them and another person, or to the amounts or terms of any Loan or other Loan Document Obligation; and

(ii) any necessary procedural formalities.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“US Borrower” shall have the meaning set forth in the Preamble hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Wells Fargo” shall mean Wells Fargo Bank, N.A., a national banking association.

“Write-Down and Conversion Powers” means:

(a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule;

(b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(c) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation.

“York Group” shall mean The York Group, Inc., a Delaware corporation.

“York Group Guaranty” shall mean the Guaranty and Suretyship Agreement, dated December 21, 2010, executed and delivered by York Group to the Agent for the ratable benefit of the Banks, as amended, modified or supplemented from time to time.

1.02 Construction and Interpretation.

(a) Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”. References in this Agreement to “judgments” of the Agent and the Banks include good faith estimates by the Agent and the Banks (in the case of quantitative judgments) and good faith beliefs by the Agent and the Banks (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments, and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof”, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates to the contrary; and any action required to be taken by any Loan Party is to be taken promptly, unless the context clearly indicates to the contrary.

(b) Agent’s or any Bank’s Discretion and Consent. Whenever the Agent or any Bank is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith.

(c) Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.14 (and all defined terms used in the definition of any accounting terms used in Section 5.14) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual financial statements of the US Borrower and its Subsidiaries referred to in Section 3.07. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.14 based upon the US Borrower’s regularly prepared financial statements by reason of the preceding sentence, or if such change would result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement so as to equitably reflect such change with the desired result that the criteria for evaluating the US Borrower’s and its Subsidiaries’ financial condition shall be the same after such change as if such change had not been made; provided that, until so amended, the US Borrower’s compliance with such financial covenants, standards or terms shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective. Notwithstanding anything to the contrary contained above or in the definition of Capitalized Lease Obligation, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting treatment of “operating” and “capital” leases scheduled to become effective for fiscal years beginning after December 15, 2018 as set forth in the Accounting Standards Update No. 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board in February 2016, or any similar publication issued by the Financial Accounting Standards Board in connection therewith, in each case, if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect prior to December 15, 2018.

1.03 European Monetary Union. If, as a result of the implementation of European monetary union, (a) any currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro, then any amount payable hereunder by any party hereto in such currency shall instead be payable in Euro and the amount so payable shall be determined by translating the amount payable in such currency to Euro at the exchange rate recognized by the European Central Bank for the purpose of integrating such currency into the Euro, or (b) any currency and the Euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Loan made at such time shall be made in Euro and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in Euro (in an amount determined as set forth in clause (a)), at the election of the obligor. Prior to the occurrence of the event or events described in clause (a) or (b) of the preceding sentence, each amount payable hereunder in any currency will continue to be payable only in that currency. The Borrower agrees, at the request of the Majority Banks, at the time of or at any time following the integration of any additional currency into the Euro, to enter into an agreement amending this Agreement in such manner as the Majority Banks shall reasonably request in order to avoid any unfair burden or disadvantage resulting therefrom and to place the parties hereto in the position they would have been in had such integration not occurred, the intent being that neither party will be adversely affected economically as a result of such integration and that reasonable provisions may be adopted to govern the borrowing, maintenance and repayment of Loans denominated in any Optional Currency after the occurrence of the event or events described in clause (a) or (b) of the preceding sentence.

1.04 Computation of Interest. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Base Rate, any relevant Benchmark, or any alternative, successor or replacement rate thereto (including any relevant Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any relevant Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying any relevant Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any relevant Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any relevant Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, any relevant Benchmark, any alternative, successor or replacement rate (including any relevant Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower (but not transactions that are specific to such Borrower alone). The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, any relevant Benchmark, or any alternative, successor or replacement rate (including any relevant Benchmark Replacement), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.05 Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.06 Limited Condition Acquisition. In the event that the US Borrower notifies the Agent in writing (such notice to be delivered to the Agent not less than ten (10) days prior to the date of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition) that any proposed Permitted Acquisition is a Limited Condition Acquisition and that the US Borrower wishes to test the conditions to such Limited Condition Acquisition and the availability of the Loans (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) that are to be used to finance such Limited Condition Acquisition in accordance with this Section, the following provisions shall apply:

(a) any condition to such Limited Condition Acquisition or such Loan (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) that requires that no Potential Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Loan (including, without limitation, Section 4.01 and Section 6.06(iii)(A) hereof), shall be satisfied if (i) no Potential Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition, and (ii) no Event of Default shall have occurred and be continuing under Sections 7.01(a), (b), (c), (k), (m) or (n) hereof both before and after giving effect to such Limited Condition Acquisition and any Loans incurred in connection therewith (including any Additional Increase);

(b) any condition to such Limited Condition Acquisition or such Loan (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence of such Loan (including, without limitation, Section 4.01 and Section 6.06(iii)(A) hereof) shall be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Condition Acquisition as are material to the lenders providing such Loans shall be true and correct, but only to the extent that the US Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for those representations and warranties which are already qualified by materiality and which shall be true and correct in all respects) at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition;

(c) any financial ratio test or condition to such Limited Condition Acquisition or the incurrence of such Loans (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition), may upon the written election of the US Borrower delivered to the Agent not less than ten (10) days prior to the execution of the definitive agreement for such Acquisition, be tested either (i) upon the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition or (ii) upon the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis; provided that the failure to deliver a notice under this Section prior to the date of execution of the definitive agreement for such Limited Condition Acquisition shall be deemed an election to test the applicable financial ratio under clause (ii) of this Section; and

(d) if the US Borrower has made an election with respect to any Limited Condition Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio (excluding any ratio used in determining the Applicable Margin or compliance with the covenant in Section 5.14) or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated.

ARTICLE II

THE CREDIT FACILITIES

2.01 Revolving Credit Facility Commitment.

(a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Banks severally (but not jointly) agree to make loans in either Dollars or one or more Optional Currencies (the “Revolving Credit Loans”) to the Borrower at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiry Date in an aggregate Dollar Equivalent principal amount which, when combined with the aggregate principal amount of all outstanding Swing Line Loans and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding, shall not exceed at any one time outstanding the Revolving Credit Facility Commitment; provided, however, that (i) no Bank shall be required to make Revolving Credit Loans (or participate in the issuance of Letters of Credit) in an aggregate Dollar Equivalent principal amount outstanding at any one time exceeding such Bank’s Commitment, (ii) no Base Rate Loan shall be made in an Optional Currency, (iii) in the event that any Foreign Borrower has joined this Agreement in accordance with the terms and provisions provided for herein, after giving effect to any Revolving Credit Loan, the aggregate amount of Revolving Credit Loans made to and Letters of Credit Outstanding issued for the account of all Foreign Borrowers shall not exceed the Dollar Equivalent amount of Three Hundred Fifty Million and 00/100 Dollars ($350,000,000.00) (the “Foreign Borrower Sublimit”), and (iv) after giving effect to any Revolving Credit Loan the aggregate amount of Revolving Credit Loans and Letters of Credit Outstanding denominated in Optional Currencies shall not exceed the Dollar Equivalent amount of Three Hundred Fifty Million and 00/100 Dollars ($350,000,000.00) (the “Optional Currency Sublimit”). The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement including, without limitation, the Banks’ right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow under this Section 2.01; provided, however, that if the Borrower prepays any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan on a day other than the last day of the applicable Interest Period for such Loan, or if the Borrower prepays any Daily Simple SONIA Loan on a day other than an interest payment date therefor specified in Section 2.04, then the Borrower shall comply with the terms and conditions of Section 2.12(c) with respect to such prepayment.

(b) Revolving Credit Notes. The obligation of the Borrower (which, except as set forth in Section 2.22 hereof with respect to any Foreign Borrower, shall be joint and several) to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrower, as applicable, by each Bank and to pay interest on the unpaid principal amount thereof is evidenced in part by the Revolving Credit Notes of the Borrower. Each Revolving Credit Note shall be payable to the order of a Bank in a principal amount equal to such Bank’s Commitment. The executed Revolving Credit Notes will be delivered by the US Borrower to the Banks on the Closing Date and, subsequent to the Closing Date, by any applicable Foreign Borrower in accordance with the terms and provisions of Section 2.22 hereof.

(c) Making, Renewing or Converting of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Section 4.01 hereof (subject to Section 1.06), the Banks shall make Revolving Credit Loans to the Borrower which, as selected by the Borrower pursuant to this Section 2.01(c), shall be Base Rate Loans, Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loan, Term CORRA Loans and/or Daily Simple SONIA Loans and, with respect to Loans other than Base Rate Loans, shall be denominated in Dollars and/or an Optional Currency. In addition, subject to the terms and conditions set forth below, the Borrower shall have the opportunity to (i) convert Base Rate Loans into Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans, (ii) convert Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans into Base Rate Loans, or (iii) renew Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans as Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans, respectively, for additional Interest Periods.

(i) Each Revolving Credit Loan that is made as or converted into a Base Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of or conversion into the requested Base Rate Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Base Rate Loan available to the Borrower at the Agent’s Office in immediately available funds not later than 2:00 p.m. (Pittsburgh, Pennsylvania time). Unless an Authorized Representative of the Borrower shall provide the Agent with the required written notice to convert a Base Rate Loan into a (x) Term SOFR Loan on or prior to the third (3rd) Government Securities Business Day prior to the date of requested conversion or (y) Eurocurrency Rate Loan on or prior to the third (3rd) Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically continue as a Base Rate Loan.

(ii) Each Revolving Credit Loan that is made as, renewed as or converted into a Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan, Term CORRA Loan or Daily Simple SONIA Loan shall be made, renewed or converted, on such Government Securities Business Day, Business Day or RFR Rate Day, as applicable, in such Dollar Equivalent amount (expressed in the currency in which such Loan shall be funded and also as a Dollar Equivalent amount if such Loan shall be funded in an Optional Currency) greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any Dollar Equivalent amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in Dollar Equivalent increments of One Hundred Thousand and 00/100 Dollars ($100,000.00), with such an Interest Period (if applicable) and in such currency as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the (a) third (3rd) Government Securities Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Term SOFR

Loan, (b) fourth (4th) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Eurocurrency Rate Loan, BBSW Loan, Term CORRA Loan and (c) fifth (5th) RFR Rate Day prior to the requested date of disbursement of, renewal of or conversion into the requested Daily Simple SONIA Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of Loans available to the Borrower at the Agent’s Office in immediately available funds, no later than 10:00 a.m. (Pittsburgh, Pennsylvania time). In addition, in the event that the Borrower desires to renew a Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan for an additional Interest Period, an Authorized Representative of the Borrower shall provide the Agent with written notice thereof on or prior to (a) with respect to Term SOFR Loans, the third (3rd) Government Securities Business Day prior to the expiration of the applicable Interest Period, and (b) with respect to Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans, the fourth (4th) Business Day prior to the expiration of the applicable Interest Period. In the event that an Authorized Representative of the Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the third (3rd) Government Securities Business Day prior to the expiration of the applicable Interest Period for a Term SOFR Loan, the Borrower shall be deemed to have given written notice that such Loan shall be renewed as a Term SOFR Loan with an Interest Period of one (1) month on the last day of the applicable Interest Period. In the event that an Authorized Representative of the Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the fourth (4th) Business Day prior to the expiration of the applicable Interest Period for a Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan denominated in an Optional Currency, the Borrower shall be deemed to have given written notice that such Loan shall be renewed for an Interest Period of one (1) Month. Each written notice under this clause (ii) shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense incurred by the Banks as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.12(c) hereof.

(iii) Each Bank hereby authorizes the Agent to make all Revolving Credit Loans that are requested by the Borrower on the proposed date of disbursement as described above. Upon receipt of a request to make, renew or convert a Revolving Credit Loan hereunder, the Agent shall promptly advise each of the Banks of the proposed date of disbursement, renewal or conversion, the amount and type of each such Revolving Credit Loan, the applicable Interest Period, the applicable currency and the Bank’s Commitment amount thereof. Each Bank shall remit its Commitment Percentage of the principal amount of each Revolving Credit Loan to the Agent at the Office of the Agent in the applicable currency and immediately available funds no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the applicable date of disbursement. If the amount of such Bank’s Commitment Percentage is not made available to the Agent by such Bank on the applicable borrowing date, the Agent shall not be required to fund such Bank’s Commitment Percentage of the Revolving Credit Loans on the applicable borrowing date; provided, however, the Agent may elect in its sole discretion to fund such Bank’s Commitment Percentage on the applicable borrowing date, and such Bank shall be subject to the repayment obligations set forth below.

(iv) The Agent may assume that each Bank has made or will make the proceeds of a Revolving Credit Loan available to the Agent in the applicable currency unless the Agent shall have been notified by such Bank on or before the later of (a) the close of business on the Business Day preceding the applicable borrowing date with respect to the Revolving Credit Loan, or (b) one (1) hour before the time on which the Agent actually funds the proceeds of such Revolving Credit Loan to the Borrower (whether using its own funds pursuant to this subsection or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which the Banks are required to deposit the proceeds of such Revolving Credit Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency. If such corresponding amount is not in fact made available to the Agent by such Bank in the applicable currency, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount, forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (y) with respect to Loans denominated in Dollars, (A) the Federal Funds Rate during the first three (3) days after such interest shall begin to accrue and (B) the Applicable Rate in respect of such Loan after the end of such three (3) day period, and (z) with respect to Loans denominated in an Optional Currency, the Overnight Rate.

(d) Maximum Principal Amount of Revolving Credit Loans and Letters of Credit Outstanding. The sum of (i) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, plus, (ii) the sum of the aggregate principal amount of all Swing Line Loans outstanding, plus (iii) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the amount of the Revolving Credit Facility Commitment as the same may be increased from time to time pursuant to Section 2.21. The Borrower agrees that if at any time the sum of (i) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, (ii) the aggregate principal amount of all Swing Line Loans outstanding plus (iii) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding exceeds the amount of the Revolving Credit Facility Commitment (the “Excess Amount”), the Borrower shall promptly, but in no event later than one Business Day thereafter, pay to the Agent (for the ratable benefit of the Banks) such Excess Amount. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Agent and the Banks by the Borrower pursuant to this Agreement, shall be immediately due and payable on the Expiry Date, without notice, presentment or demand of any kind.

(e) Effect of Amendment and Restatement. Simultaneously with the Closing Date, the parties hereby agree that the Commitments shall be as set forth in Schedule 1 and the portion of Loans and other Loan Document Obligations outstanding under the Existing Loan Agreement shall be reallocated in accordance with such Commitments and the requisite assignments shall be deemed to be made in such amounts by and between the Banks and from each Bank to each other Bank, with the same force and effect as if such assignments were evidenced by applicable assignment agreements required pursuant to Section 8.17 of the Existing Loan Agreement. Notwithstanding anything to the contrary in Section 8.17 of the Existing Loan Agreement or Section 8.17 of this Agreement, no other documents or instruments, including any assignment agreements, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an assignment agreement. On the Closing Date, the Banks shall make full cash settlement with each other and each Bank under the Existing Loan Agreement that will not be a Bank after the Closing Date either directly or through the Agent, as the Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments (as such term is defined in the Existing Loan Agreement) such that after giving effect to such settlements each Bank’s Commitment Percentage shall be as set forth on Schedule 1.

2.01A Term Loan Commitment.

(a) Term Loan. Each applicable Bank severally ~~made~~agrees to make a term loan in Dollars to the US Borrower on the Eighth Amendment Closing Date in the aggregate principal amount of its Term Loan Commitment (the “Term Loan”).

(b) Nature of Banks’ Obligations with Respect to the Term Loan. The obligations of each applicable Bank to make its portion of the Term Loan to the US Borrower shall be in the proportion that such applicable Bank’s Term Loan Commitment bears to the Term Loan Commitments of all applicable Banks making a portion of the Term Loan to the US Borrower, but each applicable Bank’s Term Loan to the US Borrower shall never exceed its Term Loan Commitment. The failure of any applicable Bank to make its portion of the Term Loan shall not relieve any other applicable Bank of its obligations to make its portion of the Term Loan nor shall it impose any additional liability on any other Bank hereunder. After the funding of the Term Loan by each applicable Bank in the aggregate principal amount of its Term Loan Commitment pursuant to Section 2.01A(a), the Banks shall have no obligation to make an additional Term Loan hereunder. The Term Loan Commitments are not revolving credit commitments, and the US Borrower shall not have the right to borrow, repay and reborrow under Section 2.01A(a).

(c) Renewing or Converting Term Loans. Subject to the terms and conditions set forth below, the US Borrower shall have the opportunity to (i) convert Base Rate Loans into Term SOFR Loans, (ii) convert Term SOFR Loans into Base Rate Loans, or (iii) renew Term SOFR Loans for additional Interest Periods.

(i) Each portion of the Term Loan that is converted into a Base Rate Loan shall be converted on such Business Day and in such amount as an Authorized Representative of the US Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of conversion into the requested Base Rate Loan. Unless an Authorized Representative of the US Borrower shall provide the Agent with the required written notice to convert a Base Rate Loan into a Term SOFR Loan on or prior to the third (3rd) Government Securities Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically convert to a Term SOFR Loan with an Interest Period of one (1) month.

(ii) Each Term Loan that is renewed or converted into a Term SOFR Loan shall be renewed or converted, on such Government Securities Business Day in an amount greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in increments of One Hundred Thousand and 00/100 Dollars ($100,000.00), with such an Interest

Period as an Authorized Representative of the US Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Government Securities Business Day prior to the requested date of, renewal of or conversion into the requested Term SOFR Loan. In the event that an Authorized Representative of the US Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the third (3rd) Government Securities Business Day prior to the expiration of the applicable Interest Period for a Term SOFR Loan, the US Borrower shall be deemed to have given written notice that such Loan shall be converted into a Term SOFR Loan with an Interest Period of one (1) month on the last day of the applicable Interest Period. Each written notice pursuant to this clause (ii) shall be irrevocable and binding on the US Borrower and the US Borrower shall indemnify the Agent and the applicable Banks against any loss or expense incurred by the applicable Banks as a result of any failure by the US Borrower to consummate such transaction calculated as set forth in Section 2.12(c) hereof.

(d) Term Notes; Principal Repayment Terms. The obligation of the US Borrower to repay the unpaid principal amount of the Term Loan made to it by each applicable Bank, together with interest thereon, shall be evidenced by a Term Note dated the Eighth Amendment Closing Date payable to the order of such applicable Bank in a face amount equal to the Term Loan Commitment of such Bank. The Term Loan principal shall be paid in ~~four~~eleven (~~4~~11) installments of ~~Six~~One Million ~~Two~~Eight Hundred ~~Fifty~~Seventy-Five Thousand and 00/100 Dollars ($~~6,250,000.00)~~1,875,000.00) commencing on July 1, ~~2020,~~2026 and thereafter on each October 1, ~~2020,~~ January 1, ~~2021 and~~ April 1, ~~2021~~and  July 1 of each calendar year, in each case, plus accrued interest as provided in Section 2.04, with the final installment of the remaining principal balance of ~~Ten~~One Hundred Twenty-Nine Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($~~10,000,000.00~~129,375,000.00) (or such lesser principal amount if any prepayment of the Term Loans has occurred in accordance with the terms and provisions set forth below) and accrued and unpaid interest due and payable on the Term Loan Maturity Date, without notice, presentment or demand of any kind. Subject to the provisions of this Section 2.01A(d), the US Borrower shall have the right, at its option, from time to time, to prepay the Term Loan, in whole or in part, on any date prior to the Term Loan Maturity Date without prepayment penalty or premium thereon; provided, however, the US Borrower shall give the Agent prior written notice of the US Borrower’s intention to make such prepayment at least three (3) Government Securities Business Days prior to the date of such prepayment in the case of prepayment of any Term SOFR Loan, and at least one (1) Business Day prior to the date of such prepayment in the case of any Base Rate Loan and of (i) the date, which shall be a Business Day, on which the proposed prepayment is to be made and (ii) the total principal amount of such prepayment (which prepayment shall be in an amount greater than or equal to One Million and 00/100 Dollars ($1,000,000.00) and increments of One Hundred Thousand and 00/100 Dollars ($100,000.00) in excess of such amount (unless, as applicable, either the outstanding principal amount of the Term Loan or the amount of any applicable principal installment payment is less than such amount); provided, further, the US Borrower shall pay to the Agent for the ratable benefit of the applicable Banks all interest accrued on the amount of the Term Loan to be prepaid to the date of such prepayment and all other fees, costs and charges required to be paid by the US Borrower to the Agent for the ratable benefit of the applicable Banks with respect to such prepayment, including any loss, costs or expenses pursuant to Section 2.12(c). All partial prepayments shall be applied first to the next scheduled installment payment of the Term Loan that is due and payable within ninety (90) days after the proposed date of the applicable prepayment and then to any remaining installments due on the Term Loan in the inverse order of their respective due dates. In addition, to the extent the Term Loan is subject to any Bank-Provided Hedge and as a result of the applicable prepayment hereunder, the US Borrower is required to pay any principal, interest, fees, costs or charges with respect to such Bank-Provided Hedge, the US Borrower shall~~, to the extent the aggregate amount of all such principal, interest, fees, costs and charges exceeds Ten Million and 00/100 Dollars ($10,000,000.00),~~ pay such required payments, in each case as set forth in any applicable Bank-Provided Hedge. All prepayments made hereunder are payable at 12:00 noon (Pittsburgh, Pennsylvania time) on the scheduled date of prepayment. All such prepayments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future Taxes, except as required by applicable Law. If the US Borrower is compelled by Law to deduct or withhold any such Taxes, then: (i) if such Tax is an Indemnified Tax, the amount to be prepaid by the US Borrower hereunder shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the applicable Banks receive an amount equal to the amount it would have received had no such deduction or withholding been made; and (ii) the US Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law.

2.02 Swing Line Facility.

(a) Swing Line Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swing Line Lender may, in its sole and absolute discretion, make available to the US Borrower at any time and from time to time during the period from the Closing Date through and including the Business Day immediately preceding the earlier of (i) the date upon which the aggregate unpaid principal balance of the Swing Line Loans become due and payable by demand or (ii) the Expiry Date, by making Swing Line Loans to the US Borrower in Dollars in an aggregate principal amount not exceeding at any one time outstanding Fifty Million and 00/100 Dollars ($50,000,000.00) (the “Swing Line Loan Facility”); provided, however, that the sum of (i) the aggregate principal amount of the Swing Line Lender’s Swing Line Loans outstanding, plus (ii) the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding of all the Banks, plus (iii) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding at any one time shall not exceed the aggregate amount of the Revolving Credit Facility Commitment as the same may be increased from time to time pursuant to Section 2.21. If not sooner paid, each Swing Line Loan, all unpaid interest thereon and all other sums and costs incurred hereunder with respect to such Swing Line Loan shall be immediately due and payable on the earlier of (i) thirty (30) Business Days from the date such Swing Line Loan was made, (ii) demand or (iii) the Expiry Date, without notice, presentment or demand (unless payable by demand). Within the limits of time and amount set forth in this Section 2.03.1, and subject to the provisions of this Agreement including, without limitation, the Swing Line Lender’s right to demand repayment of the Swing Line Loans at any time with or without the occurrence of an Event of Default, US Borrower may borrow, repay and reborrow under this Section 2.02.

(b) Swing Line Note. The obligation of the US Borrower to repay the unpaid principal amount of the Swing Line Loans made to the US Borrower by the Swing Line Lender and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Swing Line Note of the US Borrower. The executed Swing Line Note was previously delivered by US Borrower to the Swing Line Lender on November 21, 2017.

(c) Making Swing Line Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the US Borrower has satisfied all applicable conditions specified in Section 4.01 hereof, the Swing Line Lender may, in its sole and absolute discretion, make Swing Line Loans to the US Borrower on such Business Day and in such amount as an Authorized Representative of the US Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter in writing) received by the Swing Line Lender no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of the Swing Line Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Swing Line Lender shall make the proceeds of the Swing Line Loan available to the US Borrower at the Swing Line Lender’s Office in immediately available funds not later than 2:00 p.m., Pittsburgh, Pennsylvania time. The Swing Line Lender shall give notice to the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) of the next Business Day or such other time as the Agent and the Swing Line Lender may agree of the amount of each such Swing Line Loan.

(d) Refunded Swing Line Loans. With respect to any Swing Line Loans, the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the US Borrower), no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the first (1st) Business Day immediately preceding the proposed date of disbursement, a notice (which shall be deemed to be a notice of borrowing given by an Authorized Representative) requesting the Banks to make Revolving Credit Loans that are Base Rate Loans on such date in an amount equal such portion of the Swing Line Loans outstanding as the Swing Line Lender may request in its sole and absolute discretion plus, if the Swing Line Lender so requests, accrued interest thereon, (the “Refunded Swing Line Loans”). Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Credit Loans made by Banks other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the US Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Credit Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Credit Loans and shall be due under the Revolving Credit Note of the Swing Line Lender.

Anything contained herein to the contrary notwithstanding, each Bank’s obligation to make Revolving Credit Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Lender, the US Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a

Potential Default; (c) any Material Adverse Change; (d) any breach of this Agreement or any other Loan Document by the US Borrower; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Bank are subject to the condition that (X) the Swing Line Lender believed in good faith that all conditions under Section 4.01 to the making of the applicable Swing Line Loans were satisfied at the time such Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in writing by the Banks prior to or at the time such Swing Line Loans were made; provided, further, that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Commitment less its Pro Rata Share of the Dollar Equivalent amount of Letters of Credit Outstanding.

2.03 Interest Rates.

(a) Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Loans shall be, at the option of the Borrower as selected pursuant to Section 2.01(c) and 2.01(c) hereof, (x) Base Rate Loans which shall bear interest for each day at the rates set forth below, (y) Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans and/or Term CORRA Loans which shall bear interest during each applicable Interest Period at the rates set forth below, and (z) Daily Simple SONIA Loans which shall bear interest for each day at the rates set forth below.

(i) Prior to the ~~Fifth~~Eighth Amendment ~~Effective~~Closing Date, Loans shall bear interest in the manner specified in this Agreement prior to giving effect to the ~~Fifth~~Eighth Amendment. Subject to the terms and conditions of this Agreement, on the ~~Fifth~~Eighth Amendment ~~Effective~~Closing Date and through the day immediately preceding the ~~first (1st)~~ Incentive Pricing Effective Date ~~occurring after the Fifth Amendment Effective Date~~with respect to the Measurement Quarter ending June 30, 2026 (the “Restricted Pricing Period”), (x) Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin ~~corresponding to~~ determined by reference to the US Borrower’s Leverage Ratio as set forth below; provided, however, in no event shall the Applicable Base Rate Margin be less than Tier IV as set forth below during the Restricted Pricing Period, (y) Loans which are Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans shall bear interest during each applicable interest period at a rate per annum equal to the Adjusted Term SOFR, Adjusted Eurocurrency Rate, BBR Screen Rate or Term CORRA, as the case may be, plus the Applicable Term SOFR/Eurocurrency/RFR Margin ~~corresponding to~~determined by reference to the US Borrower’s Leverage Ratio as set forth below; provided, however, in no event shall the Applicable Term SOFR/Eurocurrency/RFR Margin be less than Tier IV set forth below during the Restricted Pricing Period, and (z) Loans which are Daily Simple SONIA Loans shall bear interest for each day at a rate per annum equal to Daily Simple SONIA plus the Applicable Eurocurrency/RFR Margin ~~corresponding to~~determined by reference to the US Borrower’s Leverage Ratio as set forth below; provided, however, in no event shall the Applicable Eurocurrency/RFR Margin be less than Tier IV set forth below during the Restricted Pricing Period.

(ii) Subject to the terms and conditions of this Agreement, during each Fiscal Quarter, in accordance with Section 5.01(c) hereof, the US Borrower shall submit to the Agent and the Banks a quarterly compliance certificate (the Fiscal Quarter in which such compliance certificate is required to be received by the Agent and the Banks is the “Reporting Quarter”) as of the last day of the Fiscal Quarter immediately preceding such Reporting Quarter (with respect to any Reporting Quarter, the Fiscal Quarter immediately preceding such Reporting Quarter is the “Measurement Quarter”). Upon receipt of such quarterly compliance certificate by the Agent and the Banks in accordance with Section 5.01(c), the calculation of the US Borrower’s Leverage Ratio shall be set forth in such compliance certificate as of the last day of the Measurement Quarter ending ~~March 31, 2024~~September 30, 2026 and as of the last day of each Measurement Quarter thereafter. From the first (1st) day of the first (1st) full calendar month following the Agent’s and the Banks’ receipt of such quarterly compliance certificate (the “Incentive Pricing Effective Date”) until the next Incentive Pricing Effective Date, (x) Loans which are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin determined by reference to the US Borrower’s Leverage Ratio as set forth below, (y) Loans which are Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans shall bear interest during each applicable Interest Period at a rate per annum equal to Adjusted Term SOFR, the Adjusted Eurocurrency Rate, BBR Screen Rate or Term CORRA, as the case may be, plus the Applicable Term SOFR/Eurocurrency/RFR Margin determined by reference to the US Borrower’s Leverage Ratio as set forth below, and (z) Loans which are Daily Simple SONIA Loans shall bear interest for each day at a rate per annum equal to Daily Simple SONIA plus the Applicable Term SOFR/Eurocurrency/RFR Margin determined by reference to the US Borrower’s Leverage Ratio as set forth below:

Tier	Leverage Ratio	Applicable Term SOFR/ Eurocurrency /RFR Margin per annum	Applicable Base Rate Margin per annum	Applicable L/C Fee Percentage per annum	Applicable Commitment Fee Percentage per annum
I	< 2.50	1.000%	0.000%	1.000%	0.15%
II	≥2.50 < 3.00	1.125%	0.125%	1.125%	0.20%
III	≥ 3.00 < 3.50	1.250%	0.250%	1.250%	0.25%
IV	≥ 3.50 < 4.00	1.500%	0.500%	1.500%	0.25%
V	≥ 4.00 < 4.50	1.750%	0.750%	1.750%	0.25%
VI	≥ 4.50	2.000%	1.000%	2.000%	0.30%

(iii) Subject to the terms and conditions of this Agreement, in the event that the US Borrower fails to timely deliver the compliance certificate required by Section 5.01(c) hereof, the Applicable Margin in effect at the time of such failure shall be increased to the next highest Tier until the delivery of such compliance certificate.

(iv) Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Swing Line Loans shall bear interest for each day at the Swing Line Rate.

(b) Calculation of Interest and Fees; Adjustment to Base Rate and Swing Line Rate. Interest on the Base Rate Loans, unpaid fees and other sums payable hereunder shall be computed on a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, and paid for the actual number of days elapsed. Interest on the Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans, Term CORRA Loans and Daily Simple SONIA Loans shall be computed on a year of three hundred sixty (360) days and paid for the actual number of days elapsed; provided that, for Loans made in an Optional Currency for which a three hundred sixty five (365) or three hundred sixty six (366) day basis, as the case may be, is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, for the actual days elapsed. In the event of any change in the Base Rate or the Swing Line Rate, the rate of interest applicable to each Base Rate Loan or the Swing Line Loans shall be adjusted to immediately correspond with such change; provided, however, that any interest rate charged hereunder shall not exceed the Maximum Rate.

(c) Interest After Maturity or Default; Interest Laws. Upon the occurrence and during the continuance of an Event of Default, (i) pursuant to Section 7.01(a), 7.01(m) or 7.01(n), the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.00%); (ii) pursuant to Section 7.01(b)-7.01(l), the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall, at the election of the Agent or the direction of the Majority Banks, thereafter bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.00%); (iii) at the election of the Agent or the direction of the Majority Banks, each Term SOFR Loan shall automatically convert into a Base Rate Loan at the end of the applicable Interest Period; (iv) at the election of the Agent or the direction of the Majority Banks, each Eurocurrency Rate Loan, BBSW Loan, Term CORRA Loan or Daily Simple SONIA Loan denominated in an Optional Currency shall automatically convert into a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the principal amount of such Loan) at the time of such Event of Default and the Borrower shall pay to the Agent for the ratable account of the Banks such additional amounts as are required pursuant to and in accordance with Sections 2.12(c) and 2.18; and (v) at the election of the Agent or the direction of the Majority Banks, no Loans may be made in an Optional Currency and no Loans may be made as, renewed as or converted into a Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrower shall not be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Bank may have received hereunder shall be, at the Majority Banks’ option, (a) applied as a credit against the outstanding principal balance of the Indebtedness evidenced by the Notes or accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrower shall have no action against the Agent or the Banks for any damages arising out of the payment or collection of any Excess Interest.

(d) Successor Rates.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the relevant then-current Benchmark, then (x) if the relevant Benchmark Replacement is determined in accordance with clause (i)(a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the relevant Benchmark for all purposes hereunder and under any Loan Document in respect of such relevant Benchmark setting and subsequent applicable relevant Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Agreement or any other Loan Document and (y) if the relevant Benchmark Replacement is determined in accordance with either clause (i)(b) or clause (ii), as applicable, of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such relevant Benchmark Replacement will replace the relevant Benchmark for all purposes hereunder and under any Loan Document in respect of the relevant Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such relevant Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such relevant Benchmark Replacement from Banks comprising the Majority Banks. If the relevant Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of any relevant Benchmark Replacement, the Agent will have the right to make relevant Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such relevant Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the US Borrower and the Banks of (i) the implementation of any relevant Benchmark Replacement and (ii) the effectiveness of any relevant Conforming Changes in connection with the use, administration, adoption or implementation of any relevant Benchmark Replacement. The Agent will notify the US Borrower of (x) the removal or reinstatement of any tenor of any relevant Benchmark pursuant to Section 2.03(d)(iv) and (y) the commencement of any applicable relevant Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.03.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of any relevant Benchmark Replacement), (A) if the relevant then-current Benchmark is a term rate (including, without limitation, the Term SOFR Reference Rate) and either (1) any tenor for the relevant Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the administrator of the relevant Benchmark or the applicable regulatory supervisor for the administrator of the relevant Benchmark has provided a public statement or publication of information announcing that any tenor for the relevant Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any relevant Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for the relevant Benchmark (including any relevant Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for the relevant Benchmark (including the relevant Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all relevant Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the US Borrower’s receipt of notice of the commencement of any applicable Benchmark Unavailability Period, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued in the applicable currency during such applicable Benchmark Unavailability Period and, failing that, (A) the obligation of the Banks to make or maintain Loans in any currency other than Dollars shall be suspended, and/or (B) solely in the case of Dollar denominated Loans, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any applicable Benchmark Unavailability Period or at any time that a tenor for the relevant then-current Benchmark is not an Available Tenor, to the extent the component of the Base Rate based upon the relevant then-current Benchmark or such tenor for such relevant Benchmark, as applicable, will not be used in any determination of the Base Rate. During any applicable Benchmark Unavailability Period, notwithstanding anything to the contrary herein, any Swing Line Loan shall bear interest at the Base Rate plus the Applicable Base Rate Margin.

2.04 Interest Payments.

The Borrower shall pay to the Agent for the ratable account of the Banks interest on the aggregate outstanding balance of the Loans which are Base Rate Loans in arrears, on July 1, 2020 and on the first (1st) day of each October, January, April and July thereafter through and including the Expiry Date. The Borrower shall pay to the Agent for the ratable account of the Banks interest on the unpaid principal balance of the Loans that are Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans or Term CORRA Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) Months, on each and every three (3) Month anniversary of each such Loan during the period from the Closing Date to and including the Expiry Date. The Borrower shall pay to the Agent for the ratable account of the Banks interest on the aggregate outstanding balance of the Loans that are Daily Simple SONIA Loans in arrears, on the first (1st) day of each calendar month through and including the Expiry Date. After maturity of any part of the Loans (whether upon the occurrence of an Event of Default, by acceleration or otherwise), interest on such part of the Loans shall be immediately due and payable without notice, presentment, or demand of any kind. Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency. The Borrower shall pay to the Swing Line Lender interest on the unpaid principal balance of the aggregate outstanding balance of the Swing Line Loans in arrears, on April 30, 2020 and on the last day of each July, October, January and April thereafter through and including the Expiry Date.

2.05 Fees.

The Borrower shall pay to the Agent for the ratable account of the Banks:

(i) A commitment fee in Dollars on the unused portion of the amount of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears beginning on July 1, 2020 and continuing on the first (1st) day of each October, January, April and July thereafter and on the Expiry Date. Such fee shall be calculated daily, and shall equal the amount by which the amount of the Revolving Credit Facility Commitment has exceeded the closing principal balance of the sum of the outstanding Dollar Equivalent principal balance of the Revolving Credit Loans (for purposes of this computation the Swing Line Lender’s Swing Line Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the Dollar Equivalent amount of Letters of Credit Outstanding on each day, multiplied by the applicable percentage per annum with respect to commitment fees for such day determined by reference to the US Borrower’s Leverage Ratio as set forth in Section 2.03(a)(ii) (the “Applicable Commitment Fee Percentage”); provided, however, that any commitment fee accrued with respect to the Revolving Credit Facility Commitment of an Impacted Bank during the period prior to the time such Bank became an Impacted Bank and unpaid at such time shall not be payable by the Borrower so long as such Bank shall be an Impacted Bank except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue with respect to the Revolving Credit Facility Commitment of an Impacted Bank so long as such Bank shall be an Impacted Bank; provided, further, that on the Fifth Amendment Effective Date and through the day immediately preceding the first (1st) Incentive Pricing Effective Date occurring after the end of the Fiscal Quarter ending March 31, 2024), the Applicable Commitment Fee Percentage shall be determined by reference to the applicable margin corresponding to Tier IV;

(ii) The Letter of Credit Commission pursuant to Section 2.07 hereof; and

(iii) Closing fees in accordance with that certain Engagement Letter, dated December 19, 2023, from the Agent to each Borrower and acknowledged and accepted by each Borrower.

2.06 Agreement to Issue Letters of Credit.

From time to time during the period from the Third Amendment Closing Date to the fifteenth (15th) day preceding the Expiry Date, subject to the further terms and conditions hereof, including those required in connection with the making of Revolving Credit Loans, the applicable Issuing Bank(s) shall issue Standby Letters of Credit or Commercial Letters of Credit (collectively the “Letters of Credit”) for the account of the Borrower in a Dollar Equivalent amount not to exceed Seventy-Five Million and 00/100 Dollars ($75,000,000.00) in the aggregate as a subfacility of the Revolving Credit Facility Commitment; provided, however, that the outstanding amount of Letters of Credit of any Issuing Bank shall not exceed its Specified L/C Sublimit; provided further, however, that on any date on which the Borrower requests a Letter of Credit, and after giving effect to the Letter of Credit Face Amount of such Letter of Credit, the sum of (i) the Dollar Equivalent amount of all Revolving Credit Loans outstanding, plus (ii) all Swing Line Loans outstanding, plus (iii) the Dollar Equivalent amount of all Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment. As of the date hereof, those Letters of Credit set forth on Schedule 2.06 hereof (collectively, the “Existing Letters of Credit”), which were issued under the Existing Loan Agreement and are outstanding on the date hereof, will be deemed to be Letters of Credit issued and outstanding hereunder.

Each request for a Letter of Credit shall be delivered to the applicable Issuing Bank (with a copy to the Agent) no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the second (2nd) Business Day, or such shorter period as may be agreed to by such Issuing Bank, prior to the proposed date of issuance. Each such request shall be in a form acceptable to the applicable Issuing Bank and specify the Letter of Credit Face Amount thereof, the applicable currency, the account party, the beneficiary, the intended date of issuance, the expiry date thereof (which shall not be later than the Letter of Credit Expiration Date), and the nature of the transaction to be supported thereby. Promptly after receipt of any request for a Letter of Credit, the Issuing Bank shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such request for a Letter of Credit and if not, such Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice from any Bank, the Agent or any Loan Party, at least one (1) day prior to the requested date of issuance of the applicable Letter of Credit, that one or more applicable conditions in Section 4.01 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Banks set forth in this Section 2.06, the Issuing Bank or any of the Issuing Bank’s Affiliates will issue a Letter of Credit. All such Letters of Credit shall be issued by the applicable Issuing Bank in accordance with its then current practice relating to the issuance of Letters of Credit including, but not limited to, the execution and delivery to such Issuing Bank of applications and agreements required by such Issuing Bank and the payment by the Borrower of all applicable fees required by Section 2.07 hereof or otherwise payable in connection therewith. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank’s Pro Rata Share of the Letter of Credit Face Amount of such Letter of Credit. The applicable Issuing Bank shall promptly, but in any event not later than the next Business Day, provide to each Bank notice of each such request for a Letter of Credit by the Borrower.

Notwithstanding any other provision hereof, no Issuing Bank shall be required to issue any Letter of Credit, if any Bank is at such time an Impacted Bank hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Impacted Bank to eliminate the Issuing Bank’s risk with respect to such Impacted Bank (it being understood that the Issuing Bank would consider the Borrower or the Impacted Bank providing Cash Collateral to the Agent, for the benefit of the Issuing Bank, to secure the Impacted Bank’s Pro Rata Share of the Letter of Credit to be a satisfactory arrangement).

2.07 Letter of Credit Fees.

The Borrower shall pay to the applicable Issuing Bank for its own account in Dollars (a) a fronting fee for each Letter of Credit issued hereunder, such fee shall be equal to one-eighth of one percent (0.125%) per annum of the daily average Dollar Equivalent amount of Letters of Credit Outstanding during the preceding calendar quarter, payable quarterly in arrears beginning on April 1, 2020 and continuing on the first (1st) day of each July, October, January and April thereafter and on the applicable Letter of Credit Expiration Date, (b) such Issuing Bank’s standard amendment fees for each applicable Letter of Credit issued hereunder by such Issuing Bank, such fees to be paid on the date of the amendment of such Letter of Credit and (c) any reasonable out-of-pocket expenses and costs incurred by such Issuing Bank for the issuance of any applicable Letter of Credit issued hereunder by such Issuing Bank, such fees to be paid on the day of issuance of such Letter of Credit. The Borrower shall also pay to the Agent for the ratable account of the Banks a fee (the “Letter of Credit Commission”), calculated daily and equal to the Dollar Equivalent amount of the Letters of Credit Outstanding on each day multiplied by the applicable percentage for such day determined by reference to the Borrower’s Leverage Ratio as set forth in Section 2.03(a)(ii) (the “Applicable L/C Fee Percentage”), such fee to be paid quarterly in arrears beginning on April 1, 2020 and continuing on the first (1st) day of each July, October, January, and April thereafter and on the applicable Letter of Credit Expiration Date; provided, however, that on the Fifth Amendment Effective Date and through the day immediately preceding the first (1st) Incentive Pricing Effective Date occurring after the end of the Fiscal Quarter ending March 31, 2024), the Applicable L/C Fee Percentage shall be determined by reference to the applicable margin corresponding to Tier IV. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission shall be increased in accordance with Section 2.03(c).

2.08 Payments Under Letters of Credit.

Upon a draw under any Letter of Credit, the Borrower shall immediately, but in any event not later than the end of such Business Day, reimburse the Issuing Bank for such drawing under a Letter of Credit by paying to the Agent for the account of the Issuing Bank an amount equal to the amount so paid by the Issuing Bank with respect to such drawing under the applicable Letter of Credit. If (i) the Borrower shall not have reimbursed the Issuing Bank for such drawing under such Letter of Credit by the end of such Business Day, (ii) the Issuing Bank and/or the Agent, on behalf of the Issuing Bank, must for any reason return or disgorge such reimbursement, or (iii) the Borrower is required to make a payment under Section 7.02(a)(ii) hereof and fails to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 7.02(a)(ii) hereof shall automatically be converted into a Revolving Credit Loan in Dollars (in the Dollar Equivalent of the amount of such drawing, if such drawing is made in an Optional Currency), which shall be a Base Rate Loan made on the date of such drawing for all purposes of this Agreement. The Borrower’s obligation to reimburse the Issuing Bank with respect to each drawing under a Letter of Credit shall be absolute and unconditional.

2.09 Period of Issuance and Term of Letters of Credit; Cash Collateralization.

Letters of Credit shall only be issued by the Issuing Banks for the account of the Borrower for such terms which expire on or before the Letter of Credit Expiration Date. If, on the Expiry Date, any Letter of Credit Outstanding for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all such Letters of Credit Outstanding. The Borrower hereby grants to the Agent, for the benefit of the Issuing Bank and the Banks, a security interest in all Cash Collateral pledged pursuant to this Section 2.09 or otherwise under this Agreement.

2.10 Booking of Loans.

Each Bank may make, carry or transfer Term SOFR Loans, Eurocurrency Rate Loans, BBSW Loans, Term CORRA Loans or Daily Simple SONIA Loans at, to or for the account of, any Office (including any of its branch offices or the office of an Affiliate of such Bank); provided, however, that no such action shall result in increased liability or cost to the Borrower, including any increased liability or cost pursuant to Section 2.12 or 2.13 hereof.

2.11 Assumptions Concerning Funding of Loans.

Calculation of all amounts payable to each Bank for Eurocurrency Rate Loans, BBSW Loans and Term CORRA Loans under Section 2.12(c) and (d) shall be made as though each Bank had actually funded its relevant Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan through the purchase of an Optional Currency deposit bearing interest at the Eurocurrency Rate, BBSW or Term CORRA, as the case may be, in an amount equal to the amount of that Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Optional Currency deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Bank may fund each of its Eurocurrency Rate Loans, BBSW Loans and/or Term CORRA Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.12(c) and (d), as applicable.

2.12 Additional Costs.

(a) If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, a Bank of making, funding or maintaining Loans (or commitments to make the Loans), other than with respect to any Indemnified Taxes, any tax described in clauses (ii) through (vii) of the definition of Excluded Taxes, Excluded Taxes or Connection Income Taxes then the Borrower shall from time to time, upon demand by such Bank made within a reasonable time after such Bank’s determination thereof, pay to the Agent for the account of such Bank additional amounts sufficient to reimburse such Bank for any such additional costs or reduction in income. All such additional amounts shall be determined by such Bank in good faith using appropriate attribution and averaging methods ordinarily employed by such Bank. A certificate of such Bank submitted to the Borrower in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error. Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(a), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such repayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to the Agent. If any such repayment or conversion of any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan occurs on any day other than the last day of the applicable Interest Period for such Loan (or, in the case of a Daily Simple SONIA Loan, on a day other than a date for the scheduled payment of interest thereon), the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c) or (d); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(b) If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects the amount of capital or liquidity required to be maintained by any Bank or any corporation controlling any Bank and such Bank determines in good faith that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans), other than with respect to any Tax with respect to which Section 2.14 and Section 9.17 shall apply, then, within ten (10) Business Days of demand by such Bank, the Borrower shall pay to the Agent for the account of such Bank from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank determines in good faith such increase in capital to be allocable to the existence of such Bank’s Loans (or commitment to make the Loans). Any such demand by a Bank must be made within a reasonable time after such Bank’s determination as set forth in the immediately preceding sentence. A certificate of such Bank in good faith submitted to the Borrower as to such amounts shall be presumptive evidence of such amounts. Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(b), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to such Bank. If any such prepayment or conversion of any

Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, or if any such prepayment of a Daily Simple SONIA Loan occurs on a day other than a date for the scheduled payment of interest thereon, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c) (d); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(c) If the Borrower shall repay or convert any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan on a day other than the last day of the applicable Interest Period for such Loan or, if the Borrower shall repay any Daily Simple SONIA Loan on a day other than a date for the scheduled payment of interest thereon (whether such repayment or conversion is (i) permitted by this Section 2.12 or Section 2.13, (ii) permitted as a result of the failure of the Borrower to consummate a transaction after providing notice as set forth in Section 2.01(c)(ii), (iii) otherwise permitted by a Bank, or (iv) otherwise required under the terms of this Agreement), the Borrower shall pay (within ten (10) Business Days after written demand) to the Agent for the ratable benefit of the Banks such additional amounts reasonably determined by the Banks in good faith to be sufficient to indemnify the Banks against any loss, cost, or expense incurred by the Banks as a result of such prepayment or conversion including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by any Bank to the Borrower in good faith shall be presumptive evidence of such amount.

(d) The obligation of Borrower to make payments to any Bank pursuant to Sections 2.12(a) and 2.12(b) shall be limited to amounts that accrue on and after the day which is one hundred eighty (180) days prior to the date on which such Bank first makes demand therefor; provided that, if the circumstances giving rise to such payments have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect.

2.13 Illegality; Impracticability.

Notwithstanding any other provision contained in this Agreement other than Section 2.03(d) (which shall pre-empt this provision to the extent governed by the provisions thereof), if: (a) it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Agent or any Bank to perform its obligations hereunder to make, renew, or convert Loans hereunder; or (b) on any date on which any rate hereunder would otherwise be set, Agent or Majority Banks shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining such rate, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to the applicable Banks of funding a proposed Loan exceeds the rate that would be applicable, then (y) upon notice thereof by the Agent to the Borrower, the obligation of the applicable Banks to make or renew a Loan of a type or currency so affected or to convert any type of Loan or any Loan denominated in an Optional Currency into a Loan of a type or currency so affected shall terminate and the applicable Banks shall thereafter be obligated to make only Base Rate Loans in Dollars whenever any written notice requests any type of Loans or any Loan denominated in an Optional Currency so affected and (z) upon written demand therefor by the Agent to the Borrower, the Borrower shall (i) forthwith prepay in full all Loans of the type or currency so affected then outstanding, together with interest accrued thereon or (ii) request that such the applicable Banks, upon five (5) Business Days’ notice, convert all Loans of the type or currency so affected then outstanding into Loans of a type or currency not so affected. If any such prepayment or conversion of any Term SOFR Loan, Eurocurrency Rate Loan, BBSW Loan or Term CORRA Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, or any such prepayment of a Daily Simple SONIA Loan occurs other than on a date for the scheduled payment of interest thereon, the Borrower also shall pay to the Agent for the ratable benefit of the applicable Banks such additional amounts as set forth in Section 2.12(c) or (d).

2.14 Payments.

All payments to be made with respect to principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Notes are payable at 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Agent at its Office in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. The Agent may in its discretion deduct such payments from the Borrower’s demand or deposit accounts with the Agent if not paid within five (5) Business Days after the due date. All such payments shall be applied as directed by the Borrower; provided, that after the occurrence and during the continuation of an Event of Default or Potential Default, such payments shall be applied at the option of the Agent and the Banks to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Agent and the Banks, in their sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future Taxes, except as required by applicable Law. If the Borrower is compelled by Law to deduct or withhold any such Taxes, then: (i) if such Tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Agent or Banks, as the case may be, receives an amount equal to the amount it would have received had no such deduction or withholding been made; and (ii) the Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law.

2.15 Loan Account.

The Agent will open and maintain on its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) for the Borrower in which shall be recorded the date and amount of each Loan made by the Banks and the date and amount of each payment and prepayment in respect thereof. The Agent shall record in the Loan Account the principal amount of the Loans owing to each Bank from time to time. The Loan Account shall constitute presumptive evidence of the accuracy of the information contained therein (including the Equivalent Amounts of the applicable currencies where such computations are required) absent manifest error. Any failure by the Agent to make any such notation or record shall not affect the obligations of the Borrower to the Banks with respect to the Loans.

2.16 Estoppel.

As further consideration for the entry of the Banks into this Agreement, the Borrower hereby represents and warrants that it does not presently have any claims or actions of any kind at Law or in equity against Citizens and/or any other Bank arising out of or in any way relating to the Existing Loan Agreement or any related documents with respect thereto, or the transactions contemplated by this Agreement.

2.17 Utilization of Commitments in Optional Currencies.

(a) Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans and Letters of Credit Outstanding. The Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans to be denominated in an Optional Currency as of the requested borrowing date, (ii) Letters of Credit to be denominated in an Optional Currency as of the intended date of issuance, (iii) Letters of Credit Outstanding denominated in an Optional Currency as of the last Business Day of each month, and (iv) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period, and at such other times as reasonably determined by the Agent in its sole discretion (each such date under clauses (i) through (iv), a “Computation Date”).

(b) Notices From Banks that Optional Currencies are Unavailable to Fund New Revolving Credit Loans. The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Agent by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to the borrowing date for such Loans that such Bank cannot provide its share of such Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its applicable Office) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its applicable Office) to honor its obligations hereunder to make a Revolving Credit Loan in an Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the borrowing date for such Loans that the Optional Currency is not then available for such Loans, and the Agent shall promptly thereafter notify the Banks of the same. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m. (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the borrowing date for such Loans, withdraw the loan request for such Loans. If the Borrower withdraws such loan request, the Agent will promptly notify each Bank of the same and the Banks shall not make such Loans. If the Borrower does not withdraw such loan request before such time, (i) the Borrower shall be deemed to have requested that the Loans referred to in its loan request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Loans and shall bear interest at Adjusted Term SOFR applicable to Interest Periods of one (1) month, and (ii) the Agent shall promptly deliver a notice to each Bank stating: (A) that such Loans shall be made in Dollars and shall bear interest at Adjusted Term SOFR applicable to Interest Periods of one (1) month, (B) the aggregate amount of such Loans, and (C) such Bank’s Pro Rata Share of such Loans.

(c) Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of Loans Denominated in an Optional Currency. If the Borrower delivers a loan request requesting that the Banks renew or continue any Eurocurrency Rate Loan, BBSW Loan, Term CORRA Loan or Daily Simple SONIA Loan which is denominated in an Optional Currency, the Banks shall be under no obligation to renew such Loan if any Bank delivers to the Agent a notice by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its applicable Office) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its applicable Office) to honor its obligations hereunder to make a Loan in an Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the renewal date that the renewal or continuation of such Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Banks of the same. If the Agent shall have so notified the Borrower that any such renewal or continuation of Optional Currency Loans is not then available, any notice of renewal or continuation with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Term SOFR Loans, with an Interest Period of one (1) month with effect from the last day of the Interest Period with respect to any such Optional Currency Loans. The Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Bank’s Pro Rate Share thereof; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(d) Requests for Additional Optional Currencies. The Borrower may deliver to the Agent a written request that Revolving Credit Loans and/or Letters of Credit hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the applicable interbank market. The Agent will promptly notify the Banks of any such request promptly after the Agent receives such request. The Agent and each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Borrower of the acceptance or rejection by the Agent and each of the Banks of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Agent and all of the Banks approve of the Borrower’s request.

2.18 Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Revolving Credit Loan made or Letter of Credit issued in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made or Letter of Credit was issued, provided, however, that (a) if it is impossible or illegal for Borrower to effect payment of a Loan or reimbursement of a Letter of Credit in the Optional Currency in which such Loan was made or Letter of Credit was issued, (b) if Borrower defaults in its obligations to do so, or (c) if a Loan denominated in an Optional Currency automatically converts to a Base Rate Loan pursuant to Section 2.03(c) hereof, the Majority Banks may at their option (and, in the case of (a) above shall) permit such payment to be made (i) at and to a different location, subsidiary, Affiliate or correspondent of Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Majority Banks may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold each Bank harmless from and against any loss incurred by any Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made or Letter of Credit was originally issued, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.

2.19 Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, Agent may, with respect to notices by Borrower for Revolving Credit Loans or Letters of Credit in an Optional Currency or voluntary prepayments of less than the full amount of a Loan denominated in an Optional Currency, engage in reasonable rounding (in accordance with the Agent’s usual and customary Optional Currency policies) of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Agent shall promptly notify Borrower and the Banks of such rounded amounts and Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

2.20 Mandatory Prepayments for Currency Fluctuations.

If on any Computation Date, either (a) the sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding is equal to or greater than one hundred five percent (105%) of the Optional Currency Sublimit as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars or (b) the sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans made to Foreign Borrowers outstanding and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding issued on account of Foreign Borrowers is equal to or greater than one hundred five percent (105%) of the Foreign Borrower Sublimit as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower and/or any Foreign Borrower, if applicable, of the same. The Borrower and/or any Foreign Borrower, if applicable, shall pay or prepay Revolving Credit Loans (subject to Borrower’s and/or any Foreign Borrower’s, if applicable, indemnity obligations under Section 2.12) within one (1) Business Day after receiving such notice such that, as applicable: (i) the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the Optional Currency Sublimit after giving effect to such payments or prepayments; and/or (ii) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans made to Foreign Borrowers outstanding and the aggregate Dollar Equivalent amount of Letters of Credit Outstanding issued on account of Foreign Borrowers shall not exceed the Foreign Borrower Sublimit after giving effect to such payments or prepayments.

2.21 Increase of Commitment.

If at any time after the Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Facility Commitment, (each, an “Additional Revolving Credit Increase”) and/or, at the Borrower’s option, request to add term loans (each, an “Incremental Term Loan” and collectively, the “Incremental Term Loans”) (each Additional Revolving Credit Increase and each Incremental Term Loan are each, an “Additional Increase” and collectively, the “Additional Increases”) the Borrower shall notify the Agent in writing, who will promptly notify each Bank thereof, provided that any such Additional Increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such Additional Increases shall not exceed ~~Four~~Two Hundred Fifty Million and 00/100 Dollars ($~~400,000,000.00~~250,000,000.00 ). The existing Banks shall have the right at any time within fourteen (14) days following such notice to increase their respective Commitment by providing written notice of the same to the Agent so as to provide such additional Commitment pro-rata in accordance with such Bank’s Pro Rata Share, and any portion of such Additional Increase which is not provided by any such existing Bank shall be available to the other existing Banks; provided, that if more than one existing Bank desires to increase its Commitment in respect of the portion of such Additional Increase not provided by an existing Bank, such participating Banks shall provide such portion of the additional Commitments on a pro rata basis in accordance with the proportion that their Pro Rata Share bears to each other, and thereafter, to the extent not provided by existing Banks, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Agent (which approval will not be unreasonably withheld, conditioned or delayed) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrower’s expense, which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent hereby deemed to be irrevocably given to the Agent by the Banks; provided, however, that the Borrower shall have the right to have the entire amount of each Additional Increase provided by such approved additional lending institution or institutions if all the existing Banks decline to increase their Commitments to accommodate any such Additional Increase. Notwithstanding anything to the contrary in this Section 2.21 or in any other provision of any Loan Document, if the proceeds of any Additional Increase (it being understood and agreed that only Additional Increases consisting of Incremental Term Loans may be used for a Limited Condition Acquisition) are intended to be applied to finance a Limited Condition Acquisition and the lenders providing such Additional Increase so agree, the availability of funds under such Additional Increase shall be subject to the terms of Section 1.06. In the event of any such Additional Increase in the aggregate Commitments and in the Commitment of any Bank effected pursuant to the terms of this Section 2.21, new Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent, be executed and delivered by the Borrower, and the affected Banks shall promptly surrender and cancel the existing Notes; and the Borrower shall execute and deliver such additional documentation setting forth the new Commitments and Pro Rata Shares as the Agent shall reasonably request in accordance with the provisions of this Section 2.21 (each, an “Additional Increase Amendment”). Each Additional Increase Amendment (i) with respect to any Additional Revolving Credit Increase, shall be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent herein is deemed to be irrevocably given to the Agent by the Banks and (ii) with respect to any Incremental Term Loan, (A) shall be executed by the Borrower, the Banks providing such Incremental Term Loan and the Agent without further consent of any of the Banks not providing any portion of such Incremental Term Loan, such consent herein is deemed to be irrevocably given to the Agent by the Banks not providing any portion of such Incremental Term Loan, (B) may contain any amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.21 to, among other things, include such Incremental Term Loan and/or the effect thereof in the definitions of “Commitments”, “Loans”, “Majority Banks”, “Notes”, “Total Commitment Amount” and (C) shall set forth the terms and conditions applicable to such Incremental Term Loan as agreed to among the Borrower, the Banks providing such Incremental Term Loan and the Agent; provided, however, that the maturity date of such Incremental Term Loan shall not be earlier than the Expiry Date.

2.22 Additional Foreign Borrowers.

(a) The US Borrower may request that any Foreign Subsidiary which is also an Authorized Foreign Entity (each, an “Applicant Foreign Borrower”) be designated a Foreign Borrower under the Foreign Borrower Sublimit by delivery of a written request to the Agent therefor. The Agent will promptly notify the Banks of any such request. Designation of any Applicant Foreign Borrower as a Foreign Borrower under the Foreign Borrower Sublimit is subject to (i) for any such request made following the First Amendment Closing Date, within thirty (30) days of receipt of notice of the request to join the applicable Applicant Foreign Borrower, no Bank shall have provided notice to the Agent and the US Borrower that such Bank does not meet all necessary regulatory and licensing requirements and is not otherwise legally permitted to make loans in the jurisdiction in which such Applicant Foreign Borrower is organized (it being understood that if a Bank has not so notified the Agent and the US Borrower, in each case, within such thirty (30) day period, such Bank shall be deemed to have confirmed that it has met all such regulatory and licensing requirements and is legally permitted to make loans in such applicable jurisdiction), (ii) delivery of executed Notes by such Applicant Foreign Borrower as may be requested by any Bank in connection therewith, (iii) delivery of supporting resolutions, articles of incorporation and bylaws (or their jurisdictional equivalents), incumbency certificates, opinions of counsel and such other items as the Agent or the Banks may reasonably request (including, without limitation, all documentation and other information necessary to evidence, in form and substance reasonably satisfactory to the Agent and the Banks, compliance with applicable Law (including, without limitation, all applicable anti-corruption, anti-terrorism, beneficial ownership and other “know your customer” regulatory requirements)), (iv) delivery of an executed Foreign Borrower Joinder Agreement, and (v) execution of an amendment to this Agreement to incorporate country specific lending requirements determined to be reasonably necessary by the Agent, and other items determined to be reasonably necessary by the Agent and Borrower, to join such Applicant Foreign Borrower, such amendment to be reasonably acceptable to the Agent, the Majority Banks and each Borrower. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, (i) no Foreign Borrower shall be liable for any Loan Document Obligations or other Indebtedness under any Loan Document of the US Borrower or any Guarantor (it being understood and agreed that, as to the US Borrower and each Guarantor, all Loan Document Obligations or other Indebtedness under any Loan Document of any Foreign Borrower shall continue to be the joint and several obligations of the US Borrower and each such Guarantor), and all amounts required to be paid by any such Foreign Borrower under this Agreement or any other Loan Document shall be applied only to Loan Document Obligations or other Indebtedness under any Loan Document of such Foreign Borrower and shall not be applied to any Loan Document Obligations of the US Borrower, any other Foreign Borrower or any Guarantor and (ii) Loan Document Obligations or other Indebtedness under any Loan Document owed by any Foreign Borrowers shall be several and not joint with the Loan Document Obligations or other Indebtedness under any Loan Document of the US Borrower and the Guarantors. A Foreign Borrower may from time to time, upon not less than fifteen (15) Business Days’ written notice to the Agent (or such shorter period as may be agreed to by the Agent), terminate such Foreign Borrower’s status as such, provided that there are no outstanding Revolving Credit Loans payable by such Foreign Borrower, or other amounts payable by such Foreign Borrower on account of any Revolving Credit Loans made to it, as of the effective date of such termination. The Agent shall promptly notify the Banks of any such termination

(b) Each Bank shall, on the First Amendment Closing Date or, if it becomes a party to this Agreement after the First Amendment Closing Date, in the Assignment Agreement or other documentation contemplated hereby, which it executes on becoming a party, indicate by written certification to the Agent which of the following categories it falls in:

(i)	not a UK Qualifying Bank;

(ii)	a UK Qualifying Bank (other than a UK Treaty Bank); or

(iii)	a UK Treaty Bank.

If any Bank fails to indicate its status by written certification to the Agent in accordance with this Section 2.22(b), then such Bank shall be treated for the purposes of this Agreement (including by the UK Borrower) as if it is not a UK Qualifying Bank until such time as it indicates its status by written certification to the Agent in accordance with this Section 2.22(b) (and the Agent, upon receipt of such certification, shall inform the UK Borrower). For the avoidance of doubt, an Assignment Agreement or such other documentation shall not be invalidated by any failure of a Bank to comply with this Section 2.22.

Each Recipient agrees that if any certification it previously delivered pursuant to this Section 2.22(b) becomes obsolete or inaccurate in any respect, it shall update such certification or promptly notify the Borrowers and the Agent in writing of its legal inability to remain a UK Qualifying Bank or a UK Treaty Bank, as the case may be.

(c) [Reserved].

(d) Additional United Kingdom Withholding Tax and Lending Matters.

(i) Subject to (ii) below, each Bank and the UK Borrower shall cooperate in completing any procedural formalities reasonably necessary for the UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii) (A) A Bank on the First Amendment Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the UK Borrower and the Agent in writing on the First Amendment Closing Date; and

(B) a Bank that becomes a Bank hereunder after the First Amendment Closing Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to the UK Borrower and the Agent in the Assignment Agreement, and

(C) upon satisfying either clause (A) or (B) above, such Bank shall have satisfied its obligation under paragraph (d)(i) above.

(iii) If a Bank has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (c)(ii) above, the UK Borrower shall make a DTTP Filing with respect to such Bank within thirty (30) Business Days following the First Amendment Closing Date or (if applicable) the date of the Assignment Agreement or, if later, thirty (30) Business Days before the last interest payment is due to such Bank, and shall promptly provide such Bank with a copy of such filing; provided that, if:

(A) the UK Borrower has not made a DTTP Filing in respect of such Bank; or

(B) the UK Borrower has made a DTTP Filing in respect of such Bank but (1) such DTTP Filing has been rejected by HM Revenue & Customs; (2) HM Revenue & Customs has not given the UK Borrower authority to make payments to such Bank without a deduction for tax within 60 days of the date of such DTTP Filing; or (3) HM Revenue and Customs has given the UK Borrower authority to make payments to that Bank without a Tax

Deduction but such authority has subsequently been revoked or expired, and, in each case, the UK Borrower has notified that Bank in writing of any of (1), (2) or (3) above, then such Bank and the UK Borrower shall cooperate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Bank has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (d)(ii) above, the UK Borrower shall not make a DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Bank’s Commitment or its participation in any Loan unless the Bank otherwise agrees.

(v) Neither the UK Borrower nor any Subsidiary thereof has at any time been an employer (for purposes of sections 38-51 of the Pensions Act 2004) of a UK defined benefit pension plan or is or has at any time been “connected” with or an “associate” of (as those terms are defined in section 51 of the Pensions Act 2004) such an employer.

(vi) With respect to the UK Borrower, for the purposes of the Regulation, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

2.23 Impacted Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes an Impacted Bank, then the following provisions shall apply for so long as such Bank is an Impacted Bank:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Impacted Bank pursuant to Section 2.05;

(b) if any Swing Line Loans are outstanding or any Letters of Credit Outstanding exist at the time such Bank becomes an Impacted Bank, then:

(i) all or any part of the outstanding Swing Line Loans and Letters of Credit Outstanding of such Impacted Bank shall be reallocated among the non-Impacted Banks in accordance with their respective Pro Rata Share but only to the extent that (x) sum of (1) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, plus, (2) the sum of the aggregate principal amount of all Swing Line Loans outstanding, plus (3) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the total of all non-Impacted Banks’ Revolving Credit Facility Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such outstanding Swing Line Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Bank the Borrowers’ obligations corresponding to such Impacted Bank’s Pro Rata Share of Letters of Credit Outstanding (after giving effect to any partial reallocation pursuant to clause (i) above) in a deposit account held at the Agent for so long as such Letters of Credit Outstanding exist;

(iii) if the Borrower Cash Collateralizes any portion of such Impacted Bank’s Pro Rata Share of Letters of Credit Outstanding pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Impacted Bank pursuant to Section 2.07 with respect to such Impacted Bank’s Pro Rata Share of Letters of Credit Outstanding during the period such Impacted Bank’s Pro Rata Share of Letters of Credit Outstanding are Cash Collateralized;

(iv) if the Letters of Credit Outstanding of the non-Impacted Banks are reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.07 shall be adjusted in accordance with such non-Impacted Banks’ Pro Rata Share; and

(v) if all or any portion of such Impacted Bank’s Pro Rata Share of Letters of Credit Outstanding are neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all Letter of Credit Commissions payable under Section 2.07 with respect to such Impacted Bank’s Pro Rata Share of Letters of Credit Outstanding shall be payable to the Issuing Bank (and not to such Impacted Bank) until and to the extent that such Letters of Credit Outstanding are reallocated and/or Cash Collateralized.

2.24 Additional Mandatory Repayments/Prepayments and Revolving Credit Facility Commitment Reductions.

(a) Upon the occurrence of the applicable sale(s) or other disposition(s) contemplated under the November 2025 Consent Letter:

(i) the US Borrower shall make a $50,000,000.00 principal repayment of outstanding Revolving Credit Loans in accordance with the terms and provisions of the November 2025 Consent Letter;

(ii) the Revolving Credit Facility Commitment shall immediately be permanently reduced by $50,000,000.00 in accordance with the terms and provisions of the November 2025 Consent Letter; and

(iii) the US Borrower shall immediately make a mandatory prepayment of the outstanding principal balance of the Loans to be applied in accordance with Section 2.24(e) for the ratable benefit of the applicable Banks in an amount equal to the remaining Net Cash Proceeds with respect to such sale or other disposition after giving effect to the mandatory repayment under clause (a)(i) above together with accrued interest on such principal amount and all other fees, costs and charges required to be paid by the US Borrower to the Agent for the ratable benefit of the applicable Banks with respect to such prepayment, including any loss, costs or expenses pursuant to Section 2.12(c).

(b) Upon the sale or other disposition of the Propelis Joint Venture:

(i) the US Borrower shall, immediately upon receipt of the applicable Net Cash Proceeds, make a mandatory prepayment of the outstanding principal balance of the Loans to be applied in accordance with Section 2.24(e) for the ratable benefit of the applicable Banks in an amount equal to 50% of the Net Cash Proceeds received, directly or indirectly, by the US Borrower with respect to such sale or disposition together with accrued interest on such principal amount and all other fees, costs and charges required to be paid by the US Borrower to the Agent for the ratable benefit of the applicable Banks with respect to such prepayment, including any loss, costs or expenses pursuant to Section 2.12(c); and

(ii) the Revolving Credit Facility Commitment shall immediately be permanently reduced by $50,000,000.00.

(c) Upon the US Borrower’s receipt, directly or indirectly, of any dividend or distribution with respect to any Joint Venture (including, without limitation, the Propelis Joint Venture, but excluding any such dividend or distribution to the extent (y) such dividend or distribution consists of a preferred yield on preferred equity or (z) the proceeds of such dividend or distribution are intended to be used to pay tax liability), the US Borrower shall, immediately upon receipt of the applicable dividend or distribution, make a mandatory prepayment of the outstanding principal balance of the Loans to be applied in accordance with Section 2.24(e) for the ratable benefit of the applicable Banks in an amount equal to 50% of such dividend or distribution with respect to any Joint Venture together with accrued interest on such principal amount and all other fees, costs and charges required to be paid by the US Borrower to the Agent for the ratable benefit of the applicable Banks with respect to such prepayment, including any loss, costs or expenses pursuant to Section 2.12(c).

(d) If any Borrower or any of its Subsidiaries receives Net Cash Proceeds from any sale, Division, conveyance or other transfer or disposition of any Loan Party or any Subsidiary of any Loan Party, voluntarily or involuntarily, or any of its properties or assets whether tangible or intangible (including stock of Subsidiaries), the Net Cash Proceeds of which are in excess of Twenty-Five Million and 00/100 Dollars ($25,000,000.00):

(i) within fifteen (15) days of receipt of Net Cash Proceeds from such sale, the Borrowers shall make a mandatory prepayment of the outstanding principal balance of the Loans to be applied in accordance with Section 2.24(e) for the ratable benefit of the applicable Banks, in an amount equal to 100% of such Net Cash Proceeds of such sale(s) or other transactions together with accrued interest on such principal amount and all other fees, costs and charges required to be paid by the US Borrower to the Agent for the ratable benefit of the applicable Banks with respect to such prepayment, including any loss, costs or expenses pursuant to Section 2.12(c) (the foregoing shall not be deemed to be implied consent to any such sale or other disposition of assets otherwise prohibited by the terms and conditions hereof); and

(ii) the Revolving Credit Facility Commitment shall, concurrently with the mandatory prepayment of the Loans under clause (d)(i) above, be reduced on a dollar-for-dollar basis by the principal amount of such mandatory prepayments that are applied pursuant to Section 2.24(e)(ii).

(e) Except as otherwise expressly set forth above, all prepayments pursuant to this Section 2.24 shall be applied as follows: (i) first, to the outstanding principal balance of the Term Loan, and (ii) second, to the outstanding principal balance of the Revolving Credit Loans. Except as expressly set forth otherwise above, all prepayments of the Term Loan shall be applied in the inverse order of maturity. In addition, to the extent the Term Loan is subject to any Bank-Provided Hedge and as a result of the applicable prepayment hereunder, the US Borrower is required to pay any principal, interest, fees, costs or charges with respect to such Bank-Provided Hedge, the US Borrower shall pay such required payments, in each case as set forth in any applicable Bank-Provided Hedge. All prepayments made hereunder are payable at 12:00 noon (Pittsburgh, Pennsylvania time) on the scheduled date of prepayment. All such prepayments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future Taxes, except as required by applicable Law. If the US Borrower is compelled by Law to deduct or withhold any such Taxes, then: (i) if such Tax is an Indemnified Tax, the amount to be prepaid by the US Borrower hereunder shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the applicable Banks receive an amount equal to the amount it would have received had no such deduction or withholding been made; and (ii) the US Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The US Borrower represents and warrants to the Agent and the Banks that:

3.01 Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Domestic Subsidiary of each Loan Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Loan Party and each Domestic Subsidiary of each Loan Party are duly qualified or licensed to do business as foreign corporations, partnership or limited liability companies, as the case may be, and are in good standing in all jurisdictions in which the ownership of their properties or the nature of their activities or both makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.02 Authority; Power to Carry on Business; Licenses.

Each Borrower has the power and authority to make the borrowings provided for herein, to execute and deliver the Notes in evidence of such borrowing and to execute and deliver each of the other Loan Documents to which it is a party and all such action has been duly and validly authorized by all necessary corporate proceedings on such Borrower’s part. Each Guarantor has the power and authority to execute and deliver each of the Loan Documents to which it is a party and all such action has been duly and validly authorized by all necessary corporate proceedings on each such Guarantor’s part. Each Loan Party and each Domestic Subsidiary of such Loan Party have all requisite power and authority to own and operate their properties and to carry on their businesses as now conducted and as presently planned to be conducted. Each Loan Party and each Domestic Subsidiary of such Loan Party have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their business as now conducted except to the extent that the failure to have any such license, permit, consent, or approval would not have a Material Adverse Effect.

3.03 Execution and Binding Effect.

Each of the Loan Documents have been duly and validly executed and delivered by each Loan Party that is a party thereto, and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

3.04 Absence of Conflicts.

Neither the execution and delivery of this Agreement, the Notes or the other Loan Documents, the consummation of the transactions contemplated in any of them, nor the performance of or compliance with the terms and conditions thereof will (a) violate any Law, (b) conflict with or result in a breach of or a default under the certificate or articles of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of organization or operating agreement or any other organizational document, as the case may be, of any Loan Party or any of its Subsidiaries, (c) conflict with or result in a breach of or a default under any agreement or instrument to which any Loan Party or any Domestic Subsidiary is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound which could have a Material Adverse Effect, or (d) result in the creation or imposition of any material Lien upon any property (owned or leased) of any Loan Party or any of its Domestic Subsidiaries (other than Liens in favor of the Agent as required by Section 6.01(b)).

3.05 Authorizations and Filings.

No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated herein or therein, or the performance of or compliance with the terms and conditions hereof or thereof (other than (a) the filing of Uniform Commercial Code financing statements in the applicable jurisdiction of incorporation or organization of the Loan Parties to perfect Agent’s Liens granted pursuant to Section 5.15(b) and (b) country specific filings and other actions required in connection with the joinder of a Foreign Borrower, which filings and other actions shall have been made, taken or received prior to the effectiveness of such joinder to the extent required by applicable Law).

3.06 Title to Property.

Each Loan Party and each Domestic Subsidiary of such Loan Party have good and marketable title in fee simple to all real property purported to be owned by them and good and marketable title to all other property purported to be owned by them, including that reflected in the most recent financial information referred to in Section 3.07 hereof or submitted to the Agent and the Banks pursuant to Section 5.01 of this Agreement (except as sold or otherwise disposed of in the ordinary course of business or otherwise permitted hereunder), subject only to Liens permitted by Section 6.01 of this Agreement.

3.07 Financial Information.

The financial information provided by the Loan Parties to the Agent and the Banks with respect to each Loan Party and each Subsidiary of such Loan Party as of the Closing Date is accurate and complete in all material respects and has been prepared in accordance with GAAP consistently applied; provided, that with respect to any projections included in such financial information, the Agent and Banks acknowledge that such projections were prepared by the US Borrower based on assumptions made in good faith at the time made (it being understood that any such projections are subject to uncertainties and contingencies, some of which are beyond the US Borrower’s control, that no assurance can be given that any particular projections will be realized, and that actual results may differ and that such differences may be material). Each Loan Party has made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby.

3.08 Taxes.

All Tax returns required to be filed by each Loan Party and each Domestic Subsidiary of each Loan Party with respect to any material Tax have been properly prepared, executed and filed. Except as may be permitted under Section 5.05 hereof, all material Taxes, assessments, fees and other governmental charges upon each Loan Party and each Domestic Subsidiary of such Loan Party or upon any of their properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for Taxes on the books of each Loan Party and each Domestic Subsidiary of such Loan Party are adequate for all open years and for the current fiscal period in all material respects. No Loan Party and no Domestic Subsidiary of such Loan Party knows of any proposed additional assessment or basis for any assessment for additional material Taxes (whether or not reserved against).

3.09 Contracts.

No Loan Party and no Domestic Subsidiary of such Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of such Loan Party or such Domestic Subsidiary, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, which default or potential default would have a Material Adverse Effect.

3.10 Litigation.

Except as described in Schedule 3.10 to this Agreement, there is no pending or, to any Loan Party’s knowledge, contemplated or threatened action, suit or proceeding by or before any Official Body against or affecting a Loan Party or any Subsidiary of such Loan Party which, if adversely decided, would have a Material Adverse Effect.

3.11 Laws.

To any Loan Party’s knowledge, no Loan Party nor any Subsidiary of such Loan Party is in violation of any Law, which violation could have a Material Adverse Effect.

3.12 ERISA.

Except as described in Schedule 3.12 to this Agreement, (a) each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no Reportable Event which could have a Material Adverse Effect has occurred and is continuing with respect to any Plan; (c) no material liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan to the extent such termination would have a Material Adverse Effect; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan, in each case, except to the extent such withdrawal would not have a Material Adverse Effect; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan, except to the extent such cessation would not result in a Material Adverse Effect.

3.13 Patents, Licenses, Franchises.

Each Loan Party and each Domestic Subsidiary of such Loan Party own or possess the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their businesses as presently conducted and as presently planned to be conducted without conflict with the rights of others, except to the extent that the failure to own or possess the right to use such intellectual property would not have a Material Adverse Effect. As of the Closing Date, except as described in Schedule 3.13 to this Agreement, no such patent, trademark, service mark, trade name, copyright, license, franchise or permit or right with respect to any of the foregoing is of material importance to the assets, business, operations or financial condition of any Loan Party or any Domestic Subsidiary of such Loan Party and there is no reason to anticipate any material liability to any Loan Party or any Domestic Subsidiary of such Loan Party in respect of any claim of infringement of any of the foregoing.

3.14 Environmental Matters.

Except as set forth in Schedule 3.14 attached hereto and made a part hereof:

(a) To the knowledge of any Loan Party, no Loan Party nor any Domestic Subsidiary of such Loan Party is in violation of any Environmental Laws or any rule or regulation promulgated pursuant thereto, except to the extent that such violation would not have a Material Adverse Effect;

(b) To the knowledge of any Loan Party, no activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law and no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law except to the extent that such violation would not have a Material Adverse Effect;

(c) To the knowledge of any Loan Party, there are no Regulated Substances present on, in, under, or emanating from, or emanating to, the Property or any portion thereof in violation of any Environmental Law, except to the extent that such violation would not have a Material Adverse Effect;

(d) To the knowledge of any Loan Party, no facility or site to which any Loan Party or Domestic Subsidiary of such Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body, in each case, except to the extent such violations or conditions would not result in a Material Adverse Effect; and

(e) No portion of the Property is identified or to the knowledge of any Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

3.15 Use of Proceeds.

The Borrower shall use the proceeds of the Loans to (i) repay existing Indebtedness of the Borrower, including amounts due under the Existing Loan Agreement, (ii) solely with respect to Revolving Credit Loans, for Permitted Acquisitions (other than Limited Condition Acquisitions), (iii) with respect to any Loan other than a Revolving Credit Loan, Permitted Acquisitions, and (iv) for working capital and general corporate purposes.

3.16 Margin Stock.

The Borrower will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Federal Reserve Board, as amended from time to time. The Borrower does not own any “margin stock”. The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.17 No Event of Default; Compliance with Agreements.

No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. No Loan Party nor any Subsidiary of any Loan Party is in violation of any term of its certificate or articles of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of organization or operating agreement or any other organizational document, as the case may be, which would reasonably be expected to have a Material Adverse Effect. No Loan Party nor any Domestic Subsidiary of such Loan Party is in default under any agreement, lease or instrument to which it is a party or by which it or any of its properties (owned or leased) may be subject or bound, which default would have a Material Adverse Effect.

3.18 No Material Adverse Change.

Since the date of the most recent financial statements referred to in Section 3.07 hereof, there has been no Material Adverse Change.

3.19 Labor Controversies.

There are no labor controversies pending or, to the knowledge of any Loan Party, threatened, against any Loan Party or any Domestic Subsidiary of any Loan Party which, if adversely determined, would have a Material Adverse Effect.

3.20 Solvency.

After the making of the Loans, each Loan Party (i) will be able to pay its debts as they become due, (ii) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (iii) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of its business greater than the amount required to pay its debts as they become due. No Loan Party was insolvent immediately prior to the date of this Agreement and no Loan Party will be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement or any of the other Loan Documents.

3.21 Subsidiaries.

As of the Closing Date, Schedule 3.21 to this Agreement sets forth the name of each Subsidiary of each Loan Party and the percentage of outstanding capital stock (or other equity interest) of such Subsidiary which is owned by such Loan Party or Subsidiary of such Loan Party.

3.22 Governmental Regulation.

The Borrower is not subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

3.23 Accurate and Complete Disclosure; Continuing Representations and Warranties.

No representation or warranty made by any Loan Party under this Agreement or any of the other Loan Documents and, to the knowledge of any Loan Party, no statement made by any Loan Party or any Subsidiary of any Loan Party in any financial statement (furnished pursuant to Section 3.07 or 5.01 or otherwise), certificate, report, exhibit or document furnished by any Loan Party or any Subsidiary of any Loan Party to the Agent or any Bank pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The representations and warranties set forth herein are to survive the delivery of the Loan Documents and the making of the Loans hereunder.

3.24 Anti-Money-Laundering/International Trade Law Compliance.

As of the Closing Date, the date of the making of each Loan or the date of the issuance, amendment or extension of any Letter of Credit, the date of any renewal, extension or modification of this Agreement or any other Loan Document, and at all times until this Agreement has been terminated and all Indebtedness and other obligations arising hereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person, (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority, (b) the proceeds of the Loans and/or Letters of Credit will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law or directive enforced by any Compliance Authority; (c) the funds used to repay the Indebtedness and other obligations hereunder and under the other Loan Documents are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.

3.25 Anti-Terrorism Laws.

(a) None of the Loan Parties nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) None of the Loan Parties, nor any Affiliate of any Loan Party, is any of the following (each a “Blocked Person”):

(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)	a Person with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)

a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)	a Person who is affiliated or associated with a Person listed above.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

3.26 Anti-Corruption Laws and Sanctions.

Each of the Borrowers has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each such Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of each such Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any such Borrower being designated as a Sanctioned Person. None of (a) any Borrower, any Subsidiary of any such Borrower or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any such Borrower or any Subsidiary of any such Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

3.27 Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

3.28 Security Interests.

The Liens and security interests granted to the Agent for the benefit of the Banks pursuant to each applicable Security Agreement in the Collateral will constitute upon the filing of all required Uniform Commercial Code financing statements Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law to the extent the filing of such a financing statement is sufficient to perfect such Liens and security interests under the Uniform Commercial Code. All filing fees and other reasonable and documented expenses in connection with each such action have been or will be paid by the US Borrower.

ARTICLE IV

CONDITIONS OF LENDING

The obligation of the Banks to make any Loan and the Issuing Banks to issue any Letter of Credit is subject to the satisfaction of the following conditions:

4.01 Representations and Warranties; Events of Default and Potential Defaults.

Subject, in the case of any Loan (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) in connection with a Limited Condition Acquisition, to Section 1.06, the representations and warranties contained in Article III shall be true and correct in all material respects (except for those representations and warranties which are already qualified by materiality and which shall be true and correct in all respects) on and as of the date of each Loan with the same effect as though made on and as of each such date. Subject, in the case of any Loan (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) in connection with a Limited Condition Acquisition, to Section 1.06, on the date on which any Loan is made, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request, subject, in the case of any Loan (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) in connection with a Limited Condition Acquisition, to Section 1.06. The failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made subject, in the case of any Loan (it being understood and agreed that no Revolving Credit Loans may be used for a Limited Condition Acquisition) in connection with a Limited Condition Acquisition, to Section 1.06.

4.02 Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Agent and the Banks, shall have been executed and delivered to the Agent and the Banks and shall be in effect.

4.03 Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Agent or satisfied by or on behalf of any Loan Party to the satisfaction of the Agent and, to the extent required, the Banks:

(a) Certified Copies of Organizational Documents. A copy of the articles or certificate of incorporation, certificate of limited partnership or certificate of organization of each Loan Party certified by the Secretary of State of each jurisdiction of organization thereof.

(b) Good Standing and Tax Lien Certificates. A certificate of each Loan Party certifying as to the good standing and corporate, partnership or limited liability company status of each such Loan Party in its jurisdiction of organization; and (ii) a Tax lien certificate of each Loan Party from each jurisdiction identified in the Closing Checklist with respect to the transaction contemplated by this Agreement.

(c) Proceedings and Incumbency.

A certificate in form and substance satisfactory to the Agent, dated the Closing Date and signed on behalf of each Loan Party by the Secretary of such Loan Party, certifying as to (i) true copies of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of organization, operating agreement and any other organizational document, as the case may be, of such Loan Party, (ii) the resolutions of the Board of Directors, partners or members of such Loan Party authorizing the execution and delivery of this Agreement and the other Loan Documents to which such Loan Party is a party and any other corporate, partnership or limited liability company action taken by such Loan Party relative to this Agreement, (iii) the names, true signatures and incumbency of the officers, partners or members of such Loan Party authorized to execute and deliver the Loan Documents, and (iv) all fictitious and trade names of such Loan Party. The Agent and the Banks may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Agent.

(d) Financial Statements. Financial statements, as described in Section 3.07 of this Agreement, and pro forma financial statements covering the period from the Closing Date through the Expiry Date in form and substance satisfactory to the Agent and the Banks.

(e) Insurance. Evidence, in form and substance satisfactory to the Agent and the Banks, that the business and all assets of each Loan Party are adequately insured and that the Agent on behalf of the Banks is entitled to thirty (30) days prior notice of cancellation or modification on all such insurance policies.

(f) Lien Searches. Copies of record searches (including UCC searches and judgments, suits, Taxes and other lien searches at the state level for each location identified in Schedule 4.03(f) to this Agreement) evidencing that no Liens exist against any Loan Party except those Liens permitted pursuant to Section 6.01 hereof or those Liens that are or will be released or terminated in connection herewith as set forth in Section 4.03(g) hereof.

(g) Termination Statements; Release Statements and Other Releases. Evidence satisfactory to the Agent that all necessary termination statements, release statements and other releases in connection with all Liens with respect to any Loan Party that are not permitted pursuant to Section 6.01 of this Agreement have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance satisfactory to the Agent).

(h) Opinion of Counsel. An opinion of counsel on behalf of each Loan Party, dated the Closing Date, in form and substance satisfactory to the Agent and the Banks.

(i) No Material Adverse Change. No Material Adverse Change shall have occurred since September 30, 2019.

(j) Repayment of Prohibited Indebtedness. All Indebtedness not permitted under Section 6.02 shall have been paid in full.

(k) Other Documents and Conditions. Such other documents and conditions as may reasonably be requested to be submitted to the Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist with respect to the transactions contemplated by this Agreement.

4.04 Details, Proceedings and Documents.

All legal details and proceedings in connection with the transactions contemplated by this Agreement on or prior to the Closing Date shall be reasonably satisfactory to the Agent and the Banks and the Agent and the Banks shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and the Banks, as the Agent and the Banks may reasonably request from time to time.

4.05 Fees and Expenses.

The Borrower shall have paid all fees and charges as required for the Closing and relating to the Closing, including legal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants to the Agent and the Banks as follows:

5.01 Reporting and Information Requirements.

(a) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the US Borrower, the US Borrower shall furnish to the Agent Consolidated audited statements of income, changes in shareholder’s equity and cash flows of the US Borrower and its Subsidiaries for such fiscal year and a Consolidated audited balance sheet of the US Borrower and its Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such financial statements to be certified by an independent certified public accounting firm of recognized standing selected by the US Borrower and reasonably acceptable to the Agent and the Majority Banks (the “Auditor”). The certificate or report of such Auditor shall be free of exception or qualifications not reasonably acceptable to the Agent and the Majority Banks and shall in any event contain a written statement of such Auditor substantially to the effect that such Auditor examined such financial statements in accordance with generally accepted auditing standards. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the US Borrower, the US Borrower shall furnish to the Agent and each Bank a consolidating statement of income of the US Borrower and its Subsidiaries for such fiscal year and a consolidating balance sheet of the US Borrower and its Subsidiaries as of the close of such fiscal year, all in reasonable detail. All such financial statements shall be prepared by the US Borrower and certified by the Chief Financial Officer, Treasurer, Financial Controller or Operations Controller of the US Borrower as presenting fairly in all material respects the consolidating financial position of the US Borrower and its Subsidiaries as of the end of such fiscal year and the results of their operations for such fiscal year, in conformity with GAAP (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with that of the most recent audited financial statements of the US Borrower and its Subsidiaries furnished to the Agent and the Banks.

(b) Quarterly Reports of the US Borrower. As soon as practicable, and in any event within forty-five (45) days after the close of each Fiscal Quarter of the US Borrower other than the last Fiscal Quarter of each Fiscal Year, the US Borrower shall furnish to the Agent a Consolidated statement of income of the US Borrower and its Subsidiaries for such Fiscal Quarter and for the portion of the fiscal year to the end of such Fiscal Quarter, a Consolidated statement of changes in cash flows for the portion of the fiscal year to the end of such Fiscal Quarter and a Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such Fiscal Quarter. All such financial statements shall be prepared by the US Borrower and certified by the Chief Financial Officer, Treasurer, Financial Controller or Operations Controller of the US Borrower as presenting fairly in all material respects the Consolidated financial position of the US Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the results of their operations for such periods, in conformity with GAAP (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with that of the most recent audited financial statements of the US Borrower and its Subsidiaries furnished to the Agent and the Banks.

(c) Compliance Certificates. The financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit “D” attached hereto and made a part hereof, executed by the Chief Financial Officer, Treasurer, Financial Controller or Operations Controller of the US Borrower, stating that no Event of Default or Potential Default exists and that the US Borrower is in compliance with all applicable covenants contained in this Agreement. Such certificate shall include all figures necessary to calculate the US Borrower’s compliance with all financial covenants set forth in this Agreement, including calculations and such other supporting evidence as reasonably necessary to determine the Net Savings included in the calculation of EBIT, in form and substance reasonably satisfactory to the Agent, all in reasonable detail. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the US Borrower with respect thereto.

(d) Reports to Governmental Agencies. As soon as practicable, and in event within ten (10) days after the filing thereof, the US Borrower shall furnish to the Agent a copy of its Form 10-K and 10-Q reports, each proxy statement, each registration statement and all other reports which the US Borrower is or may be required to file with the United States Securities and Exchange Commission or any State Securities Commission (other than statements of beneficial ownership on Forms 3, 4 or 5).

(e) Annual Plan. The US Borrower shall, within sixty (60) days after the commencement of each fiscal year, submit to the Agent projections for the US Borrower for the then current fiscal year in form substantially similar to the form of projections provided to the US Borrower’s board of directors for such fiscal year.

(f) Audit Reports. Promptly, but in no event later than thirty (30) days after receipt thereof, the US Borrower will deliver to the Agent a copy of each other report in final form submitted to the US Borrower by the Auditor, including comment or management letters, in connection with any annual, interim or special audit report made by them of the books of the US Borrower.

(g) Visitation; Audits. Each Loan Party shall permit such Persons as the Agent (either on its own initiative or at the direction of the Majority Banks) may designate (i) to visit and inspect any of the properties of any Loan Party, (ii) to examine, and to make copies and extracts from, the books and records of each Loan Party and (iii) to discuss their affairs with their officers during normal business hours; provided, however, that (A) if the Agent retains Persons not affiliated with the Agent or a Bank, as the case may be, to conduct any such audit, the Agent shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of such Loan Party; (B) so long as no Event of Default has occurred and is continuing, the Agent shall provide each such Loan Party with reasonable prior notice of any such visitation or inspection and shall use commercially reasonable efforts to conduct such visits and inspections so as to minimize costs and disruptions to the Loan Parties, and the Loan Parties shall not be obligated to permit more than one visit and inspection in any calendar year; and (C) upon the occurrence and during the continuation of an Event of Default, each Loan Party shall permit such Persons as the Agent or any of the Banks may designate (i) to visit and inspect any of the properties of such Loan Party, (ii) to examine, and to make copies and extracts from, the books and records of such Loan Party and (iii) to discuss their affairs with their officers and Auditor at any time and without notice; provided, however, if the Agent or such Bank retains Persons not affiliated with the Agent or such Bank to conduct any such audit, the Bank or the Agent shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of such Loan Party.

(h) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the US Borrower will give the Agent and each Bank notice of the Event of Default or Potential Default, together with a written statement signed on behalf of the US Borrower setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by any Loan Party with respect thereto.

(i) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the US Borrower will give the Agent and each Bank written notice with respect to any Material Adverse Change or any development or occurrence which would have a Material Adverse Effect.

(j) Notice of Proceedings. Promptly upon becoming aware thereof, the US Borrower will give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting any Loan Party or any of its Subsidiaries which, if adversely decided, would have a Material Adverse Effect.

(k) Further Information. The US Borrower will promptly furnish to the Agent and each Bank such other information, and in such form, as the Agent or the Banks may reasonably request from time to time.

5.02 Preservation of Existence and Franchises.

Except as otherwise permitted hereunder and except for a dissolution of a Domestic Subsidiary of a Loan Party that is not itself a Loan Party, each Loan Party and each of its Domestic Subsidiaries shall maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation or organization, as the case may be. No Loan Party nor any Domestic Subsidiary of a Loan Party shall change its jurisdiction of incorporation or organization, as the case may be, without the prior written consent of the Agent, and each will qualify and remain licensed or qualified as a foreign corporation, partnership or limited liability company, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification would have a Material Adverse Effect.

5.03 Insurance.

Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation and public liability insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary (provided that the parties hereto agree that self-insurance is not customary with respect to in transit Inventory insurance), all as reasonably determined by the Loan Parties in the exercise of their reasonable business judgment. At the request of the Agent, the Loan Parties shall deliver to the Agent and each of the Banks (x) on the Sixth Amendment Closing Date and annually thereafter an original certificate of insurance signed (which may be in electronic format) by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this

Agreement and the other Loan Documents, (y) on the date that is not later than thirty (30) consecutive days following the Sixth Amendment Closing Date and annually thereafter concurrent with the delivery of the certificate described in the preceding clause (x), a copy of the endorsement described in the next sentence attached to such certificate and (z) from time to time but not more than once per year a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Agent, which shall (i) specify the Agent as an additional insured and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the Agent, as such additional insured or lender loss payee, as applicable and (ii) provide that no cancellation of such policies for any reason nor any change therein shall be effective until at least thirty (30) days (or at least ten (10) days in the case of non-payment of premiums) after receipt by the Agent of written notice of such cancellation or change. The applicable Loan Parties shall notify the Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.

5.04 Maintenance of Properties.

Except to the extent that the failure to do so would not have a Material Adverse Effect, each Loan Party will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), the properties now or in the future owned, leased or otherwise possessed by each of them and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times.

5.05 Payment of Liabilities.

Each Loan Party and each Subsidiary of a Loan Party will pay or discharge:

(a) on or prior to the date on which penalties attach, all material Taxes, assessments, fees and other governmental charges or levies imposed upon it or any of its properties or income, sales or franchises other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which such Loan Party or such Subsidiary has established adequate reserves on its books;

(b) on or prior to the date when due, all material lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, would reasonably be expected to result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which such Loan Party or such Subsidiary has established adequate reserves on its books and for which such Loan Party has put in place adequate bonds or other security to cover the amount of any such Lien; and

(c) on or prior to the date when due, all other material lawful claims which, if unpaid, would reasonably be expected to result in the creation of a Lien upon any of its properties other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which such Loan Party or such Subsidiary has established adequate reserves on its books.

5.06 Financial Accounting Practices.

Each Loan Party and each of its Subsidiaries shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.07 Compliance with Laws.

Each Loan Party and each of its Subsidiaries shall comply with all applicable Laws, the non-compliance with which would have a Material Adverse Effect. The US Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the US Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.08 Pension Plans.

Each Loan Party and each of its Domestic Subsidiaries shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without resulting in a Material Adverse Effect upon such Loan Party or such Domestic Subsidiary in connection with such termination; (b) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply in all material respects with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Agent immediately upon receipt by such Loan Party or such Domestic Subsidiary of any notice of the institution of any proceeding or other action which may result in material liability in connection with the termination of any Plan. Each Loan Party shall deliver to the Agent and each Bank prompt notice of the occurrence of any Termination Event.

5.09 Continuation of and Change in Business.

The US Borrower and its Subsidiaries will continue to engage generally in business and activities substantially similar to those described in the US Borrower’s most recently filed Annual Report on Form 10-K (collectively, the “Form 10-K”) and the US Borrower and its Subsidiaries will not engage in any other business or activity without the prior written consent of the Majority Banks, which consent shall not be unreasonably withheld, conditioned or delayed.

5.10 Use of Proceeds.

The Borrower will use the proceeds of the Loans for the purposes set forth in Section 3.15 hereof. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. This Section shall not be interpreted or applied in relation to any Loan Party, any director, officer, employee or agent, or any Bank to the extent that the obligations under this Section would violate or expose such entity or any director, officer, employee or agent thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz)).

5.11 Lien Searches.

The Agent may, but shall not be obligated to, conduct lien searches of each Loan Party and its Subsidiaries, its assets and properties on an annual basis and at such other times as the Agent, may determine to be necessary. Upon the occurrence of an Event of Default, the US Borrower shall reimburse the Agent for the Agent’s out-of-pocket costs in connection with such lien searches.

5.12 Further Assurances.

The Loan Parties, at their own cost and expense, will preserve and protect the Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral (including, without limitation, using commercially reasonable efforts to cause to be executed and delivered from time to time, (y) a landlord’s waiver, in such form as may be reasonably agreed by the Agent, with respect to the applicable leased Collateral location and (z) warehouseman or operator waivers, in such form as may be reasonably agreed by the Agent, with respect to the applicable facility where a Loan Party stores Inventory or has Inventory processed) and will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Agent and the Banks may reasonably request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement.

5.13 Amendment to Schedules and Representations and Warranties.

Should any of the information or disclosures provided on any of the schedules attached hereto and made a part hereof become incorrect in any material respect, the US Borrower shall promptly provide the Agent in writing with such revisions to such schedule as may be necessary or appropriate to correct the same; provided, however, that no schedule shall be deemed to have been amended, modified or superseded by any such correction, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedule be deemed to have been cured thereby, unless and until the Majority Banks, in their sole and absolute discretion, shall have accepted in writing such revisions to such schedule.

5.14 Financial Covenants.

The following financial covenants with respect to the US Borrower and its Subsidiaries, on a Consolidated basis, shall apply:

(a) Leverage Ratio.

The US Borrower and its Subsidiaries shall maintain a Leverage Ratio, as of the end of the Fiscal Quarter ending December 31, 2023, and as of the end of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.50 to 1.00; provided, however, effective upon the sale or other disposition of the Propelis Joint Venture (as evidenced in form and substance acceptable to the Agent), the required Leverage Ratio shall be reduced to 4.00 to 1.00; provided further, however, on a one-time only basis, at the option of the US Borrower exercised by written notice to the Agent, upon the consummation of a Permitted Acquisition, (x) the then-applicable required Leverage Ratio, shall ~~be~~, as of the end of the Fiscal Quarter in which such Permitted Acquisition occurs and as of the end of each of the next three (3) Fiscal Quarters thereafter (a “Temporary Leverage Increase Period”), for the period equal to the four (4) consecutive Fiscal Quarters then ending, ~~less than or equal to 5.00 to 1.00~~be increased by 0.50; and (y) the required Senior Leverage Ratio, shall be, as of the end of the Fiscal Quarter in which such Permitted Acquisition occurs and as of the end of each of the next three (3) Fiscal Quarters thereafter (a “Temporary Senior Leverage Test Period”), for the period equal to the four (4) consecutive Fiscal Quarters then ending, less than or equal to 4.00 to 1.00.

(b) Interest Coverage Ratio.

The US Borrower and its Subsidiaries shall maintain an Interest Coverage Ratio~~,~~ greater than or equal to: (i) 3.00 to 1.00 as of the last day of the Fiscal Quarter ending March 31, 2020 and as of the last day of each Fiscal Quarter thereafter through and including the Fiscal Quarter ending December 31, 2025; (ii) 2.50 to 1.00 as of the last day of the Fiscal Quarter ending March 31, 2026; (iii) 2.75 to 1.00 as of the last day of the Fiscal Quarter ending June 30, 2026; and (iv) 3.00 to 1.00 as of the last day of the Fiscal Quarter ending September 30, 2026, and as of the last day of each Fiscal Quarter thereafter, in each case of the foregoing, for the period equal to the four (4) consecutive Fiscal Quarters then ending~~, greater than or equal to 3.00 to 1.0~~.

5.15 Subsidiary Guaranty Agreements and Security Agreements.

(a) Subsidiary Guaranty Agreements. Each Domestic Subsidiary (excluding any Securitization Entity, a Foreign Subsidiary Holding Company or a Restricted JV Subsidiary (so long as such Subsidiary entity is a Joint Venture)) of a Loan Party created or acquired subsequent to the Closing Date shall immediately execute and deliver to the Agent a Guaranty Agreement, along with such corporate governance and authorization documents as may be deemed reasonably necessary or advisable by the Agent; provided, however, that a Domestic Subsidiary shall not be required to execute such Guaranty Agreement so long as (i) the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of such Domestic Subsidiary are less than Fifty Million and 00/100 Dollars ($50,000,000.00), and (ii) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of all such Domestic Subsidiaries with total asset values (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) does not exceed the aggregate amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00). In the event that the total assets of any Subsidiary (excluding any Securitization Entity, a Foreign Subsidiary Holding Company or a Restricted JV Subsidiary (so long as such Subsidiary entity is a Joint Venture)) which is not a Domestic Subsidiary or a Guarantor are at any time equal to or greater than Fifty Million and 00/100 Dollars ($50,000,000.00), the US Borrower shall provide the Agent and the Banks with prompt written notice of such asset value.

(b) Security Agreements. ~~Concurrent with the effective date of the~~Commencing September 27, 2024 ~~Note Offering~~, and at all times thereafter during the term of this Agreement, without duplication: (i) the US Borrower and/or such other applicable Loan Party (other than a Foreign Borrower) shall, pursuant to the terms and provisions of a Security Agreement, pledge its equity interests in its Domestic Subsidiaries (other than a Securitization Entity or a Restricted JV Subsidiary (so long as such Subsidiary entity is a Joint Venture)) and its first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies owned as of the Closing Date and/or created or acquired subsequent to the Closing Date, in each case, to the extent (y) the total assets of such Subsidiary (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) are Fifty Million and 00/100 Dollars ($50,000,000.00) or greater and/or (z) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of such Subsidiaries with total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) exceeds the aggregate amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00) (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party); provided, however, that with respect to such pledge of such applicable first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies, the US Borrower and/or the applicable Loan Party shall only be required to effectuate such pledge if such pledge would not be unlawful and would not cause any adverse Tax consequences to the Borrower; provided, further, that with respect to such pledge of such applicable first-tier Foreign Subsidiaries and Foreign Subsidiary Holding Companies, such pledge shall be limited to a pledge of sixty-six percent (66%) of the equity interests of such Foreign Subsidiary and/or Foreign Subsidiary Holding Company owned by the US Borrower or such applicable Loan Party; and (ii) the US Borrower and/or such other applicable Loan Party (other than a Foreign Borrower and, until the date on which Schawk has executed and delivered a Guaranty Agreement and taken all necessary action required under the applicable Security Agreement to be a “Grantor” for all purposes thereunder (as determined by the Agent in its reasonable discretion), Schawk) shall, pursuant to the terms and provisions of a Security Agreement, pledge, assign, hypothecate, set over and convey unto the Agent, for the benefit of the Banks, and grant to the Administrative Agent, for the benefit of the Bank, a first priority continuing Lien on and security interest in all of the right, title and interest thereof in, to and under all of the Collateral (and all rights therein) whether now existing or hereafter, from time to time, acquired.

5.16 Anti-Money-Laundering/International Trade Law Compliance.

The US Borrower shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

5.17 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Agent any certification or other evidence requested from time to time by the Agent in its sole discretion, confirming Borrower’s compliance with this Section 5.16.

ARTICLE VI

NEGATIVE COVENANTS

The US Borrower covenants to the Agent and the Banks as follows:

6.01 Liens.

No Loan Party nor any Subsidiary of a Loan Party (other than a Securitization Entity) shall, at any time, create, incur, assume or suffer to exist any Lien on any of its assets or property, tangible or intangible now owned or hereafter acquired, or agree to become liable to do so, except (the following, collectively, “Permitted Liens”):

(a) Liens of any Loan Party or any Subsidiary of a Loan Party existing on the Closing Date and described in Schedule 6.01 to this Agreement;

(b) Liens granted in favor of the Agent on behalf of the Banks or in favor of any Bank or any Affiliate of such Bank securing a Bank-Provided Hedge or Treasury Management Agreement;

(c) Liens arising from Taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement;

(d) pledges or deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds, to customs or revenue authorities or other pledges or deposits of like nature used in the ordinary course of business;

(e) any unfiled materialmen’s, mechanic’s, carrier’s, warehousemen’s, landlord’s, workmen’s, repairmen’s and like Liens arising in the ordinary course of business (provided, that, except as otherwise set forth in Section 5.05(b) hereof, if such a Lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise);

(f) Purchase Money Security Interests to secure Indebtedness; provided, however, that such security interests shall be limited solely to the equipment (and any proceeds thereof and contract rights associated therewith) purchased with the proceeds of such Indebtedness;

(g) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that they do not, individually or in the aggregate, materially diminish the fair market value of the real property affected thereby or the utility of such real property for the purposes for which such property is presently devoted;

(h) attachment, judgment or other similar Liens arising in connection with a proceeding before an Official Body and which do not cause an Event of Default to occur;

(i) Liens of any Subsidiary of a Loan Party that is not itself a Loan Party securing Indebtedness;

(j) ~~Liens securing Indebtedness under the 2024 Note Offering to the extent both (y) the Agent has received the fully executed applicable Security Agreement and has a Prior Security Interest in the Collateral and (z) such Liens are subordinate to the Agent’s Liens on the applicable Collateral pursuant to and in accordance with the terms and provisions of the 2024 Note Intercreditor Agreement;~~[Reserved];

(k) Liens securing any Receivables Financing; provided, however, that Liens granted in connection therewith shall not attach to any Collateral and shall be limited solely to the assets of the Borrower or any applicable Subsidiary, as the case may be, which are subject to any such Receivables Financing;

(l) Liens on property leased by any Loan Party or any Subsidiary under operating leases securing obligations under such leases;

(m) Liens consisting of leases, subleases, licenses or sublicenses of real or personal property granted to third parties not materially interfering with the conduct of the business of any Loan Party or any Subsidiary of a Loan Party;

(n) Liens on deposit accounts and securities accounts (not including any Collateral) granted or arising in the ordinary course of business in favor of depositary banks and securities intermediaries maintaining such deposit accounts or securities accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and securities accounts and overdrafts not in violation of the Agreement;

(o) Liens in favor of collecting banks arising under Section 4-210 of the Code;

(p) Pledges or deposits securing deductibles, self-insurance, co-payments, co-insurance, retentions, premiums and similar obligations to insurers in the ordinary course of business and;

(q) Liens on accounts receivable (not including any Collateral) and ancillary rights of a customer arising pursuant to supply chain financing arranged by such customer on reasonable and customary terms.

6.02 Restrictions on Non-Loan Party Subsidiaries.

No Loan Party shall permit any of its Subsidiaries that are not Loan Parties (other than a Securitization Entity) to enter into or otherwise be bound by any agreement prohibiting or restricting (i) the payment of dividends or Distributions to any Loan Party, (ii) the making of loans or advances to any Loan Party, or (iii) the making of investments in any Loan Party, in each case other than (a) pursuant to this Agreement and the other Loan Documents, (b) in connection with ~~the 2017 Note Offering, the 2024 Note Offering,~~ Permitted Additional Indebtedness or Receivables Financing, (c) agreements entered into in connection with secured Indebtedness permitted by Section 6.01(i) or 6.01(j) or in connection with unsecured Indebtedness of Subsidiaries that are not Loan Parties otherwise permitted hereunder, or (d) agreements with respect to Joint Ventures permitted under Section 6.06(iv); provided, however, that with respect to Subsidiaries of Loan Parties acquired after the date hereof, existing agreements of such Subsidiaries with Persons not an Affiliate of such Subsidiary or any Loan Party that may prohibit or restrict those activities described in (i) through (iii) above shall be permitted hereunder (each such agreement an “Existing Restrictive Agreement”). In addition, the Borrower shall provide written notice to the Agent of any such Existing Restrictive Agreement within thirty (30) days after the acquisition of a Subsidiary which has previously entered into any such Existing Restrictive Agreement.

6.03 Self-Dealing.

No Loan Party nor any Subsidiary of a Loan Party shall enter into or carry out any transaction with (including, without limitation, purchasing property (whether by Division or otherwise) or services from or selling property or services to) any Affiliate except:

(a) any Receivables Financing;

(b) the US Borrower may allocate corporate and division expenses to any Subsidiary on a monthly basis in the ordinary course of its business consistent with past practices;

(c) shareholders, officers, directors and employees of a Loan Party or Subsidiary of a Loan Party may render services to such Loan Party or Subsidiary for compensation at substantially the same or better rates generally paid to third parties engaged in the same or similar businesses for the same or similar services; and

(d) a Loan Party or Subsidiary of a Loan Party may enter into and carry out other transactions with Affiliates in the ordinary course of business, pursuant to the reasonable requirements of its business, upon terms that are fair and reasonable and no less favorable to the Loan Party or Subsidiary than the Loan Party or Subsidiary would obtain in a comparable arm’s length transaction.

6.04 Disposition of Assets.

No Loan Party nor any Subsidiary of a Loan Party (other than a Securitization Entity) shall sell, consummate a Division, convey, pledge, assign, lease (except for leases entered into in the ordinary course of business), abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a transaction and any set of related transactions constituting but a single transaction) any of its properties or assets whether tangible or intangible (including stock of Subsidiaries) except for (i) any Receivables Financing, (ii) sales or dispositions of equipment and other tangible assets (real or personal) that are obsolete or no longer used or useful in the business and sales of inventory in the ordinary course of business, (iii) the sale, transfer or lease of assets by (A) subject to the requirements of Section 6.03(d), a Subsidiary of a Loan Party to a Loan Party or a Loan Party to a Subsidiary of a Loan Party, (B) a Loan Party to another Loan Party, (C) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (D) a Loan Party or Subsidiary of a Loan Party to a Joint Venture permitted under Section 6.06(iv), or (E) a Loan Party of all but not less than all of its equity interests in a Foreign Subsidiary to New UK LLP or a wholly-owned (whether directly or indirectly) Subsidiary of New UK LLP, (iv) [reserved], (v) use and disposition of cash and Cash Equivalents, (vi) leases, subleases, licenses or sublicenses of real or personal property granted to third parties and not materially interfering with the conduct of the business of any Loan Party or any Subsidiary of a Loan Party, (vii) so long as no Event of Default or Potential Default shall have occurred, other sales or dispositions of assets the fair market value of which does not exceed fifteen percent (15%) of the fair market value of all of the Loan Parties’ assets immediately prior to such sale or disposition; provided, that if the disposition involves the disposition of a Subsidiary or a division or business product line, then, with the exception of Events of Default or Potential Defaults under Sections 7.01(a), (b), (c), (k), (m) and (n) hereof, which shall not have occurred and be continuing both before and after giving effect to such disposition, the requirement of this clause (vii) that there be no Event of Default or Potential Default shall be tested only as of the time of the execution of the definitive agreement with respect to such disposition, (viii) the sale, assignment or other transfer of accounts receivable and ancillary rights of a customer in connection with supply chain financing arranged by such customer on reasonable and customary terms or (ix) the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of such Loan Party or Subsidiary, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the

Loan Parties or any of their Subsidiaries; provided, however, notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document to the contrary, no Loan Party nor any Subsidiary of a Loan Party shall grant an exclusive license of any Material Intellectual Property, or sell, contribute, transfer, assign or dispose of any Material Intellectual Property, in any such case, to a Subsidiary that is not a Loan Party.

6.05 Margin Stock.

The Borrower will not use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.06 Partnerships; Mergers or Consolidation; Acquisitions.

No Loan Party nor any Subsidiary of a Loan Party shall form a Joint Venture, merge or consolidate with or into any other Person, consummate any Acquisitions, or agree to do any of the foregoing, except as follows:

(i) a Subsidiary which is not a Loan Party may merge or consolidate with or into another Subsidiary which is not a Loan Party, or with and into a Loan Party so long as a Loan Party is the surviving entity;

(ii) a Loan Party may merge or consolidate with or into another Loan Party provided that if the Borrower is a party to such merger or consolidation, the Borrower is the surviving entity;

(iii) any Loan Party and any Subsidiary of a Loan Party may complete Acquisitions provided that, each of the following requirements is met, subject in the case of a Limited Condition Acquisition to Section 1.06 (each, a “Permitted Acquisition”):

(A) no Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(B) if a Loan Party is acquiring the ownership interests in such Person, (i) such Person shall, to the extent required by Section 5.15(a), become a Guarantor in accordance with the terms and provisions of Section 5.15(a) and (ii) such Loan Party shall, to the extent required by Section 5.15(b), pledge its ownership interests in such Person in accordance with the terms and provisions of Section 5.15(b), in each case promptly but in any event within five (5) Business Days following the closing of such Permitted Acquisition (or such longer period as the Agent may agree);

(C) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the target, in each case, to the extent such approval is required; and

(D) in the case of a merger, consolidation or other combination involving a Loan Party, a Loan Party shall be the continuing and surviving entity.

and

(iv) any Loan Party and any Subsidiary of a Loan Party may form Joint Ventures, provided that (a) no Event of Default shall exist immediately prior to and after giving effect to such formation and (b) the aggregate amount of investments made by the Borrower and its Subsidiaries in such Joint Ventures does not exceed at any time outstanding (i) Seventy-Five Million and 00/100 Dollars ($75,000,000.00) for any one Joint Venture and (ii) Two Hundred Million and 00/100 Dollars ($200,000,000.00) for all existing Joint Ventures.

6.07 Double Negative Pledge.

No Loan Party nor any Subsidiary of a Loan Party (other than a Securitization Entity) shall enter into any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of such Loan Party or Subsidiary to create, incur, assume or suffer to exist any Lien in favor of the Agent on behalf of the Banks upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, stock or other equity interest) of such Loan Party or Subsidiary, whether now owned or hereafter acquired or created; provided that a Loan Party or a Subsidiary of a Loan Party may enter into such agreement: (i) in connection with any Permitted Additional Indebtedness ~~or the 2024 Note Offering~~, (ii) which prohibits Liens on the specific property or assets which are subject to any Receivables Financing, (iii) which prohibits Liens on property or assets which are subject to any Purchase Money Security Interests permitted by Section 6.01(f) hereof, or other Liens permitted by Section 6.01(i), 6.01(j) or 6.01(m), (iv) in connection with unsecured Indebtedness of Subsidiaries that are not Loan Parties otherwise permitted hereunder, or (v) in connection with Joint Ventures permitted under Section 6.06(iv).

6.08 Dividends and Distributions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests; provided, however, that the Borrower or any Subsidiary may declare or pay (i) dividends or other distributions to a Loan Party or from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (ii) dividends or other distributions made solely in capital stock or other equity interests, (iii) distributions in the form of repurchases of capital stock or other equity interests from employees pursuant to a plan or other employment arrangement; provided, that if an Uncured Specified Event of Default exists, then such distributions shall not exceed, singularly or in the aggregate, Ten Million and 00/100 Dollars ($10,000,000.00) in any fiscal year, and (iv) so long as no Uncured Specified Event of Default is then continuing or a Specified Event of Default would occur as a result thereof, the Borrower may make or pay, or agree to become or remain liable to make or pay, any other dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests. As used herein, “Uncured

Specified Event of Default” means (x) a Specified Event of Default which has not been waived in writing by the Agent or Majority Banks, as applicable, (y) a Specified Event of Default under Sections 7.01(a), (b) or (c) which remains uncured for five (5) days, or (z) any other Specified Event of Default that remains uncured to the reasonable satisfaction of the Agent and the Majority Banks.

ARTICLE VII

DEFAULTS

7.01 Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a) The Borrower shall fail to pay principal on any of the Loans on the date due; or

(b) The Borrower shall fail to pay interest on the Loans or any fees payable pursuant to Article II of this Agreement within five (5) Business Days of the date such interest or fees are due; or

(c) Any Loan Party shall fail to pay any other fee or other amount payable pursuant to this Agreement, the Notes or any of the other Loan Documents within ten (10) days after written notice to such Loan Party by the Agent or any Bank; or

(d) Any representation or warranty made by any Loan Party under this Agreement or any of the other Loan Documents or any material statement made by any Loan Party in any financial statement, certificate, report, exhibit or document furnished by any Loan Party to the Agent or any Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(e) The Borrower shall default in the performance or observance of any covenant contained in Article V (other than the covenants contained in Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.04, 5.06, 5.07, 5.08, 5.09, 5.11, 5.12, and 5.13) or Article VI of this Agreement; or

(f) The Borrower shall default in the performance or observance of any covenant contained in Sections 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.04, 5.06, 5.07, 5.08, 5.09, 5.11, 5.12 or 5.13 (not constituting an Event of Default under any other provision of this Section 7.01) and such default shall continue for a period of thirty (30) consecutive days; or

(g) Any Loan Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement, any Note or any other Loan Document (not constituting an Event of Default under any other provision of this Section 7.01) and such default shall continue for a period of thirty (30) consecutive days; or

(h) Any Loan Party or any Subsidiary of a Loan Party shall, (i) default ~~in the observance of any covenant, term or condition contained in any documentation with respect to the 2024 Note Offering, (ii) other than with respect to the 2024 Note Offering, default~~ (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of Ten Million and 00/100 Dollars ($10,000,000.00) beyond any period of grace with respect to the payment or, if any such obligation (or set of related obligations) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (~~iii) other than with respect to the 2024 Note Offering,~~ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which such an obligation (or set of related obligations) is or are created, secured or evidenced, if as a result of such default the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) cause all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(i) (x) Except as permitted by the terms of any applicable Loan Document, any Loan Document or any other agreement, instrument and/or document that is intended to create, perfect or evidence a Prior Security Interest shall for any reason fail to create or otherwise cease to be or evidence a Prior Security Interest in any material portion of the Collateral purported to be covered thereby, (y) any of the Loan Document Obligations for any reason shall cease to be “Senior Lender Claims” (or any comparable term) under the subordination provisions of any documents or instruments evidencing any subordinated Indebtedness ~~(including, without limitation, under the 2024 Note Offering)~~ or (z) the subordination provisions and lien priorities set forth in any subordination or intercreditor agreement ~~(including, without limitation, the 2024 Note Intercreditor Agreement)~~ shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the parties thereto or the holders of any such applicable subordinated Indebtedness;

(j) One or more final judgments for the payment of money in excess of Thirty Million and 00/100 Dollars ($30,000,000.00) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) shall have been entered against any Loan Party or any Subsidiary of a Loan Party and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

(k) A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of an unbonded amount of Five Million and 00/100 Dollars ($5,000,000.00) shall have been issued against any Loan Party or Subsidiary of a Loan Party or any of its properties and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

(l) A Change of Control shall occur; or

(m) To the extent involving liability, singularly or in the aggregate, in excess of Ten Million and 00/100 Dollars ($10,000,000.00), (i) a Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction or Reportable Event involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) a Loan Party or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from any such Loan Party’s or any such ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject a Loan Party or any Subsidiary of a Loan Party to any Tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect; or

(n) A proceeding shall be instituted in respect of a Loan Party or any Material Subsidiary of a Loan Party:

(i) seeking to have an order for relief entered or a moratorium put in place in respect of such Loan Party or Material Subsidiary of such Loan Party, or seeking a declaration or entailing a finding that such Loan Party or Material Subsidiary of such Loan Party is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Loan Party or Material Subsidiary of such Loan Party, its assets or debts under any Law (including, without limitation, the United Kingdom’s Insolvency Act 1986, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, the United Kingdom’s Companies Act 2006, and/or the German Insolvency Code (Insolvenzordnung)) relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for a Loan Party or a Material Subsidiary of a Loan Party for all or any substantial part of its property which shall not have been advertised and shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or

(o) A Loan Party or any Material Subsidiary of a Loan Party shall become insolvent; shall become generally unable to pay its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute a proceeding described in Section 7.01(m)(i) of this Agreement or shall consent to any order for relief, declaration or finding described in Section 7.01(m)(i) of this Agreement; shall institute a proceeding described in Section 7.01(m)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted; shall dissolve, wind-up or liquidate itself or any substantial part of its property, other than pursuant to a transaction otherwise permitted hereunder; or shall take any action in furtherance of any of the foregoing.

7.02 Consequences of an Event of Default.

(a) If an Event of Default specified in subsections (a) through (l) of Section 7.01 of this Agreement occurs, the Issuing Banks and the Banks will be under no further obligation to make Loans or issue Letters of Credit and may at the option of the Majority Banks (i) demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, protest or further demand or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately; and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as Cash Collateral for its obligations under the Loan Documents, an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve, and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent for the benefit of the Banks a security interest in such account and all such cash as security for such obligations of the Borrower.

(b) If an Event of Default specified in subsections (m) or (n) of Section 7.01 of this Agreement occurs and continues or exists, the Issuing Banks and the Banks will be under no further obligation to make Loans or issue Letters of Credit and the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Borrower under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

7.03 Set-Off.

If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof or other amount owing by any Loan Party under this Agreement, the Notes or the other Loan Documents shall have become due and payable (on demand, at maturity, by acceleration or otherwise), each of the Banks, any assignee of the Banks and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and to appropriate and apply to such due and payable amounts any Indebtedness owing to, and any other funds held in any manner for the account of, such Loan Party by such Bank, by such assignee or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by such Loan Party with such Bank, assignee or holder. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of any Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Bank or the Agent. The Borrower consents to and confirms the foregoing arrangements and confirms the Banks’ rights, such assignee’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Banks’ rights, such assignee’s rights or any such holder’s rights of banker’s lien or set-off.

7.04 Equalization.

Each Bank agrees with the other Banks that if, at any time, it shall obtain any Advantage over the other Banks or any thereof in respect of the Indebtedness of the Borrower to the Banks, it shall purchase from the other Banks, for cash and at par, such additional participation in the Indebtedness of the Borrower to the Banks as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank agrees with the other Banks that if it, at any time, shall receive any payment for or on behalf of the Borrower on any Indebtedness of the Borrower to that Bank by reason of offset of any deposit or other Indebtedness of the Borrower to the Banks, it will apply such payment first to any and all Indebtedness of the Borrower to the Banks pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). The Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

7.05 Other Remedies.

The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege or remedy, either at Law, in equity or otherwise, to which the Banks may be entitled. The Agent shall exercise the rights under this Article VII and all other collection efforts on behalf of the Banks and no Bank shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

7.06 Application of Proceeds. From and after the date on which the Agent has taken any action pursuant to Section 7.02 and until payment in full of all Indebtedness owed under this Agreement and each other Loan Document, any and all proceeds received by the Agent from any sale or other disposition of any Collateral under any Security Agreement, or any part thereof, or the exercise of any other remedy by the Agent, shall be applied as follows:

(i) First, to payment of that portion of the Indebtedness owed under this Agreement and the other Loan Documents constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Agent, the Issuing Bank and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii) Second, to payment of that portion of the Indebtedness owed under this Agreement and the other Loan Documents constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks under the Loan Documents, including reasonable attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Indebtedness owed under this Agreement and the other Loan Documents constituting accrued and unpaid interest on the Loans and Letters of Credit, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Indebtedness owed under this Agreement and the other Loan Documents constituting unpaid principal of the Loans, the outstanding amount of drawn but unreimbursed Letters of Credit and unpaid payment obligations then owing under Bank-Provided Hedges and Treasury Management Agreements, ratably among the Agent, the Issuing Bank, and the Banks or Affiliates of the Banks which provide Bank-Provided Hedges and Treasury Management Agreements, in proportion to the respective amounts described in this clause Fourth held by them; provided, however, notwithstanding any provision hereof or of any other Loan Document to the contrary, in no event shall any Bank-Provided Hedges and/or Treasury Management Agreements provided to Domestic Subsidiaries and/or Foreign Subsidiaries that are not Loan Parties be included in this category Fourth or in the application of proceeds provisions of Section 7.06 otherwise to the extent the unpaid payment obligations with respect to such applicable Bank-Provided Hedges and/or Treasury Management Agreements exceed, singularly or in the aggregate, Ten Million and 00/100 Dollars ($10,000,000.00);

(v) Fifth, to the Agent for the account of the Issuing Bank, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi) Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 7.06, no Swap Obligations of any Person that is not an Eligible Contract Participant shall be paid with amounts received from such Person under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Person’s assets if such Swap Obligations would constitute Excluded Swap Obligations; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Loan Document Obligations otherwise set forth above in this Section 7.06.

7.07 Collateral Sharing. All Liens granted under any Security Agreement and any other Loan Document (the “Collateral Documents”) shall secure ratably and on a pari passu basis (i) the Loan Document Obligations in favor of the Agent and the Banks hereunder and (ii) the Loan Document Obligations incurred by any of the Loan Parties in favor of any Bank or an Affiliate of a Bank which provides a Bank-Provided Hedge (the “Hedge Provider”) or any service or product under any applicable Treasury Management Agreement (“Treasury Management Provider”). The Agent under the Collateral Documents shall be deemed to serve as the collateral agent (the “Collateral Agent”) for the Hedge Provider, the Treasury Management Provider and the Banks hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Agent (or the Banks under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Banks to direct the Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No Hedge Provider or Treasury Management Provider (in each case, except in its capacity as a Bank hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral or to have any vote on any other matter hereunder.

7.08 Notice of Sale. Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Loan Parties.

ARTICLE VIII

THE AGENT; THE SYNDICATION AGENT; ASSIGNMENTS; PARTICIPATIONS

8.01 Appointment and Authorization; No Liability.

The Banks and each Issuing Bank authorize Citizens, PNC, Truist Bank, JPM, Wells Fargo, TD Bank, Bank of America, Citibank and M&T, and Citizens, PNC, Truist Bank, JPM, Wells Fargo, TD Bank, Bank of America, Citibank and M&T hereby agree to act as agent, syndication agent and documentation agent, respectively, for the Banks and each Issuing Bank in respect of this Agreement and the other Loan Documents upon the terms and conditions set forth in this Agreement. Each Bank and each Issuing Bank hereby irrevocably appoints and authorizes the Agent, the Syndication Agent and the Documentation Agent to take such action as agent on its behalf and to exercise such powers hereunder as are expressly delegated to the Agent, the Syndication Agent or Documentation Agent, as the case may be, by the terms of this Agreement and any of the other Loan Documents, together with such powers as are reasonably incidental thereto; provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent, the Syndication Agent, or the Documentation Agent. The relationship between the Agent and the Banks (including, without limitation, each Issuing Bank), the relationship between the Syndication Agent and the Banks (including, without limitation, each Issuing Bank), and the relationship between the Documentation Agent and the Banks (including, without limitation, each Issuing Bank) are and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent, the Syndication Agent, or the Documentation Agent as a trustee for any Bank or any Issuing Bank. Neither the Agent, the Syndication Agent, the Documentation Agent nor any of their respective shareholders, directors, officers, attorneys or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall (a) be liable for any waiver, consent or approval given or action taken or omitted to be taken by it or them hereunder or under any of the Loan Documents or in connection herewith or therewith or be responsible for the consequences of any oversight or error of judgment whatsoever, or (b) be liable to the Borrower for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents, except with respect to (a) and (b) hereof, to the extent of its or their willful misconduct or gross negligence as finally determined by a court of competent jurisdiction. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Bank and each Issuing Bank exempts the Agent from the restrictions pursuant to Section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such

Bank and Issuing Bank. Any Bank and any Issuing Bank which cannot grant such exemption shall notify the Agent accordingly and, upon request of the Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws. Without limiting the foregoing, each Bank and each Issuing Bank hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.

8.02 Employees and Agents.

The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents and shall not be liable for action taken or suffered in good faith by it in accordance with the opinion of such counsel. The Agent may utilize the services of such Persons as the Agent in its sole discretion may determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower and if not paid by the Borrower shall be paid by the Banks based upon their respective Commitment Percentages. Anything herein to the contrary notwithstanding, to the extent applicable, no Syndication Agent, Documentation Agent, lead arranger or bookrunner, whether acting individually or jointly, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Bank or the Issuing Bank hereunder.

8.03 No Representations; Each Bank’s Independent Investigation.

The Agent, the Syndication Agent and Documentation Agent shall not be responsible for (a) the execution, validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, (b) the value of any such collateral security, (c) the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or (d) any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any Loan Party. The Agent, the Syndication Agent and Documentation Agent shall not be bound (a) to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Indebtedness evidenced by the Notes or (b) to ascertain whether any notice, consent, waiver or request delivered to it by any Loan Party or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent, the Syndication Agent, and the Documentation Agent have not made and do not now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness, financial condition or any other condition of any Loan Party or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank, the Syndication Agent and such Bank, or the Documentation Agent and such Bank. Each Bank acknowledges that it has, independently without reliance upon the Agent, the Syndication Agent, the Documentation Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that the Agent, the Syndication Agent and Documentation Agent have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Banks hereunder).

8.04 Payments to Banks.

(a) As between the Agent and the Borrower, a payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to promptly, but in any event not later than the end of the following Business Day, distribute to each Bank such Bank’s Pro Rata Share of payments received by the Agent for the account of the Banks in immediately available funds (except as may otherwise be provided with respect to an Impacted Bank).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents, could reasonably be expected to involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received by the Agent for the account of the Banks is to be distributed, the Agent shall distribute to each Bank such Bank’s Pro Rata Share of the amount so adjudged to be distributed or in such manner as shall be determined by such court, together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Agent and ending on the date the Agent distributes such amount, at a rate per annum equal to the interest rate earned by the Agent on such amount during such period. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its Pro Rata Share of any Loan that the Agent made on its behalf or (ii) to comply with the provisions of Section 7.04 with respect to it obtaining an Advantage, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent and shall not be entitled to vote on any matters until such time as such delinquency is cured. Such Bank shall be deemed to have assigned any and all payments due it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Banks for application to, and reduction of, their respective Pro Rata Shares of all outstanding Loans. Such Bank hereby authorizes the Agent to distribute such payments to the other Banks in proportion to their respective Pro Rata Shares of all outstanding Loans. Such Bank shall be deemed to have satisfied in full a delinquency when and if the Banks’ respective Pro Rata Shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

8.05 Note Holders.

The Borrower and the Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.

8.06 Documents.

The Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other document furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

8.07 Agents and Affiliates.

With respect to the Loans, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Affiliates.

8.08 Indemnification of Agents.

The Banks ratably agree to indemnify and hold harmless the Agent, the Syndication Agent and the Documentation Agent (to the extent not indemnified by the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent, the Syndication Agent in its capacity as syndication agent, or the Documentation Agent in its capacity as documentation agent, in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Agent, the Syndication Agent or the Documentation Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from the Agent’s, the Syndication Agent’s or the Documentation Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The obligations of the Banks under this Section 8.08 shall survive the payment in full of all amounts due pursuant to this Agreement or any other Loan Document and the termination of this Agreement.

8.09 Successor Agent; Documentation or Syndication Agent.

(a) The Agent may resign as administrative agent hereunder by giving not fewer than thirty (30) days’ prior written notice to the US Borrower and the Banks. If the Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks or (b) if a successor administrative agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Banks of its resignation, then the Agent shall appoint a successor administrative agent who shall serve as administrative agent until such time as the Majority Banks appoint a successor administrative agent pursuant to clause (a); provided, that the consent of the US Borrower to such appointment shall be required at any time when no Event of Default is in existence (such consent not to be unreasonably withheld, conditioned or delayed). Upon its appointment, such successor administrative agent shall succeed to the rights, powers and duties as administrative agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former administrative agent’s rights, powers and duties as administrative agent shall be terminated without any other or further act or deed on the part of such former administrative agent or any of the parties to this Agreement.

(b) The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as a syndication agent, any power, duty, responsibility or liability whatsoever under this Agreement or any of the Loan Documents.

(c) The parties hereto acknowledge and agree that no Person shall have, solely by reason of its designation as a documentation agent, any power, duty, responsibility or liability whatsoever under this Agreement or any of the Loan Documents.

8.10 Knowledge of Default.

It is expressly understood and agreed that if the Agent has not been notified by the Borrower in writing that an Event of Default or Potential Default has occurred, the Agent shall be entitled to assume that no Event of Default or Potential Default has occurred and is continuing unless the Agent has been notified by a Bank in writing that such Bank considers that an Event of Default or Potential Default has occurred and is continuing and specifying the nature thereof.

8.11 Action by Agent.

So long as the Agent shall be entitled, pursuant to Section 8.10 hereof, to assume that no Event of Default or Potential Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment.

8.12 Notification of Potential Defaults and Events of Defaults.

Each Bank hereby agrees that, upon learning of the existence of a Potential Default or Event of Default, it shall promptly notify the Agent thereof. In the event that the Agent receives notice of an Event of Default or Potential Default, the Agent shall promptly notify all of the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and the Agent shall promptly inform the Banks in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

8.13 Declaration of Invalidation.

Each Bank agrees that, to the extent that any payments received by any Bank from any Loan Party or otherwise on account of the Loans are subsequently invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a debtor-in-possession, trustee, receiver, custodian or any other Person in connection with any proceeding referred to in Section 7.01(m) hereof or any similar cause of action (“Preference”), then, to the extent of such Preference, each Bank shall, upon demand, reimburse the Bank subject to such Preference in the amount necessary to cause each Bank to be affected by such Preference in proportion to its Pro Rata Share of the Loans.

8.14 Pro Rata Portion, Pari Passu and Equal.

The Pro Rata Share of each Bank in the Loans and the Letters of Credit shall be pari passu and equal with the Pro Rata Share of each other Bank and no Bank shall have priority over the other. Notwithstanding the foregoing, an Impacted Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining Banks that are not Impacted Banks for application to, and reduction of, their respective Pro Rata Share of all outstanding Loans and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document. Each Impacted Bank hereby authorizes the Agent to distribute such payments to the Banks that are not Impacted Banks in proportion to their respective Pro Rata Share of all outstanding Loans and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document to which such Banks are entitled. A Defaulting Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document of the Banks that are not Impacted Banks, the Banks’ respective Pro Rata Shares of all outstanding Loans, Letters of Credit, interest, fees and other unpaid Indebtedness of any of the Loan Parties hereunder or under any other Loan Document have returned to those in effect immediately prior to such delinquency. An Impacted Bank (other than a Defaulting Bank) shall be deemed to no longer be an Impacted Bank when (i) the Agent, the applicable Issuing Bank(s) and/or the Swing Line Lender no longer has a good faith belief that such Bank has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, (ii) such Impacted Bank is no longer deemed insolvent by an Official Body or the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, and/or (iii) such Impacted Bank no longer has a parent company that is deemed insolvent by an Official Body or is the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

8.15 Cooperation.

Each Bank agrees that it shall cooperate in good faith and in a commercially reasonable manner with each other Bank and take whatever reasonable actions (at its own expense) are necessary to implement decisions made in accordance with this Agreement and with each of the other Loan Documents relating thereto.

8.16 Obligations Several.

The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement, and no action taken by the Agent or the Banks pursuant hereto, shall be deemed to constitute a partnership, association, joint venture or other entity between any of the Banks. No default by any Bank hereunder shall excuse any Bank from any obligation under this Agreement, but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among the Loan Parties and the Banks with respect to the Loan Documents and any other document executed in connection therewith is and shall be solely that of debtor and creditors, respectively, and neither the Agent nor any Bank has any fiduciary obligation toward any Loan Party with respect to any such documents or the transactions contemplated thereby.

8.17 Bank Assignments/Participations.

(A) Assignment/Transfer of Commitments.

Each Bank shall have the right at any time or times to assign or transfer to an Eligible Assignee or any Affiliate of such Bank, without recourse, all or a portion of (a) that Bank’s Commitment, (b) all Loans made by that Bank, (c) that Bank’s Notes, and (d) that Bank’s participation in Letters of Credit and that Bank’s participation purchased pursuant to Section 7.04; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:

(i) Prior Consent of Agent. No transfer may be consummated pursuant to this Section 8.17(A) without the prior written consent of the Agent and the Issuing Banks, which consent of the Agent and the Issuing Banks shall not be unreasonably withheld, delayed or conditioned.

(ii) Prior Consent of Borrower. No transfer may be consummated pursuant to this Section 8.17(A) without the prior written consent of the US Borrower (other than (i) a transfer by any Bank to another Bank (other than an Impacted Bank), (ii) a transfer by any Bank (other than an Impacted Bank) to any Affiliate of such Bank or (iii) a transfer occurring during the existence of an Event of Default or Potential Default), which consent of the US Borrower shall not be unreasonably withheld, delayed or conditioned; provided that the US Borrower shall be deemed to have consented to any such transfer unless it shall object thereto by written notice to the Agent within fifteen (15) days after having received notice thereof.

(iii) Minimum Amount. No transfer may be consummated pursuant to this Section 8.17(A) (other than a transfer by any Bank to an Affiliate of such Bank) in an aggregate amount less than (a) Five Million and 00/100 Dollars ($5,000,000.00) or (b) if such Bank’s Commitment is at any time less than Five Million and 00/100 Dollars ($5,000,000.00), the entire amount of such Bank’s Commitment.

(iv) Agreement; Transfer Fee. Unless the transfer shall be to an Affiliate of the transferor or the transfer shall be due to merger of the transferor or for regulatory purposes, the transferor (A) shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) and (B) shall cause the transferee to execute and deliver to the Borrower, the Agent and each Bank (1) an Assignment Agreement, in the form of Exhibit “E” attached hereto and made a part hereof (an “Assignment Agreement”) together with the consents and releases and the Administrative Questionnaire referenced therein, and (2) such additional amendments, assurances and other writings as the Agent may reasonably require.

(v) Notes. Upon its receipt of an Assignment Agreement executed by the parties to such Assignment, together with each Note subject to such Assignment Agreement, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the other Banks. Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver (A) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, and (B) to the transferee and, if applicable, the transferor, the appropriate Notes. Upon delivery of the new Notes, the transferor’s Notes shall be promptly returned to the Borrower marked “replaced”.

(vi) Parties. Upon satisfaction of the requirements of this Section 8.17, including the payment of the fee and the delivery of the documents set forth in Section 8.17(A) (iv), (A) the transferee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (B) if the transferor transfers all of its interest, the transferor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and shall have no further rights or obligations under or in connection herewith, and (C) the signature pages hereof and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

(vii) The Register. The Agent shall maintain a copy of each Assignment Agreement delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, with respect to such information, and the Borrower, the Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(viii) Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment Agreement, the parties to the Assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation and warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto;

(b) The assigning Bank makes no representation or warranty and assumes no responsibility of the financial condition of any Loan Party or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrower to the Banks, or the performance or observance by any Loan Party or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrower to the Banks or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) Such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment Agreement;

(d) Such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e) Such assignee represents and warrants that it is an Eligible Assignee;

(f) Such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g) Such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and

(h) Such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement.

(ix) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(x) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).

B. Participations.

Each Bank shall have the right at any time or times, without the consent of any other party, to sell one or more participations or sub-participations to one or more financial institutions or any Affiliate of such Bank, in all or any part of (a) that Bank’s Commitment, (b) that Bank’s Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement and (e) that Bank’s participations, if any, purchased pursuant to Section 7.04 or this Section 8.17(B).

(i) Rights Reserved. In the event any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Loan Parties the Loan Documents and any and all other documents in connection therewith) and duties pursuant to the Loan Documents and any and all other documents in connection therewith, including, without limitation, that Bank’s right to approve any waiver, consent or amendment pursuant to Section 9.02; provided, however, that (a) any such participation shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and (b) the holder of any such participation shall not be entitled to require such Bank to take any action hereunder except action directly affecting (i) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (ii) any extension of the Expiry Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (iii) any reduction in the amount of any fees payable hereunder with respect to any Loan in which such holder participates. The Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of Sections 2.12(b), 2.13, 7.03 and 9.16 be considered to be a “Bank”. Except as otherwise set forth herein, no participant or sub-participant shall have any rights or obligations hereunder, and the Loan Parties and the Agent shall continue to deal with the Banks as if no participation or sub-participation had occurred. The Agent shall continue to distribute payments as if no participation or sub-participation had been sold.

(ii) No Delegation. No participation or sub-participation shall operate as a delegation of any duty of the seller thereof. Under no circumstances shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

C. Pledge by Banks. Notwithstanding the provisions of this Section 8.17, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

8.18 Replacement of a Bank.

In the event any Bank (i) gives notice under Section 2.12 or Section 2.13, (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank or provides notice under 2.17(b) that such Bank cannot not fund a Revolving Credit Loan in Australian Dollars, British Pounds Sterling, Canadian Dollars or Euros, (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), (iv) is an Impacted Bank or (v) has failed to consent to a proposed modification, amendment or waiver which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all of the Banks and with respect to which the Majority Banks shall have granted their consent, (a) within ninety (90) days after (w) receipt of such Bank’s notice under Section 2.12, or Section 2.13, (x) the date such Bank has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Bank or provides notice under 2.17(b) that such Bank cannot not fund a Revolving Credit Loan in Australian Dollars, British Pounds Sterling, Canadian Dollars or Euros, (y) the date such Bank became subject to the control of an Official Body or (z) the date such Bank became an Impacted Bank, as applicable, or (b) within ninety (90) days after such Bank has failed to consent to a proposed modification, amendment or waiver, the Borrower may, at its option and in its sole discretion, elect to prepay the Loans of such Bank in whole (together with all interest accrued thereon and any amounts required under Section 2.12 and any accrued interest due on such amount and any related fees) and terminate such Bank’s Commitment or to have such Bank’s Commitment replaced by one or more of the remaining Banks or a replacement bank acceptable to the Agent pursuant to Section 8.17(A) hereof; provided, that the remaining Banks shall have no obligation hereunder to increase their Commitments; provided, further to the extent the Borrower elects to replace a Bank which gave the Borrower notice under Section 2.12 or 2.13 or which failed to fund a Revolving Credit Loan because the making of such Loans would contravene any Law applicable to such Bank or provides notice under 2.17(b) that such Bank cannot not fund a Revolving Credit Loan in Australian Dollars, British Pounds Sterling, Canadian Dollars or Euros, it shall be obligated to remove or replace, as the case may be, all Banks that have made similar requests for compensation pursuant to Section 2.12 or Section 2.13 or who have failed to fund such Revolving Credit Loans. Notwithstanding the foregoing, (i) the Agent may only be replaced subject to the requirements of Section 8.09 and (ii) any applicable Issuing Bank may only be replaced subject to the requirements that all Letters of Credit issued by such Issuing Bank have expired or been terminated or replaced.

ARTICLE IX

MISCELLANEOUS

9.01 Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

9.02 Amendments and Waivers.

Except as provided for in Section 2.03(d) hereof, no amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given; provided, further, that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Agent or any Issuing Bank without the prior written consent of the Agent or such Issuing Bank, as the case may be. Notwithstanding anything contained herein to the contrary, consent of each Bank affected thereby shall be required with respect to (a) any increase in such Bank’s Commitments hereunder (other than pursuant to Section 2.21 hereof), (b) the extension of the Expiry Date, the Term Loan Maturity Date, the payment date of interest or principal hereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by the Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights or the definition of Majority Banks in this Agreement, (e) any release of any Guarantor or any assets of any Loan Party representing more than fifteen percent (15%) of the fair market value of all the Loan Parties’ assets immediately prior to such sale or disposition; provided, that, no Event of Default shall exist immediately prior to and after giving effect to such release, (f) any amendment to this Section 9.02, 9.11, Section 7.04 or Section 7.06 hereof, (g) any amendment to the definitions of “Impacted Bank” and “Defaulting Bank” herein, (h) any amendment to the definition of “Optional Currency” or Section 2.17(d) hereof, or (i) any amendment or agreement, the effect of which is to subordinate any Loan Document Obligations in contractual right of payment or security to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, “Senior Debt”), unless each adversely affected Bank has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Loan Document Obligations that are adversely affected thereby held by each Bank) of the Senior Debt on the same terms (other than bona fide backstop, commitment or other customary fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Debt and to the extent such adversely affected Bank decides to participate in the Senior Debt, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Debt afforded to the providers of the Senior Debt (or any of their Affiliates) in connection with providing the Senior Debt pursuant to a written offer made to each such adversely affected Bank describing the material terms of the arrangements pursuant to which the Senior Debt is to be provided, which offer shall remain open to each adversely affected Bank for a period of not less than five (5) Business Days. Notice of amendments or consents ratified by the Banks hereunder shall be immediately forwarded by the Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto. Notwithstanding anything to the contrary herein, no Impacted Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Impacted Bank may not be increased or extended without the consent of such Impacted Bank, (ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any adverse change in the manner of pro rata application of any payments made by the Borrower to the Banks hereunder shall require the consent of such Impacted Bank and (iii) any amendment, modification, termination or waiver requiring the consent of all Banks or each affected Bank that by its terms affects any Impacted Bank more adversely than other Banks shall require the consent of such Impacted Bank.

9.03 No Implied Waiver: Cumulative Remedies.

No course of dealing and no delay or failure of the Agent or the Banks in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Agent and the Banks under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Banks would otherwise have.

9.04 Notices.

All notices, requests, demands, directions and other communications (collectively, “Notices”) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrower:   Steven F. Nicola

Chief Financial Officer

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

and a copy to:    Richard Beard

Senior Vice-President, Tax and Treasurer

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

and a copy to:    Brian D. Walters, Esquire

Vice-President and General Counsel

Matthews International Corporation

Two North Shore Center

Pittsburgh, Pennsylvania 15212-5851

If to Agent:     Victor Notaro

Senior Vice President

Citizens Bank, N.A.

Four Gateway Center

~~525 William Penn Place~~444 Liberty Avenue,

Pittsburgh, Pennsylvania ~~15219-0001~~15222

and a copy to:    D. Craig Russell, III, Esquire

Clark Hill PLC

One Oxford Centre, 14th Floor

301 Grant Street

Pittsburgh, Pennsylvania 15219-1425

If to Banks:    At such Bank’s address set forth

on Schedule 1 attached hereto and

made a part hereof

9.05 Expenses; Taxes; Attorney’s Fees.

The Borrower agrees to pay or cause to be paid and to save: (a) the Agent harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to reasonable fees and expenses of counsel and paralegals for the Agent, incurred by the Agent from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents and (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (b) the Agent, Issuing Bank, Swing Line Lender and the Banks harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to reasonable fees and expenses of counsel and paralegals for the Agent, Issuing Bank, Swing Line Lender and the Banks, incurred by the Agent, Issuing Bank, Swing Line Lender and/or the Banks from time to time arising in connection with the Agent’s, Issuing Bank’s, Swing Line Lender’s and/or the Banks’ enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Agent, Issuing Bank, Swing Line Lender and/or the Banks in the collection of the outstanding principal amount of the Loans. The Borrower agrees to pay all Other Taxes payable in connection with this Agreement, the Notes or any other Loan Document, in accordance with applicable Law. The Borrower agrees to save the Agent, Issuing Bank, Swing Line Lender and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such Other Taxes. In the event of a determination adverse to the Borrower of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys and paralegals fees incurred by the Agent, Issuing Bank, Swing Line Lender and the Banks or the holder of the Notes in connection with such action or suit. All payments due under this Section will be added to and become part of the Loans until paid in full. The agreements in this section shall survive the termination of the Commitments and repayment of all other Indebtedness hereunder or under the other Loan Documents.

9.06 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

9.07 Governing Law: Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the substantive Laws, and not the laws of conflicts, of said Commonwealth. The Loan Parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents, or any one or more of them.

9.08 Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

9.09 Duration; Survival.

All representations and warranties of the Loan Parties contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Agent or any Bank, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Loan Parties will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Loan Parties to make payments to or indemnify the Agent and the Banks will survive the payment in full of the Notes and of all other obligations of the Loan Parties under this Agreement, the Notes and the other Loan Documents.

9.10 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

9.11 Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Agent, the Banks, the Borrower and their successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Banks.

9.12 No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

9.13 Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

9.14 Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

9.15 Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by the Borrower against the Agent or the Banks or any Affiliate, director, officer, employee, attorney or agent thereof for any special, incidental, indirect, consequential or punitive damages in respect of any claim arising from or related to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). The Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or suspected to exist in its favor. This Section 9.15 shall not limit any rights of the Borrower arising solely out of gross negligence or willful misconduct.

9.16 Indemnities.

In addition to the payment of expenses pursuant to Section 9.05 hereof, the Borrower agrees to indemnify, pay and hold the Agent, the Syndication Agent, each Issuing Bank, the Documentation Agent and each Bank and their officers, directors, employees, agents, consultants, auditors, Affiliates and attorneys (collectively, called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against that Indemnitee, in any matter arising from (i) the occurrence of an Event of Default hereunder or under the other Loan Documents, (ii) the use or intended use of the proceeds of any of the Loans, (iii) the exercise of any right or remedy hereunder or under any of the other Loan Documents or (iv) any error, failure or delay in the performance of any of the Banks’ obligations under this Agreement caused by natural disaster, fire, war, strike, civil unrest, error in inoperability of communication equipment or lines or any other circumstances beyond the control of the Banks (the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee.

9.17 Certifications from Bank and Participants.

(a) Tax Withholding. Each Bank and any assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, each assignee or participant of such Bank, or the Agent) agrees that it will deliver to the Borrower, such Bank and the Agent three (3) duly completed appropriate valid Withholding

Certificates (as defined under §1.1441-1T(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding Tax on the basis of an income Tax treaty or an exemption provided by the Code. Additionally, each Bank and any assignee or participant of a Bank that is incorporated under the Laws of the United States of America or a state thereof (and, any assignee or participant of such Bank, or the Agent) agrees that it will deliver to the Borrower, such Bank and the Agent two (2) originals of an IRS Form W-9 or any other form proscribed by applicable law demonstrating that such Bank is incorporated under the Laws of the United States of America or a state thereof. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Any assignee or participant required to deliver to the Borrower, a Bank and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless such Bank in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by such Bank). Any assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrower, a Bank and the Agent three (3) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower, such Bank or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding Tax, the Borrower, such Bank and/or the Agent shall be entitled to withhold United States federal income Taxes at the full withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, such Bank and/or the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any assignee or participant of such Bank for the amount of any Tax it deducts and withholds in accordance with regulations under § 1441 of the Code. If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this 9.17(a), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(b) The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this 9.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(c) If the Agent or any Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts of Taxes pursuant to this Agreement, it shall pay over such refund (or the amount of any credit in lieu of refund) to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Agreement with respect to the Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of the Agent or such Bank, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit in lieu of refund), provided that the applicable Loan Party, upon the request of the Agent or such Bank, agrees to repay the amount paid over to Loan Party (plus any interest, penalties or other charges imposed by the relevant Official Body) to the Agent or such Bank in the event the Agent or such Bank is required to repay such refund or credit in lieu of refund to such Official Body. Notwithstanding anything to the contrary in this paragraph (c), in no event will the Agent or a Bank be required to pay any amount to the applicable Loan Party pursuant to this paragraph if the payment of such amount would place the Agent or Bank in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph (c) shall be construed to require the Agent or any Bank to make available its tax returns or any other information relating to its taxes that it deems confidential to the Borrower or any other Person.

(d) USA Patriot Act. Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

9.18 Confidentiality.

(a) General. Each Bank agrees to keep confidential all information obtained from the Loan Parties which is nonpublic and confidential or proprietary in nature (including without limitation any information a Loan Party specifically designates as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby. Each Bank shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality of such information in accordance with the terms hereof, (ii) to (y) assignees and participants as contemplated by Section 8.17, and prospective assignees and participants and (z) any actual or prospective counterparty, assignee and/or participant (or their respective advisors) to any swap or derivative transaction relating to any Loan Parties, subject to the agreement of such Persons to maintain the confidentiality of such information in accordance with the terms hereof, (iii) to the extent requested by any bank regulatory authority or, with notice to the applicable Loan Party, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Loan Documents, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the applicable Loan Party shall have consented, in writing, to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 9.18 shall not include, and a Bank may disclose without limitation of any kind, any information with respect to the “Tax treatment” and “Tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Bank relating to such Tax treatment and Tax structure; provided that with respect to any document or similar item that in either case contains information concerning the Tax treatment or Tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the Tax treatment or Tax structure of the Loans and transactions contemplated hereby.

(b) Sharing Information With Affiliates of the Bank. The Loan Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Loan Parties or one or more of its Affiliates (in connection with this Agreement or otherwise) by a Bank or by one or more Subsidiaries or Affiliates of such Bank and each Loan Party hereby authorizes such Bank to share any information delivered to such Bank by the Loan Parties pursuant to this Agreement, or in connection with the decision of the Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or Affiliate of such Bank receiving such information shall be bound by the provisions of Section 9.18 as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans.

9.19 Judgment Currency.

(a) Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Revolving Credit Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b) Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

9.20 Contractual Recognition of Bail-In.

Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding among any parties thereto, each party acknowledges and accepts that any liability of any Affected Financial Institution, or other credit institution or investment firm established in any other country, to any other party under or in connection with the Loan Documents, to the extent such liability is unsecured, may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) Any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership in such Affected Financial Institution, or other credit institution or investment firm established in any other country, that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) A variation of any term of such liability under any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

9.21 Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iii) the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv) no fee or other compensation is being paid directly to the Agent or any of its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Agent hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.22 Acknowledgment Regarding any Supported QFCs . To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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9.23 WAIVER OF TRIAL BY JURY.

THE BORROWER, THE AGENT AND THE BANKS EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NO PARTY HERETO WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

INITIALS: Borrower

9.24 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates.

9.25 Amendment and Restatement.

This Agreement amends and restates in its entirety the Existing Loan Agreement. All references to the “Agreement” contained in the Existing Loan Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Loan Agreement by this Agreement, the obligations of the Borrower outstanding under the Existing Loan Agreement shall remain outstanding and shall constitute continuing obligations without novation. Such obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations. Upon the effectiveness of this Agreement, all Loans owing by the Borrower and outstanding under the Existing Loan Agreement shall continue as Loans hereunder and shall constitute advances hereunder, and all Letters of Credit outstanding under the Existing Loan Agreement and any of the Loan Documents shall continue as Letters of Credit hereunder.

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~~IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.~~

~~Attest:~~	~~Matthews International Corporation~~

~~By:~~	~~By:~~	~~(SEAL)~~
~~Name:~~	~~Name:~~
~~Title:~~	~~Title:~~

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Loan Agreement:

a.	Schedule 1 – Banks and Commitments

b.	Schedule 2.06 – Existing Letters of Credit

c.	Schedule 3.10 – Litigation

d.	Schedule 3.12 – ERISA

e.	Schedule 3.13 – Patents, Licenses, Franchises

f.	Schedule 3.14 – Environmental Matters

g.	Schedule 3.21 – Subsidiaries

h.	Schedule 4.03(f) – Jurisdictions for Lien Searches

i.	Schedule 6.01 – Permitted Liens

All Exhibits to the Loan Agreement:

a.	Form of Revolving Credit Note

b.	Form of Term Note

c.	Form of Swing Line Note

d.	Form of Compliance Certificate

e.	Form of Assignment Agreement

f.	Form of Guaranty Agreement

g.	Form of Security Agreement

h.	Form of Intercreditor Agreement

Schedule 1

Schedule of Banks and Commitments

Bank	Commitment For Revolving Credit Loans	Commitment For Term Loan	Commitment Percentage

Citizens Bank, N.A. ~~525 William Penn Place~~ Four Gateway Center 444 Liberty Avenue Pittsburgh, PA ~~15219~~15222 Attn: Victor Notaro	$~~100,000,000.00~~93,333,333.32	$35,000,000.00	(Revolving Credit Facility Commitment) 13.33333333% (Term Loan Commitment) 23.333%

Truist Bank 125 Summer Street, 17th Floor Boston, MA 02110 Attn: Steve Curran	$~~90,000,000.00~~84,000,000.00	$0.00	(Revolving Credit Facility Commitment) 12.00000000% (Term Loan Commitment) 0.000%

JPMorgan Chase Bank, N.A. Corporate Client Banking 273 Park Avenue, 7th Floor New York, NY 10017 Attn: Joon Hur	$~~82,500,000.00~~77,000,000.00	$25,000,000.00	(Revolving Credit Facility Commitment) 11.00000000% (Term Loan Commitment) 16.667%

Wells Fargo Bank, N.A. 11 Stanwix Street, 23rd Floor Pittsburgh, PA 15222 Attn: ~~Joseph F. King~~	$~~82,500,000.00~~77,000,000.00	$25,000,000.00	(Revolving Credit Facility Commitment) 11.00000000% (Term Loan Commitment) 16.667%

PNC Bank, National Association Three PNC Plaza 300 Fifth Avenue Pittsburgh, PA 15222 Attn: Troy Brown	$~~82,500,000.00~~77,000,000.00	$25,000,000.00	(Revolving Credit Facility Commitment) 11.00000000% (Term Loan Commitment) 16.667%

Bank of America, N.A. 600 Grant Street 53rd Floor Pittsburgh, PA 15219 Attn: James Neese	$~~82,500,000.00~~77,000,000.00	$0.00	(Revolving Credit Facility Commitment) 11.00000000% (Term Loan Commitment) 0.000%

TD Bank, N.A. 2005 Market Street 2nd Floor Philadelphia, PA 19103 Attn: Craig Welch	$~~82,500,000.00~~77,000,000.00	$25,000,000.00	(Revolving Credit Facility Commitment) 11.00000000% (Term Loan Commitment) 16.667%

Citibank, N.A. 1650 Market Street Suite 4301 Philadelphia, PA 19103 Attn: Matthew Sullivan	$~~50,000,000.00~~46,666,666.67	$0.00	(Revolving Credit Facility Commitment) 6.66666667% (Term Loan Commitment) 0.000%

M&T Bank 150 North Radnor, Chester Road Suite E-120 Radnor, PA 19087 Attn: Donna Emhart	$~~50,000,000.00~~46,666,666.67	$0.00	(Revolving Credit Facility Commitment) 6.66666667% (Term Loan Commitment) 0.000%

First National Bank of Pennsylvania 626 Washington Place – 14th Fl. ~~One Northshore Center, Suite 500 12 Federal Street~~ Pittsburgh, PA ~~15212~~15219 Attn: ~~Michael D. Pearce~~M. Claire Harshbarger	$~~27,500,000.00~~25,666,666.67	$15,000,000.00	(Revolving Credit Facility Commitment) 3.66666667% (Term Loan Commitment) 10.000%

HSBC Bank USA, N.A. 1105 Washington Road Pittsburgh, PA 15228 Attn: Christopher S. Helmeci cc: 66 Hudson Boulevard, New York, NY 10001	$~~20,000,000.00~~18,666,666.67	$0.00	(Revolving Credit Facility Commitment) 2.66666667% (Term Loan Commitment) 0.000%

Total Commitment Amount	$~~750,000,000.00~~700,000,000.00	$150,000,000.00	100.00%

EXHIBIT 1

[See attached]